UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
 SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )

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PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION

Notice of 2025 Annual Meeting of Stockholders
Tuesday, May 6, 2025
10:00 a.m., Eastern Daylight Time
The 2025 Annual Meeting of Stockholders (the “Annual Meeting”) of The Hershey Company (“Hershey” or the “Company”) will be held on Tuesday, May 6, 2025, beginning at 10:00 a.m., Eastern Daylight Time. This year’s Annual Meeting will be a virtual meeting conducted solely via live webcast. You will be able to attend the Annual Meeting, vote your shares electronically and submit questions during the meeting by visiting www.virtualshareholdermeeting.com/HSY2025. Additional information regarding attending the Annual Meeting, voting your shares and submitting questions can be found in the Proxy Statement accompanying this Notice of 2025 Annual Meeting of Stockholders.
The purposes of the Annual Meeting are as follows:

1	To elect the 11 nominees named in the Proxy Statement to serve as directors of the Company until the 2026 Annual Meeting of Stockholders;
2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2025;
3.	To conduct an advisory vote on the compensation of the Company’s named executive officers;
4.	To approve the Company’s Amended and Restated Certificate of Incorporation to provide stockholders the right to fill certain vacancies on the Board of Directors; and
5.	To discuss and take action on any other business that is properly brought before the Annual Meeting.
The Proxy Statement accompanying this Notice of 2025 Annual Meeting of Stockholders describes each of these items in detail. The Proxy Statement also contains other important information that you should read and consider before you vote.
The Board of Directors of the Company has established the close of business on March 7, 2025 as the record date for determining the stockholders who are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof.
The Company is furnishing proxy materials to its stockholders via the internet as permitted under the rules of the Securities and Exchange Commission. Under these rules, unless otherwise requested, each of the Company’s stockholders will receive a Notice of Internet Availability of Proxy Materials instead of receiving paper copies of this Notice of 2025 Annual Meeting of Stockholders, the Proxy Statement, your proxy card, and the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 (collectively, the “proxy materials”). We believe this process gives us the opportunity to serve you more efficiently by making the proxy materials available quickly online and reducing costs associated with printing and postage. Stockholders who have requested to receive paper copies of the proxy materials will not receive a Notice of Internet Availability of Proxy Materials and will instead receive a paper copy of the proxy materials by mail.
By order of the Board of Directors,
James Turoff
Senior Vice President, General Counsel and Secretary

___________, 2025

Your vote is important.
Instructions on how to vote your shares are contained in the Proxy Statement and in the Notice of Internet Availability of Proxy Materials. Whether or not you plan to attend the Annual Meeting, we strongly encourage you to vote your shares prior to the meeting by submitting your proxy by telephone or over the internet as described in the proxy materials. Alternatively, if you have requested paper copies of the proxy materials, then please mark, sign, date and return the proxy/voting instruction card in the envelope provided in advance of the Annual Meeting.
If you are able to attend the Annual Meeting, then you may revoke your proxy and vote your shares at the meeting using the 16-digit control number shown on your Notice of Internet Availability of Proxy Materials or on your proxy card. If you would like to attend and vote your shares at the Annual Meeting, but your shares are not registered in your name, then please ask the broker, trust, bank or other nominee in whose name the shares are held to provide you with your 16-digit control number.

TABLE OF CONTENTS
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Website references throughout this Proxy Statement are provided for convenience only, and the information on our website and any other website referenced herein is not incorporated by reference into, and does not constitute a part of, this Proxy Statement.

This Proxy Statement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Many of these forward-looking statements can be identified by the use of words such as "anticipate,” “assume,” “believe,” “continue,” “estimate,” “expect,” “forecast,” “future,” “intend,” “plan,” “potential,” “strategy,” “target” and similar terms, and future or conditional tense verbs like “could,” “may,” “might,” “should,” “will” and “would,” among others. These statements are made based upon current expectations that are subject to risk and uncertainty. Because actual results may differ materially from those contained in the forward-looking statements, you should not place undue reliance on the forward-looking statements when deciding whether to buy, sell or hold the Company’s securities. Factors that could cause results to differ materially include, but are not limited to: disruptions or inefficiencies in our supply chain due to the loss or disruption of essential manufacturing or supply elements or other factors; issues or concerns related to the quality and safety of our products, ingredients or packaging, human and workplace rights, and other environmental, social or governance matters; risks associated with climate change and other environmental impacts, and increased focus and evolving views of our stockholders and other stakeholders; changes in raw material and other costs, along with the availability of adequate supplies of raw materials; the Company’s ability to successfully execute business continuity plans to address changes in consumer preferences and the broader economic and operating environment; selling price increases, including volume declines associated with pricing elasticity; market demand for our new and existing products; increased marketplace competition; failure to successfully execute and integrate acquisitions, divestitures and joint ventures; changes in governmental laws and regulations, including taxes; political, economic, and/or financial market conditions, including with respect to inflation, changing interest rates, slower growth or recession, and other events beyond our control such as the impacts on our business arising from the ongoing conflict between Russia and Ukraine; risks and uncertainties related to our international operations; disruptions, failures or security breaches of our information technology infrastructure and that of our customers and partners (including our suppliers); our ability to hire, engage and retain a talented global workforce, our ability to realize expected cost savings and operating efficiencies associated with strategic initiatives or restructuring programs; complications with the design or implementation of our new enterprise resource planning system; and such other matters as discussed in our Annual Report on Form 10-K for the year ended December 31, 2024 (the “2024 Annual Report”) and from time to time in our other filings with the U.S. Securities and Exchange Commission (the “SEC”). The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.
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Proxy Statement Summary

2025 ANNUAL MEETING OF STOCKHOLDERS

Date and Time:	Tuesday, May 6, 2025
10:00 a.m., Eastern Daylight Time

Meeting Access:	Webcast: www.virtualshareholdermeeting.com/HSY2025

Record Date:	March 7, 2025

VOTING MATTERS AND BOARD RECOMMENDATIONS

Voting Matter		Board Vote Recommendation	Page Number with More Information
Proposal 1:	Election of Directors	FOR each nominee	25
Proposal 2:	Ratification of Appointment of Independent Auditors	FOR	42
Proposal 3:	Advisory Vote on Named Executive Officer Compensation	FOR	87
Proposal 4:	Approval of the Company’s Amended and Restated Certificate of Incorporation	FOR	88

This Proxy Statement Summary contains highlights of certain information discussed elsewhere in this Proxy Statement. As such, this Proxy Statement Summary does not contain all the information that you should consider prior to voting. Please review the complete Proxy Statement and the Company’s 2024 Annual Report that accompanies the Proxy Statement for additional information.

OUR DIRECTOR NOMINEES
You have the opportunity to vote on the election of the following 11 nominees for director. Additional information regarding each director nominee’s experience, skills and qualifications to serve as a member of the Company’s Board of Directors (the “Board”) can be found in the Proxy Statement under Proposal No. 1 – Election of Directors.

Name	Age	Years on Board	Position	Independent	Committee Memberships*
Michele G. Buck	63	8	Chairman of the Board, President and Chief Executive Officer, The Hershey Company	No	Executive(C)
Timothy W. Curoe(HTC)	55	0	Chief Executive Officer, R.D. Offutt Company	Yes	New Nominee
Mary Kay Haben	68	12	Former President, North America, Wm. Wrigley Jr. Company	Yes	Compensation(C) Executive Finance & Risk
Huong Maria T. Kraus	53	2	Chairman of the Board, Hershey Trust Company and Milton Hershey School; Chief Financial Officer, Wedgewood Pharmacy	Yes	Audit Governance
Deirdre A. Mahlan	62	0	Former President, Chief Executive Officer and Chairperson, The Duckhorn Portfolio, Inc.	Yes	New Nominee
Barry Nalebuff(HTC)	66	0	Milton Steinbach Professor of Management, School of Management, Yale University	Yes	New Nominee
Kevin M. Ozan	61	1	Former Senior Executive Vice President, Strategic Initiatives, McDonald’s Corporation	Yes	Audit(C) Executive Finance & Risk
Juan R. Perez	58	6	Executive Vice President and Chief Information Officer, Salesforce.com, Inc.	Yes	Executive Finance & Risk Governance(C)
Marie Quintero-Johnson(HTC)	58	0	Senior Advisor, Rothschild & Co SCA	Yes	New Nominee
Cordel Robbin-Coker	38	1	Director, Hershey Trust Company; Member, Board of Managers, Milton Hershey School; Co-founder and Chief Executive Officer, Carry1st	Yes	Compensation Finance & Risk
Harold Singleton III	63	0	Director, Hershey Trust Company; Member, Board of Managers, Milton Hershey School; Board of Trustees, Fidelity Rutland Square Trust II	Yes	New Nominee
____________________

*	Compensation = Compensation and Human Capital Committee Finance & Risk = Finance and Risk Management Committee
(HTC)	Nominee identified and recommended by Hershey Trust Company
(C)	Committee Chair

GOVERNANCE HIGHLIGHTS

Composition of Director Nominees

Director Tenure
0 - 2 Years
3 - 6 Years
7 - 10 Years
11+ Years

Female	Non-Diverse	Racial/ Ethnic	Female/ Racial/Ethnic	30-39	50-59	60-69

10 Independent Director Nominees

Board Highlights
Director nominees have appropriate mix of experiences, skills, qualifications and backgrounds to drive strategy and risk oversight
Mergers & Acquisitions                    Risk Management

International Experience                    Financial/Investment Leadership

Innovation Experience                    Operational Leadership

ESG & Human Capital                    Consumer Packaged Goods

Supply Chain                            Technology Experience

IT/Cybersecurity                        Government Relations/Regulatory

Corporate Governance

Board Structure Ensures Strong Oversight	Policies and Practices Promote High Corporate Governance Standards	Strong Alignment with Stockholders’ Interests
•Four standing independent Board committees
•Lead Independent Director position appointed by the independent directors to further promote independent leadership of the Board
•Independent directors meet separately at each regularly-scheduled Board meeting
•Frequent Board and committee meetings to ensure awareness and alignment
•Annual Board and committee self-evaluation

•All directors elected annually
•Commitment to Board refreshment, as evidenced by retirement age guideline of 72 and 13-year term limit for non-employee directors
•Highly qualified directors reflect broad mix of skills, experiences and attributes
•Active role in enterprise risk management, including separate finance and risk management committee
•Clearly delineated environmental, social and governance (“ESG”) responsibilities within each Board committee

•Strong clawback and anti-hedging policies
•Significant stock ownership requirements
•Annual advisory vote on executive compensation
◦Greater than 90% stockholder approval every year
•Significant amount of each NEO’s annual compensation opportunity is in the form of equity
•No supermajority voting
•Meaningful threshold for shareholders to call special meetings
•Shareholder right to act by written consent

COMPANY STRATEGY AND 2024 BUSINESS HIGHLIGHTS

20,030	$11.2B	90+
EMPLOYEES GLOBALLY	IN ANNUAL REVENUES	BRANDS

Our vision is to be a Leading Snacking Powerhouse
Enterprise Objectives are focused on four strategic imperatives to ensure the Company’s success now and in the future:
Build and extend our portfolio of beloved brands	Be the partner of choice with high growth retail customers	Be the most resilient and efficient provider of our great-tasting snacks	Power performance through technology and by transforming how we work

2024 Performance Highlights
0.3%	(2.3%)
NET SALES GROWTH	ADJUSTED EARNINGS PER SHARE-DILUTED GROWTH(1)

Total Shareholder Return

Total Shareholder Return December Average 2021 through December Average 2024(2)
(1) While we report our financial results in accordance with U.S. generally accepted accounting principles (“GAAP”), we also use non-GAAP financial measures in order to provide additional information to investors to facilitate the comparison of past and present performance. Some of the financial targets under our short- and long-term incentive programs are also derived from non-GAAP financial measures, such as adjusted earnings per share-diluted. For more information regarding how we define adjusted earnings per share-diluted and a reconciliation to earnings per share-diluted, the most directly comparable GAAP measure, please see Appendix A.
(2) For our 2022-2024 Performance Stock Unit (“PSU”) awards, Total Shareholder Return was measured based on the average closing price of the Company’s Common Stock (as defined herein) in the month of December 2021 as compared to the average closing price of the Company’s Common Stock in the month of December 2024.

EXECUTIVE COMPENSATION HIGHLIGHTS
Our strategic plan, and the financial metrics we establish to help achieve and measure our success against that plan, serve as the foundation of our executive compensation program. Our executive compensation program is intended to provide competitive compensation based on performance and contributions to the Company, to incentivize, attract and retain key executives, to align the interests of our executive officers and our key stakeholders, and to drive long-term stockholder value. To achieve these objectives, our executive compensation program includes the following key features:
•We Pay for Performance by aligning our short- and long-term incentive compensation plans with business strategies to reward executives who achieve or exceed applicable Company and business division goals.
◦The target total direct compensation mix in 2024 for our Chief Executive Officer (“CEO”) and our other named executive officers (“NEOs”) reflects this philosophy.

At-Risk Compensation = 89%	At-Risk Compensation = 78%

◦Payouts to our NEOs under our annual cash incentive program for 2024 were 100% performance based.
◦65% of the equity awards granted to our NEOs in 2024 took the form of performance stock units, which will be earned based on achievement of pre-determined performance goals.
•We Pay Competitively by targeting total direct compensation for our executive officers, in aggregate, at competitive pay levels using the median of our Peer Group. Information about our Peer Group is included in the section titled “Setting Compensation” in the Compensation Discussion & Analysis.
◦We regularly review and, as appropriate, make changes to our Peer Group to ensure it is representative of our market for talent, business portfolio, overall size and global footprint.
◦We do not provide excessive benefits and perquisites to our executives.
•We Align Our Compensation Program with Stockholder Interests by providing a significant amount of each NEO’s compensation opportunity in the form of equity and requiring executive stock ownership.
◦Equity grants represented 71% of our CEO’s 2024 target total direct compensation and, on average, 56% of the 2024 target total direct compensation for our other NEOs.
◦Stock ownership requirements for our NEOs range from 6x salary (for our CEO) to 3x salary (for all other NEOs other than our CEO).

Proxy Statement
The Board of Directors (the “Board”) of The Hershey Company (the “Company,” “Hershey,” “we,” or “us”) is furnishing this Proxy Statement and the accompanying form of proxy in connection with the solicitation of proxies for the 2025 Annual Meeting of Stockholders of the Company (the “Annual Meeting”). The Annual Meeting will be held on May 6, 2025, beginning at 10:00 a.m., Eastern Daylight Time (“EDT”). The Annual Meeting will be a virtual-only meeting conducted solely via live webcast. You will be able to attend the Annual Meeting, vote your shares electronically and submit questions during the meeting by visiting www.virtualshareholdermeeting.com/HSY2025.
Important Notice Regarding the Availability of Proxy Materials for the
2025 Annual Meeting of Stockholders to be held on May 6, 2025
Our proxy materials for the Annual Meeting, including the Notice of 2025 Annual Meeting of Stockholders, this Proxy Statement, your proxy card, our 2024 Annual Report on Form 10-K, and other Annual Meeting materials, are available free of charge on the internet at www.proxyvote.com. We intend to begin mailing our Notice of Internet Availability of Proxy Materials to stockholders on or about March 26, 2025. At that time, we also will begin mailing paper copies of our proxy materials to stockholders who requested them.

THE HERSHEY COMPANY PURPOSE AND VALUES
Milton Hershey founded The Hershey Company over 130 years ago with the intention of making quality chocolate affordable to everyone. While times have changed and Hershey’s beloved snacking brands continue to thrive and grow, our purpose remains the same: to Make More Moments of Goodness for our consumers today and for generations to come.
Our decisions regarding business strategy, operations and resource allocation are guided by our purpose and are rooted in our values of Togetherness, Integrity, Making a Difference and Excellence, consistent with our focus on creating value for all of our stakeholders over the long term.
From protecting and respecting human rights in a complex supply chain to upholding high food safety standards and championing consumer choice and transparency, Milton Hershey’s legacy of operating responsibly is as deeply embedded in our culture now as it was when our Company was founded.
Hershey has published sustainability reports since 2010 and aligns reporting with several sustainability standards and frameworks, including the Sustainability Accounting Standards Board (SASB) industry standards and the Task Force on Climate-related Financial Disclosures (TCFD) recommendations, that transparently share our priorities, progress and opportunities. These reports and our consolidated EEO-1 Report, along with our various sustainability policies, may be found within the Sustainability section of our website at www.thehersheycompany.com. For specific details on our 2024 progress, please reference our upcoming 2024 Responsible Business Report, which we expect to publish in June 2025.
Code of Conduct
The Board has adopted a Code of Conduct that applies to our directors, officers, and employees worldwide. Adherence to this Code assures that our directors, officers, and employees are held to the highest standards of integrity. The Code of Conduct covers areas such as conflicts of interest, insider trading and compliance with laws and regulations. The Audit Committee oversees the Company’s communication of, and compliance with, the Code of Conduct. The Code of Conduct, including amendments thereto or waivers granted to a director or officer, if any, can be viewed on the Investors section of our website at www.thehersheycompany.com.
Our Shared Goodness Promise
Our Shared Goodness Promise, Hershey’s global sustainability strategy, guides how we empower the remarkable people who make and sell our brands and work along our value chain. This strategy is grounded in the material risk and opportunities that impact our business and serves as the foundation for future resiliency, including how we:
•Invest in the farming communities and regions that grow our ingredients;
•Reduce our impact on the environment to ensure long-term sustainability and operational efficiency;
•Develop talent and enrich the communities where we do business; and
•Invest in communities, including supporting children and youth.
We operate our business with all stakeholders in mind and with a view toward long-term sustainability and value creation, even as our business and society face a variety of challenges. We leverage our expertise, along with external partners, to help address these challenges and opportunities so that we can continue to delight consumers and help make a positive impact in the world today and into the future.

Oversight of ESG

Operating sustainably and with integrity are key drivers for how we build trust with our consumers, grow our business and make a positive impact in the communities where we work and live. Our Board oversees our ESG strategies, priorities, progress, risks and opportunities. Operational accountability for ESG resides with our CEO, with shared responsibility across the management team. ESG program strategy and operations are led by our Head of Global Sustainability & ESG.

Board of Directors
The Board oversees our ESG strategies and priorities, along with the most important emerging ESG trends, risks and opportunities. Oversight of specific ESG responsibilities and reporting requirements are assigned to relevant Board committees, with oversight for ESG governance residing with the Governance Committee. Board committees conduct regular reviews of significant ESG issues to help carry out these responsibilities. Management provides deep dives on ESG issues for the full Board at least once a year, with relevant committee updates occurring frequently throughout the year.

Executive Team
Our CEO and her direct reports conduct reviews of Our Shared Goodness Promise strategies, data and progress against our commitments and targets, as well as emerging ESG and sustainability challenges and opportunities. The team ensures our sustainability initiatives are aligned with business strategy and finalizes ESG-related investments.

Disclosure Committee
Our Disclosure Committee, led by our Chief Accounting Officer, is comprised of senior management in key functions, including our Head of Global Sustainability & ESG. The Disclosure Committee ensures that our public disclosures, including those related to ESG, are consistent, accurate, complete and timely.

Sustainability Steering Committee
Composed of key business leaders and ESG subject matter experts, this cross-functional group meets at least quarterly to evaluate ESG strategy effectiveness and interdependencies, provides input on investments to support ESG program deliverables and reviews progress towards goals and key performance indicators relevant to our global ESG and sustainability programs.

Global Sustainability Team
Led by our Head of Sustainability & ESG, this team is composed of experts who manage the strategy, implementation and reporting of our global ESG and sustainability initiatives. The Global Sustainability team communicates regularly with external stakeholders who provide valuable perspectives on our strategies, program decisions and focus.

Our ESG Priorities
Anchored in our material issues, as outlined in our sustainability reports, our ESG priorities are focused on delivering strategies and programs that drive long-term business resilience and success.
We have four ESG operating priorities and two foundational priorities, which are summarized below. For a comprehensive update on progress against our objectives, please view our upcoming 2024 Responsible Business Report, which will be available on the Sustainability section of our website at www.thehersheycompany.com following its anticipated publication in June 2025.

OPERATING PRIORITIES				FOUNDATIONAL PRIORITIES

Cocoa	Responsible Sourcing and Human Rights	Environment	Our People	Youth	Community

Creating thriving communities and environments behind our most essential ingredient	Using robust due diligence and leading standards to protect people across our value chain	Enhancing our operations to meet high-impact climate, waste, water and packaging goals	Creating more ways for more people to be themselves and thrive	Giving youth the tools to create compassionate, successful and connected futures	Actively making a difference where we live and work
Our 2024 ESG Highlights
In 2024, we made progress against all of our enterprise sustainability goals. Some highlights of our work follow.
•Cocoa remains Hershey’s highest ESG priority. In 2024, Hershey announced a five-year agreement with cocoa-producing cooperatives in Côte d’Ivoire to build lasting relationships with farmers that enable a more resilient cocoa supply. This is part of our broader “Cocoa For Good” strategy to address the complex challenges facing cocoa farmers. It builds on our work to improve the livelihoods of cocoa producers with our Income Accelerator, in which 1,850 households received cash transfers directly to their mobile money accounts in its first year of implementation.
•In addition to our work to improve farmer income, we are focused on building resilience by helping expand the education system in cocoa-farming communities in West Africa. As part of an agreement with Côte d’Ivoire’s National Oversight Committee of Actions Against Child Trafficking, Exploitation and Child Labor and the International Cocoa Initiative, we have completed the construction of ten primary schools to date.
•We enhanced our responsible sourcing and human rights due diligence capabilities, working closely with more than 100 suppliers across five countries through in-person trainings, targeted 1:1 coaching and e-trainings delivered by third-party experts and enabled through Hershey support. Training topics included human and labor rights, health and safety, and identifying and addressing root causes.
•Hershey continues to reduce emissions across our operations, partnering with our manufacturing teams on energy management and water reduction projects. As a result of these efforts, our Mandideep Plant in India earned the U.S Environmental Protection Agency’s ENERGY STAR®. We also increased our renewable and zero emissions energy coverage to approximately 82% and implemented on-site solar in our Malaysia facility.
•We continued our work to reduce agricultural emissions through agroforestry and regenerative agriculture projects across our supply chain with multiple commodity specific programs in cocoa, dairy, sugar and sugar beets.
•To help eliminate commodity-driven deforestation, we expanded our partnership with Earthworm Foundation and Airbus’s Starling satellite monitoring solution. We made further investments in the protection and conservation of standing forests neighboring our supply chains in Côte d’Ivoire, Ghana, Indonesia, Mexico, and the U.S.
•In 2024, Hershey was recognized among the World’s Most Ethical Companies® as rated by Ethisphere, achieved global Great Place to Work® certifications, and was named a Best Place to Work for Disability Inclusion.
•Hershey provided more than 300 grants and contributions to nonprofit organizations focused on supporting the communities where we operate. Our strategic philanthropy focuses on supporting youth well-being, investing in education and workforce development, ensuring basic needs such as health care and housing, and creating thriving communities where our employees live and work.
•We are expanding capabilities for an evolving ESG legal and regulatory landscape, including completing a double materiality assessment, advancing controls and assurance and implementing data automation strategies for non-financial metrics required for reporting.

CORPORATE GOVERNANCE
Our Board believes that the purpose of corporate governance is to facilitate effective oversight and management of the Company to create long-term stockholder value in a manner consistent with our purpose, values, Code of Conduct, stakeholder considerations and all applicable legal requirements. We have a long-standing commitment to good corporate governance practices, and our Corporate Governance Guidelines, corporate governance policies and other corporate governance documents discussed herein establish the high standards of professional and personal conduct we expect of our Board, members of senior management and our employees worldwide.
The business activities of the Company are carried out by our employees, under the direction and supervision of our CEO, and with strategic oversight from our Board. In overseeing the Company’s business activities, each director is required to use his or her business judgment in the best interests of the Company.
Our Board provides accountability, objectivity, perspective, judgment, and, in many cases, specific industry knowledge or experience. The Board is deeply involved in the Company’s strategic planning process and plays an important oversight role in the Company’s leadership development, succession planning and risk management processes. Although the Board is not responsible for day-to-day management of the Company, Board members stay informed about the Company’s business through regular meetings, site visits and other periodic interactions with management.
The Board’s responsibilities include:
•Reviewing the Company’s performance, strategies and major decisions;
•Overseeing the Company’s compliance with legal and regulatory requirements and the integrity of its financial statements;
•Overseeing the Company’s policies and practices for identifying, managing and mitigating key enterprise risks;
•Overseeing ESG matters, including the Company’s ESG strategies, policies, progress, risks and opportunities;
•Overseeing management, including reviewing the CEO’s performance and succession planning for key management roles; and
•Overseeing executive and director compensation and our compensation programs and policies.
Corporate Governance Guidelines
The Board has adopted Corporate Governance Guidelines that, along with the charters of the Board committees, provide the basic framework for the Board’s operation and role in the governance of the Company. The Corporate Governance Guidelines include the Board’s policies regarding director independence, tenure, succession planning, qualifications, responsibilities, compensation, continuing education and stock ownership requirements, in addition to access to management and outside advisors and oversight of management succession. They also provide a process for directors to annually evaluate the performance of the Board.
The Governance Committee is responsible for overseeing and reviewing the Corporate Governance Guidelines at least annually and recommending any proposed changes to the Board for approval. The Corporate Governance Guidelines are available on the Investors section of our website at www.thehersheycompany.com.
Board Composition, Criteria for Board Membership and Board Evaluations
Board Composition
The Board currently comprises 10 directors, each serving a one-year term that expires at the Annual Meeting. All of the director nominees named in this Proxy Statement, other than Ms. Buck, are considered independent under the New York Stock Exchange (“NYSE”) Rules (“NYSE Rules”), the rules and regulations promulgated by the SEC (the “SEC Rules”) and the Board’s Corporate Governance Guidelines. The Board has determined Ms. Buck is not independent because she is an executive officer of the Company.
Criteria for Board Membership – Experiences, Skills and Qualifications
The Governance Committee works with the Board to determine the appropriate skills, experiences and attributes that should be possessed by the Board as a whole as well as its individual members. The Board seeks individuals who bring unique and varied perspectives and life experiences to the Board and whose skills and backgrounds will complement those of other directors and maximize the effectiveness of the Board as a whole. The Governance Committee assists the Board by recommending prospective director candidates who will enhance the overall effectiveness and diversity of the Board.

While the Governance Committee has not established minimum criteria for director candidates, the Board has adopted a policy that requires the pool from which new director nominees are chosen to include candidates who reflect diverse backgrounds. The Board views diversity broadly, taking into consideration the age, professional experience, race, education, gender and other attributes of its members.In addition, the Board’s Corporate Governance Guidelines describe the general experiences, qualifications, attributes and skills sought by the Board of any director nominee, including:

Qualifications, Attributes and Skills	Knowledge and Experience
✓ Integrity	✓ Consumer Products
✓ Judgment	✓ Innovation
✓ Diversity	✓ Mergers and Acquisitions
✓ Ability to express informed, useful and constructive views	✓ Government Relations
✓ Experience with businesses and other organizations of comparable size	✓ Supply Chain
✓ Ability to commit the time necessary to learn our business and to prepare for and participate actively in Board and committee meetings	✓ Emerging Markets ✓ Finance ✓ Marketing ✓ Risk Management ✓ Technology
✓ Interplay of skills, experiences and attributes with those of the other Board members
In addition to evaluating new director candidates, the Governance Committee regularly assesses the composition of the Board in order to ensure it reflects an appropriate balance of knowledge, skills, expertise, diversity and independence. As part of this assessment, each director is asked to identify and assess the particular experiences, skills and other attributes that qualify him or her to serve as a member of the Board. Based on the most recent assessment of the Board’s composition completed in March 2025, the Governance Committee and the Board have determined that, in light of the Company’s current business structure and strategies, the current Board and the 11 director nominees standing for election at the Annual Meeting possess an appropriate mix of director experiences, skills, qualifications and backgrounds.

The following chart provides a summary of the collective qualifications of our director nominees:

Experience	Qualifications	Board Composition
Mergers & Acquisitions (“M&A”)	Experience sourcing, negotiating and integrating complex M&A transactions, either as a senior operating executive or an investment banking or private equity professional	91%
Risk Management	Experience with enterprise risk management programs (through operations or via board/committee oversight), including strategic, financial, operational and commercial risks	82%
International Experience	Significant experience working and managing operations in markets outside the U.S., combined with an intimate understanding of issues, trends and other relevant business activities in those markets	82%
Financial/Investment Leadership	Experience as a public company Chief Financial Officer or audit partner or as the chair of a public company audit committee or significant experience in capital markets, investment banking, corporate finance, financial reporting or the financial management of a major organization	73%
Innovation Experience	Experience in research & development/new product and packaging innovation, proven track record of implementing innovative ways of working	73%
Operational Leadership	Functional experience in a senior operating position (President, Chief Operating Officer, head of large division) within a public/private company, including current or recent experience as the Chief Executive Officer of a public company	73%
ESG & Human Capital	Experience at a senior level, including as Chief Sustainability Officer and/or Chief Human Resources Officer, overseeing and managing ESG risks and opportunities, including human capital management experience leading HR processes and risks	55%
Consumer Packaged Goods (“CPG”)	Experience in a senior level position of a durable or non-durable consumer-oriented company, preferably within the fast-moving consumer goods sector; senior-level experience with consumer marketing, sales and/or CPG retailers	55%
Supply Chain	Experience at a senior level managing or overseeing global supply chain strategy and execution for a major corporation, including responsibility for demand planning, procurement/sourcing, shipping, warehousing and logistics management	36%
Technology Experience	Recent leadership experience implementing new technologies to drive efficiencies and deliver commercial advantages, including relevant experience in employing advanced technologies, such as artificial intelligence, machine learning, data analytics, and algorithms, to drive productivity and maximize growth.	27%
IT/Cybersecurity	Experience at a senior level, preferably as a Chief Information Security Officer, overseeing cybersecurity and information security matters, including policies and processes; significant experience with data analytics or enterprise digital transformation and ability to drive unique insights that lead to better strategic decisions and actions; senior leadership in a digital marketing organization or business unit	27%
Government Relations/Regulatory	Experience in a government capacity at the state or federal level and/or senior executive experience within legal, regulatory or other policy-making functions	18%
A description of the most relevant experiences, skills and attributes that qualify each director nominee to serve as a member of the Board is included in his or her biography.

Board Evaluations
The Board recognizes that a robust and constructive evaluation process is an essential component of good corporate governance and board effectiveness. The Board’s evaluation process is designed to facilitate regular, systematic review of the Board’s effectiveness and accountability and to identify opportunities for improving Board operations and procedures. The Governance
Committee, led by the Governance Committee Chair and in consultation with the Lead Independent Director, oversees the process, content and format of the annual evaluations of our Board, committees and individual directors, and solicits feedback on Board performance and effectiveness, including Board composition, adequacy of information received, appropriate oversight, accountability and peer director feedback. The results of the evaluations are discussed with the full Board and each committee, respectively, and based on the results, the Board and committees implement enhancements and other modifications, as appropriate. Individual director feedback is provided by the Governance Committee chair.
In 2024, the Board engaged a third-party corporate governance facilitator to conduct the annual evaluation and individual director interviews. The results of this third-party process were reported to the Board in February 2025, and the Board is considering several enhancements to Board operations and procedures as a result of the evaluation. Our Board anticipates engaging a third-party facilitator at least every three years to conduct Board evaluations to gain additional external perspective, performance benchmarking and insight.
Beginning in 2023, the Governance Committee added a quantitative survey component to the annual evaluation process to further enhance Board effectiveness and accountability, drive continuous improvement and track progress with respect to any enhancements or modifications arising from prior years’ evaluations.
Commitment to Board Refreshment
The Board believes that regular board refreshment is another essential component of good corporate governance, as evidenced by the fact that more than 70% of this year’s 11 director nominees are new to the Board in the last two years, including five new director nominees this year. To that end, the Governance Committee frequently reviews Board composition and tenure to ensure the Board is comprised of directors who possess the right mix of skills, experiences and attributes to maximize the effectiveness of the Board as whole. As part of this review, the Governance Committee strives to balance the importance of introducing new ideas and perspectives with the value derived from the Company-specific experience and historical perspective associated with longer Board tenure.
To help facilitate regular Board refreshment, the Board has implemented both a retirement age guideline and a term limit. With respect to retirement, the Board's Corporate Governance Guidelines provide that directors will generally not be nominated for re-election after their 72nd birthday. All non-employee directors are also subject to a 13-year term limit.
Finally, the Board is committed to ensuring that all directors are exposed to key marketplace developments, fresh ideas and new skills through regular Board education sessions, which occur at least quarterly, and by providing directors with access to external director education opportunities.
These collective measures ensure that individual directors and the Board as a whole continue to comprise the right mix of skills, experiences, qualifications, fresh thinking and modern practices needed to effectively oversee Company strategy and enhance long-term stockholder value.
Committees of the Board
The Board has established five standing committees to assist with its oversight responsibilities: (1) Audit Committee; (2) Compensation and Human Capital Committee (“Compensation Committee”); (3) Finance and Risk Management Committee; (4) Governance Committee; and (5) Executive Committee. Each of the Audit Committee, the Compensation Committee, the Finance and Risk Management Committee and the Governance Committee is comprised entirely of independent directors as required by our Corporate Governance Guidelines.

The Board may also from time to time establish committees of limited duration for a special purpose. In November 2024, the Board established a special committee to review and respond to certain matters brought to the Board’s attention by Milton Hershey School and Hershey Trust Company, the Company’s controlling stockholder. The special committee, which was comprised entirely of non-employee directors unaffiliated with Milton Hershey School and Hershey Trust Company, held 7 meetings in 2024. The directors serving on the special committee did not receive any additional compensation for their service.

In January 2025, the Board established a special committee to direct the search for the Company’s next CEO. The special committee, which is comprised entirely of non-employee directors, will consider external and internal candidates, in partnership with a nationally recognized search firm. The directors serving on the special committee will not receive any additional compensation for their service.

Membership on each of our Board committees, as of March 7, 2025, is reflected below:

Name	Audit	Compensation and Human Capital	Finance and Risk Management	Governance	Executive
Michele G. Buck					Chair
Victor L. Crawford+			*	*
Mary Kay Haben		Chair
M. Diane Koken+
Maria T. Kraus
Robert M. Malcolm+			Chair
Kevin M. Ozan	Chair
Anthony J. Palmer+
Juan R. Perez				Chair
Cordel Robbin-Coker
____________________

*	Ex-Officio
Committee Member
+	Ms. Koken and Messrs. Crawford, Malcolm and Palmer are not standing for re-election at the Annual Meeting.

The table below identifies the number of meetings held by each Board committee in 2024 and provides a brief description of the duties and responsibilities of each committee. The charter of each Board committee can be viewed on the Investors section of our website at www.thehersheycompany.com.

Audit Committee	Meetings in 2024: 6
Duties and Responsibilities
•  Oversee financial reporting processes and integrity of the financial statements
•  Oversee compliance with legal and regulatory requirements
•  Oversee the Company’s Code of Conduct
•Oversee independent auditors’ qualifications, independence and performance
•Oversee the internal audit function
•  Approve audit and non-audit services and fees
•  Oversee (in consultation with the Finance and Risk Management Committee) risk management processes and policies
•  Review adequacy of internal controls
•  Review Quarterly and Annual Reports
•  Review earnings releases
• Discuss the Company’s tax strategies, practices and related disclosures
•Review the Company’s public reporting with respect to ESG matters within the Audit Committee’s purview

Membership
•  All Audit Committee members must be independent
•All Audit Committee members must be financially literate
• At least one Audit Committee member must qualify as an “audit committee financial expert”
•  Charter prohibits any member of the Audit Committee from serving on the audit committees of more than two other public companies unless the Board determines that such simultaneous service would not impair the ability of the director to effectively serve on the Committee

Compensation and Human Capital Committee	Meetings in 2024: 7
Duties and Responsibilities
• Establish executive officer compensation (other than CEO compensation) and oversee compensation programs and policies
• Oversee consideration of ESG matters in executive compensation program
• Oversee human capital management practices, including talent management, diversity, equity and inclusion (“DEI”) and pay equity
• Evaluate CEO performance and make recommendations regarding CEO compensation
• Oversee the CEO’s evaluation of executive officers and, in consultation with the CEO, review and approve the compensation of executive officers other than the CEO
• Review director compensation
• Make equity grants under and administer the Equity and Incentive Compensation Plan (the “EICP”)
• Establish target award levels and make awards under the annual cash incentive component of the EICP
• Review the Company’s executive organization
• Oversee executive officer succession planning

Membership	• All Compensation Committee members must be independent

Finance and Risk Management Committee	Meetings in 2024: 5
Duties and Responsibilities
• Oversee management of the Company’s assets, liabilities and risks
• Review capital projects, acquisitions and dispositions of assets and changes in capital structure
• Review principal banking relationships, credit facilities and commercial paper programs
• Oversee (in consultation with the Audit Committee) risk management processes and policies
•Review and oversee policies and procedures with respect to human rights, environmental stewardship and responsible sourcing/commodities practices within the Company’s supply chain

Membership	• All Finance and Risk Management Committee members must be independent

Governance Committee	Meetings in 2024: 5
Duties and Responsibilities
•  Review the composition of the Board and its committees
•  Identify, evaluate and recommend candidates for election to the Board
•  Review corporate governance matters and policies, including the Board’s Corporate Governance Guidelines
•Oversee governance of the Company’s ESG policies and programs, including the establishment and review of targets, standards and other metrics used to measure and track ESG performance and progress
•  Administer the Company’s Related Person Transaction Policy
•  Evaluate the performance of the Board, its independent committees and each director

Membership	• All Governance Committee members must be independent

Executive Committee	Meetings in 2024: 3
Duties and Responsibilities
•  Manage the business and affairs of the Company, to the extent permitted by the Delaware General Corporation Law, when the Board is not in session
•  Review and approve related-party transactions between the Company and Hershey Trust Company, Hershey Entertainment & Resorts Company and/or Milton Hershey School, or any of their affiliates
•For more information regarding the review, approval or ratification of related-party transactions, please refer to the section titled “Certain Transactions and Relationships”

Membership
•  Comprises the Chairman of the Board, Lead Independent Director, the Chairs of the Audit Committee, Compensation Committee, Finance and Risk Management Committee and Governance Committee, and, if deemed appropriate by the Board in its discretion, one other director as appointed by the Board

Enterprise Risk Management
Our Board is responsible for overseeing the Company’s strategies, processes and practices for identifying, managing and mitigating key enterprise risks. Board oversight of our enterprise risk management (“ERM”) program is an integral component of our business continuity and resiliency and imperative for the protection of our stockholders, business and employees. Our Board administers its risk oversight responsibilities through direct review, discussion and evaluation of our ERM program and the Company’s key enterprise risks and by delegating certain risk oversight responsibilities to Board committees and senior management for further consideration and evaluation, as detailed in the table below.

Board of Directors
• Ultimate responsibility for risk oversight and our ERM program
• Reviews (full Board or via committees) risks related to our business and operations throughout the year
• Strategic planning and associated risks
• CEO and senior management succession planning
• ESG and sustainability programs and policies

Audit Committee	Compensation and Human Capital Committee	Executive Committee	Finance and Risk Management Committee	Governance Committee

 • Legal and regulatory compliance and the Code of Conduct
• Key accounting policies and integrity of financial statements
 • Internal controls and procedures and internal and independent audit matters
 • Public reporting with respect to ESG matters within the committee’s purview

 • Compensation programs and policies
 • Engage independent compensation consultants to assist in reviewing compensation programs, including potential risks
 • Succession planning and talent processes and programs
 • Human capital management practices, including talent management and pay equity

• Approve related person transactions between the Company and entities affiliated with the Company and certain of its directors
 • Primary responsibility for overseeing the ERM process and reviewing key enterprise risks and risk mitigation plans, including risks relating to information and cyber security
 • Key financial risks, including insurance, capital structure and credit matters
 • M&A activities and related risks
 • Policies and procedures with respect to human rights, environmental stewardship and responsible sourcing/ commodities practices within the Company’s supply chain

 • Governance-related risks, including Board composition and succession, director independence and related-party transactions
 • Governance of ESG policies and programs, including the review of targets, standards and metrics established by management for measuring and tracking ESG performance and progress
 • Compliance with key corporate governance documents

Management
• Resiliency Team (described below) is responsible for the day-to-day management and mitigation of risk
• Conducts a bi-annual ERM assessment to identify the Company’s key enterprise risks
• Reports to the Board, the Finance and Risk Management Committee and other appropriate committees regarding key risks and the actions management has taken to monitor, control and mitigate risk

While the Board and its committees oversee key risk areas, Company management, through our Resiliency Team, is charged with the day-to-day management of risks. Our Resiliency Team, comprising a cross-functional team of management with expertise in varying aspects of our business, including operations, internal audit, finance, legal, compliance, security and information technology, reports to our General Counsel, who we believe is the executive leader with the appropriate expertise and visibility within our Company to best develop and execute our ERM program. Our Resiliency Team also partners closely with leaders throughout the Company to identify the Company’s most significant risks and develop and implement processes to manage, monitor, mitigate or otherwise address such risks. Many of our key business leaders, functional heads and other managers from across the globe provide perspective and input to the Resiliency Team to develop the Company’s holistic views on enterprise risks.
Once identified by our Resiliency Team and General Counsel, our key enterprise risks are reviewed with the Finance and Risk Management Committee. The results of the risk assessment by the Finance and Risk Management Committee are integrated into the Board’s, relevant committees’ and/or management’s processes for ongoing monitoring and reporting.
The Board believes that its structure – including 10 of 11 independent director nominees, a Lead Independent Director appointed by the independent directors to further promote independent leadership of the Board and key committees composed entirely of independent directors – supports an appropriate risk oversight function and helps ensure that key strategic decisions made by senior management, up to and including the CEO, are reviewed and overseen by independent directors of the Board.
Information Security
As indicated above, the Finance and Risk Management Committee is responsible for reviewing key enterprise risks identified through the ERM process, which includes information security strategies and risks, data privacy and protection risks, mitigation strategies and oversight of cybersecurity matters (“Information Security”). At each regularly scheduled Finance and Risk Management Committee meeting, management, through the Company’s Chief Information Security Officer, reports on Information Security controls, audits, guidelines and developments, notifies the Finance and Risk Management Committee of updates regarding significant new cybersecurity threats or incidents, and communicates key insights on organizational resilience. The Information Security team periodically tests the incident response plan to identify gaps and drive continuous improvement. The Chief Information Security Officer oversees the Company’s dedicated Information Security team, which works in partnership with internal audit to review information technology-related internal controls with our external auditors as part of the overall internal controls process. Annual third-party audits are also conducted on penetration testing and overall program maturity.
Our Company-wide Information Security training program includes:
•Security awareness training, including regular phishing simulations;
•Mandatory training on acceptable use of technology and cyber-related assets and overall cyber wellness; and
•Other targeted trainings throughout the year.
We currently maintain a cyber insurance policy that provides coverage for security breaches. The Company has neither experienced a material Information Security breach nor incurred any material breach-related expenses over the last three years.
Board Meetings and Attendance
The Board held 20 meetings in 2024. Each incumbent director attended at least 97% of the meetings of the Board and committees of the Board on which he or she served in 2024. Average director attendance for all meetings equaled 97%.
In addition, the independent directors meet regularly in executive session at every Board meeting and at other times as the independent directors deem necessary. There were 8 meetings of independent directors in 2024. These meetings allow the independent directors to discuss important issues, including the business and affairs of the Company as well as matters concerning management, without any member of management present. Each executive session is chaired by the Lead Independent Director. In the absence of the Lead Independent Director, executive sessions are chaired by an independent director assigned on a rotating basis. Members of the Audit Committee, Compensation Committee, Finance and Risk Management Committee and Governance Committee also meet regularly in executive session.
Directors are expected to attend our annual meetings of stockholders. In 2024, all incumbent directors attended our annual meeting.
Leadership Structure
Chairman of the Board
The Company’s governance documents have historically provided the Board with flexibility to select the leadership structure that the Board determines is most appropriate for the Company and its stockholders. Over the years, the Board has used this flexibility to choose the leadership structure that it believes best fits the Company’s particular needs based on the facts and circumstances facing the Company at that point in time.
Michele G. Buck currently serves as our Chairman of the Board, President and CEO. In January 2025, the Company announced that Ms. Buck intends to retire from the Company effective June 30, 2026. Ms. Buck will continue to serve as Chairman of the Board, President and CEO until June 30, 2026 or, if earlier, until her successor is appointed as President and Chief Executive Officer, at which point she will also retire from the Board.
In February 2025, Hershey Trust Company, the Company’s controlling stockholder, recommended to the Chair of the Governance Committee that the Board amend the Company’s by-laws to formally separate the positions of Chairman of the Board and CEO, provided that Ms. Buck may continue to serve as Chairman of the Board and CEO until her retirement from the Board. On March 4, 2025, the Board amended and restated the Company’s by-laws to formally separate the positions of Chairman of the Board and CEO, effective upon Ms. Buck’s retirement from the Board.
The Board continues to believe that combining the roles of Chairman of the Board and CEO under Ms. Buck’s leadership, paired with a Lead Independent Director appointed by the independent directors to promote independent leadership, is in the best interests of the Company and its stockholders for several reasons:
•Ms. Buck has served as the Company’s CEO and a member of the Board for more than eight years. During that time, she has fostered a strong working relationship between the Board and management and has cultivated a high level of trust with the Board. She also has a deep understanding of Board governance and operations through her service as former Lead Director of New York Life Insurance Company.
•Having served as an executive in numerous positions with the Company for more than 20 years, Ms. Buck has an unparalleled knowledge of the Company and its products, which the Board believes puts her in the best position to lead the Board through the strategic business issues facing the Company.
•During her tenure as CEO, Ms. Buck has proven her ability to drive business strategy and operational excellence. The Board believes that having Ms. Buck leverage these skills as Chairman of the Board provides the Company with a significant competitive advantage in the current marketplace.
Following Ms. Buck’s departure from the Board, the Chairman of the Board will be an independent director elected annually by the Board of Directors. The Board believes this enhanced approach will best support an effective leadership structure with respect to Board independence and oversight, and our upcoming leadership transition creates a natural opportunity to formally separate these roles going forward.

Lead Independent Director

For as long as the role of Chairman of the Board and CEO remain combined, the Board recognizes the importance of maintaining strong independent Board leadership. For that reason, Victor L. Crawford currently serves as the Board’s Lead Independent Director. The Board has determined that Mr. Crawford is an independent member of the Board under the NYSE Rules, the SEC and the Board’s Corporate Governance Guidelines. Mr. Crawford is not standing for re-election at the Annual Meeting but will continue to serve as the Lead Independent Director until the Annual Meeting.
Under the terms of the Board’s Corporate Governance Guidelines, the Lead Independent Director’s responsibilities include the following:
•In the absence of the Chairman of the Board, presiding at all Board and stockholder meetings;
•Calling meetings of the independent directors of the Board, in addition to the executive sessions of independent directors held after each Board meeting;
•Presiding at all executive sessions and other meetings of the independent directors of the Board;
•Communicating with the independent directors of the Board between meetings as necessary or appropriate;
•Serving as a liaison between the Chairman of the Board and the independent directors, ensuring independent director consensus is communicated to the Chairman of the Board, and communicating the results of meetings of the independent directors to the Chairman of the Board and other members of management, as appropriate;
•In coordination with the CEO, approving Board meeting agendas and schedules to assure there is sufficient time for discussion of all agenda items;
•Reviewing committee agenda topics and time allotted for discussion at committee meetings in light of recommendations from each committee chair;
•Serving as an ex-officio member of all committees on which the Lead Independent Director does not serve as a voting member;

•Approving Board meeting materials and other information sent to the Board;
•Evaluating the quality and timeliness of information sent to the Board by the CEO and other members of management;
•Assisting the Chairman of the Board and the Governance Committee in implementing and overseeing the Board succession planning process;
•Assisting the Chairman of the Board with crisis management matters;
•Overseeing the evaluation of the CEO;
•Assisting the Chair of the Governance Committee with Board and individual director evaluations; and
•Being available for consultation and direct communication at the request of major stockholders.
Director Independence
The Board, in consultation with the Governance Committee, determines which of our directors are independent. The Board has adopted categorical standards for independence that it uses in determining which directors are independent. The Board bases its determination of independence for each director on the more stringent independence standards applicable to Audit Committee members regardless of whether such director serves on the Audit Committee. These standards are contained in the Board’s Corporate Governance Guidelines, which are available on the Investors section of our website at www.thehersheycompany.com.
Applying these categorical standards for independence, as well as the independence requirements set forth in the listing standards of the NYSE Rules and the SEC Rules, the Board determined that all directors recommended for election at the Annual Meeting are independent, except for Ms. Buck, who the Board determined is not independent because she is an executive officer of the Company. The Board also determined that Ms. Koken and Messrs. Crawford, Malcolm and Palmer, who are not standing for re-election at the Annual Meeting, were independent during their tenure on the Board.
In making its independence determinations, the Board, in consultation with the Governance Committee, reviewed the direct and indirect relationships between each director and the Company and its subsidiaries, as well as the compensation and other payments each director received from or made to the Company and its subsidiaries.
In making its independence determinations with respect to Mmes. Koken and Kraus and Messrs. Robbin-Coker and Singleton, the Board considered their roles as current members of the board of directors of Hershey Trust Company and the board of managers (the governing body) of Milton Hershey School, as well as certain transactions the Company had or may have with these entities.
Hershey Trust Company, as trustee for the trust established by Milton S. and Catherine S. Hershey that has as its sole beneficiary Milton Hershey School (such trust, the “Milton Hershey School Trust”), is our controlling stockholder. Hershey Trust Company is in turn owned by the Milton Hershey School Trust. As such, Hershey Trust Company, Milton Hershey School, the Milton Hershey School Trust and companies owned by the Milton Hershey School Trust are considered affiliates of the Company under SEC Rules. During 2024, we entered into a number of transactions with Hershey Trust Company, Milton Hershey School and companies owned by the Milton Hershey School Trust involving the purchase and sale of goods and services in the ordinary course of business. We have outlined these transactions in greater detail in the section titled “Certain Transactions and Relationships.” We have provided information about Company stock owned by Hershey Trust Company, as trustee for the Milton Hershey School Trust, and by Hershey Trust Company for its own investment purposes in the section titled “Information Regarding Our Controlling Stockholder.”
Ms. Kraus and Mr. Robbin-Coker do not, and Mr. Singleton will not, receive any compensation from The Hershey Company, or from Hershey Trust Company or Milton Hershey School, other than compensation they receive or will receive from the Company in the ordinary course as members of the Board. In addition, Ms. Kraus and Mr. Robbin-Coker do not, and Mr. Singleton will not, vote on Board decisions in connection with the Company’s transactions with Hershey Trust Company, Milton Hershey School and companies owned by the Milton Hershey School Trust. The Board therefore concluded that the positions Ms. Kraus and Messrs. Robbin-Coker and Singleton have as members of the board of directors of Hershey Trust Company and the board of managers of Milton Hershey School do not impact their independence.
Director Nominations
The Governance Committee is responsible for identifying and recommending to the Board candidates for Board membership. In administering its responsibilities, the Governance Committee has not adopted formal selection procedures, but instead utilizes general guidelines that allow it to adjust the selection process to best satisfy the objectives established for any director search subject to the requirement that the pool from which new director nominees are chosen to include candidates who reflect diverse backgrounds.
From time to time, the Governance Committee engages a paid third-party consultant to assist in identifying and evaluating director candidates. The Governance Committee has sole authority under its charter to retain, compensate and terminate these consultants. In August 2023, the Governance Committee retained Egon Zehnder to assist in identifying potential future director candidates. Deirdre A. Mahlan was identified as a potential director nominee by Egon Zehnder as part of this director succession planning process.
As our controlling stockholder, Hershey Trust Company, as trustee for the Milton Hershey School Trust, may from time to time recommend to the Governance Committee individuals to serve on our Board. In February 2025, Hershey Trust Company recommended to the Chair of the Governance Committee that three new director candidates, Timothy Curoe, Marie Quintero-Johnson and Barry Nalebuff (each identified and vetted by Hershey Trust Company), be nominated by the Board for election at the Annual Meeting. After meeting with each of the proposed director nominees, and undertaking a thorough vetting and diligence process, the Board of Directors nominated each of Messrs. Curoe and Nalebuff and Ms. Quintero-Johnson for election at the Annual Meeting.
The Governance Committee considers director candidates recommended by any reasonable source, including current directors, management, stockholders and other sources. The Governance Committee evaluates all director candidates in the same manner, regardless of the source of the recommendation.
Stockholders desiring to recommend or nominate a director candidate must comply with certain procedures. If you are a stockholder and desire to nominate a director candidate at the 2026 Annual Meeting of Stockholders of the Company, you must comply with the procedures for nomination set forth in the section titled “Information Regarding the 2026 Annual Meeting of Stockholders.” Stockholders who do not intend to nominate a director at an annual meeting may recommend a director candidate to the Governance Committee for consideration at any time. Stockholders desiring to do so must submit their recommendation in writing to The Hershey Company, c/o Secretary, 19 East Chocolate Avenue, Hershey, Pennsylvania 17033, and include in the submission all of the information that would be required if the stockholder nominated the candidate at an annual meeting. The Governance Committee may require the nominating stockholder to submit additional information before considering the candidate.
There were no changes to the procedures relating to stockholder nominations during 2024, and there have been no changes to such procedures to date in 2025. These procedural requirements are intended to ensure the Governance Committee has sufficient time and a basis on which to assess potential director candidates and are not intended to discourage or interfere with appropriate stockholder nominations. The Governance Committee does not believe that these procedural requirements subject any stockholder or proposed nominee to unreasonable burdens. The Governance Committee and the Board reserve the right to change the procedural requirements from time to time and/or to waive some or all of the requirements with respect to certain nominees, but any such waiver shall not preclude the Governance Committee from insisting upon compliance with any and all of the above requirements by any other recommending stockholder or proposed nominees.
Communications with Directors
Stockholders and other interested parties may communicate with our directors in several ways. Communications regarding accounting, internal accounting controls or auditing matters may be emailed to the Audit Committee at auditcommittee@hersheys.com or sent to the Audit Committee at the following address:
Audit Committee
c/o Secretary
The Hershey Company
19 East Chocolate Avenue
P.O. Box 819
Hershey, PA 17033-0819
Stockholders and other interested parties also can submit comments, confidentially and anonymously if desired, to the Audit Committee by calling the Hershey Concern Line at (800) 871-3659, by accessing the Hershey Concern Line website at www.HersheysConcern.com or by emailing ethics@hersheys.com.
Stockholders and other interested parties may contact any of the independent directors, including the Lead Independent Director, as well as the independent directors as a group, by writing to the specified party at the address set forth above or by emailing the independent directors (or a specific independent director, including the Lead Independent Director) at independentdirectors@hersheys.com. Stockholders and other interested parties may also contact any of the independent directors using the Hershey Concern Line website noted above.
Communications to the Audit Committee, any of the independent directors and the Hershey Concern Line are processed by the Office of General Counsel. The Office of General Counsel reviews and summarizes these communications and provides reports to the applicable party on a periodic basis. Communications regarding any accounting, internal control or auditing matter are reported immediately to the Audit Committee, as are allegations about our officers. The Audit Committee will address communications from any interested party in accordance with our Board-approved Procedures for Submission and Handling of Complaints Regarding Compliance Matters, which are available for viewing on the Investors section of our website at

www.thehersheycompany.com. Solicitations, junk mail and obviously frivolous or inappropriate communications are not forwarded to the Audit Committee or the independent directors, but copies are retained and made available to any director who wishes to review them.

PROPOSAL NO. 1 – ELECTION OF DIRECTORS

✓	The Board of Directors recommends that stockholders vote FOR each of the nominees for director at the 2025 Annual Meeting
The first proposal to be voted on at the Annual Meeting is the election of 11 directors. If elected, each director will hold office until the 2026 Annual Meeting of Stockholders of the Company or until his or her successor is duly elected and qualified.
Election Procedures
We have two classes of common stock outstanding: common stock (“Common Stock”) and Class B common stock (“Class B Common Stock”). In accordance with our certificate of incorporation and by-laws, at the Annual Meeting:
•One-sixth of our directors (which currently equates to two of the director nominees) will be elected by the holders of our Common Stock voting as a separate class.
◦The Board has nominated Deirdre A. Mahlan and Kevin M. Ozan for election by the holders of our Common Stock voting as a separate class.
•The remaining 9 directors will be elected by the holders of our Common Stock and Class B Common Stock voting together as a single class.
In February 2025, Hershey Trust Company, the Company’s controlling stockholder, recommended to the Chair of the Governance Committee that the Board amend the Company’s by-laws to implement a majority voting standard for all uncontested director elections, together with a corresponding director resignation policy applicable for all uncontested director elections. On March 4, 2025, the Board amended and restated the Company’s by-laws to implement a majority voting standard, coupled with a director resignation policy, for all director elections.

As defined in the Company’s amended and restated by-laws, an “uncontested election” is an election where the number of nominees does not exceed the number of directors to be elected at the meeting as of the date that is 10 calendar days prior to the earlier of (i) the date a Notice of Internet Availability of Proxy Materials is sent to stockholders in accordance with Rule 14a-16 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or (ii) the date the Company first mails its notice of meeting for such meeting to the stockholders of the Company.

As the election of directors at the Annual Meeting is an uncontested election, each director shall be elected as follows:

•With respect to each of the two director nominees to be elected by the holders of the Common Stock voting as a separate class, if the number of votes cast “FOR” the director nominee exceed the number of votes cast “AGAINST” the director nominee, then the director nominee will be elected as a director.

•With respect to each of the nine director nominees to be elected by the holders of the Common Stock and the Class B Common Stock voting together as a single class, if the number of votes cast “FOR” the director nominee exceed the number of votes cast “AGAINST” the director nominee, then the director nominee will be elected as a director.

Abstentions and broker non-votes will not be counted as votes cast in the election of directors at the Annual Meeting.

Under the amended and restated by-laws, in an uncontested director election, any incumbent director nominee who receives a greater number of votes AGAINST his or her election than votes FOR his or her election shall promptly tender his or her resignation from the Board. Within 90 days after certification of the election results, the Board will decide, upon recommendation of the Governance Committee and excluding the incumbent director nominee in question, whether to accept the resignation. Thereafter, the Company will promptly file a Form 8-K with the SEC to disclose the decision of the Board and, if applicable, the reasons for rejecting the tendered resignation.

The Board’s Corporate Governance Guidelines set forth a 13-year term limit for all non-employee directors and provide that directors will generally not be nominated for re-election after their 72nd birthday. All of the directors standing for election at the Annual Meeting satisfy both the age guideline and term limit requirement.
All director nominees have indicated their willingness to serve if elected. If a nominee becomes unavailable for election for any reason, the proxies will have discretionary authority to vote for a substitute.

Nominees for Director
The director nominees listed below were recommended to the Board by the Governance Committee or by Hershey Trust Company, our controlling stockholder, and the Board recommends the director nominees for election at the Annual Meeting. In making its recommendation, the Board considered the experience, qualifications, attributes and skills of each nominee, as well as each director’s past performance on our Board, as reflected in the annual evaluation of Board and committee performance. This evaluation considers, among other things, each director’s individual contributions to the Board, the director’s ability to work collaboratively with other directors and the effectiveness of the Board as a whole.
On the following pages, we provide certain biographical information about each nominee for director, as well as information regarding the nominee’s specific experience, qualifications, attributes and skills that qualify him or her to serve as a director and as a member of the committee(s) of the Board on which the nominee serves.

Michele G. Buck Director since 2017 Term 8 years Age 63 Board Committees • Executive (Chair)
QUALIFICATIONS, ATTRIBUTES AND SKILLS
As Chairman of the Board, President and Chief Executive Officer of the Company, a position she has held since October 2019, Ms. Buck is responsible for all day-to-day global operations and commercial activities of the Company. She previously served the Company in a variety of executive roles, including as President and Chief Executive Officer from March 2017 to October 2019 and as Executive Vice President and Chief Operating Officer from June 2016 to March 2017. Having served at the Company for more than 20 years and as an executive in the consumer-packaged goods industry for more than 30 years, Ms. Buck contributes to the Board in the areas of marketing, consumer products, strategy, supply chain management and mergers and acquisitions. Her presence in the boardroom also ensures efficient communication between the Board and Company management.
PUBLIC COMPANY AND OTHER KEY DIRECTORSHIPS
• JPMorgan Chase (March 2025 to present) • New York Life Insurance Company (November 2013 to present)
EDUCATION
• Bachelor’s degree from Shippensburg University of Pennsylvania
• Master of Business Administration degree from the University of North Carolina

Timothy W. Curoe Director Nominee Term 0 years Age 55 Board Committees • New Nominee
QUALIFICATIONS, ATTRIBUTES AND SKILLS
Mr. Curoe is the Chief Executive Officer of R.D. Offutt Company, a global private company comprised of a diverse set of equipment, agriculture, and food businesses, a position he has held since 2018. He was recommended to the Governance Committee as a potential director nominee by the Hershey Trust Company. Prior to joining R.D. Offutt Company, he spent over 17 years at Target Corporation, one of the largest national retailers, where he held executive roles in human resources and merchandising. Prior to that, he held roles in sales and commercial operations at General Electric Company (now GE Companies), a global leader in power, renewable energy, healthcare and aviation. As a results-driven leader with over 30 years of cross-functional experience across a multitude of industry sectors, Mr. Curoe will bring a high level of business acumen as well as an extensive knowledge of food and retail businesses to the Board.
PUBLIC COMPANY AND OTHER KEY DIRECTORSHIPS
• Idahoan Foods LLC (July 2018 to present) • Columbia River Technologies (April 2018 to present)
• Crescent Electric Supply (May 2015 to February 2024)
• Dot’s Pretzels (August 2018 to December 2021)
EDUCATION
• Bachelor of Science degree in Industrial Engineering from Marquette University
• Master’s degree in Management from Northwestern University Kellogg School of Management

Mary Kay Haben Director since 2013 Term 12 years Age 68 Board Committees • Compensation (Chair) • Executive • Finance and Risk Management
QUALIFICATIONS, ATTRIBUTES AND SKILLS
Ms. Haben is the former President, North America, of Wm. Wrigley Jr. Company, a leading confectionery company, a position she held from October 2008 until her retirement in February 2011. She served in several other senior management positions during her time at Wm. Wrigley Jr. Company, including as Group Vice President and Managing Director, North America. She also held a succession of leadership positions in her 27-year career at Kraft Foods, Inc., a grocery manufacturing and processing conglomerate. Throughout her career, Ms. Haben gained extensive experience managing businesses in the consumer-packaged goods industry and developed a track record of growing brands and developing new products. Her knowledge of and ability to analyze the overall consumer-packaged goods industry, evolving market dynamics and consumers’ relationships with brands make her a valuable contributor to the Board and the Company.
PUBLIC COMPANY AND OTHER KEY DIRECTORSHIPS
• Grocery Outlet Holding Corp. (November 2019 to present)
• Trustee of Equity Residential (July 2011 to present)
EDUCATION
• Bachelor’s degree, magna cum laude, in Business Administration from the University of Illinois
• Master of Business Administration degree in Marketing from the University of Michigan, Ross School of Business

Huong Maria T. Kraus Director Since 2023 Term 2 years Age 53 Board Committees • Audit • Governance
QUALIFICATIONS, ATTRIBUTES AND SKILLS
Ms. Kraus is Chairman of the Board of Hershey Trust Company and Milton Hershey School, positions she has held since December 2023, having previously served as Vice Chair since December 2020. She has also served as a director of Hershey Trust Company and a member of the Board of Managers of Milton Hershey School since January 2018. Ms. Kraus is currently the Chief Financial Officer of Wedgewood Pharmacy, the largest compounding pharmacy devoted to animal health in the United States, a position she has held since June 2021. Prior to joining Wedgewood Pharmacy, from September 2019 to June 2021, Ms. Kraus served as Chief Financial Officer at Accelerated Enrollment Solutions, a division of PPD, a global contract research organization that provided comprehensive drug development, laboratory and lifecycle management services prior to being acquired by Thermo Fisher Scientific in 2021. Prior to this, Ms. Kraus served in various financial roles at Bioclinica (now Clario), a company providing pharmaceutical outsourced services, including most recently as Executive Vice President, Corporate Development and Strategy from March 2015 to August 2019. Ms. Kraus brings valuable insights to the Board from her 25 years' experience and leadership in finance, strategy and corporate development. Her experience in financial executive roles also contributes to the Board a deep understanding of financial matters. Additionally, her strong background in mergers and acquisitions and corporate development contributes to the Company's evolution into a leading snacking powerhouse. As Chairman of the Boards and one of three representatives of Hershey Trust Company and Milton Hershey School currently serving on the Board, Ms. Kraus also brings valuable insights from our largest stockholder and the school that is its sole beneficiary.
PUBLIC COMPANY AND OTHER KEY DIRECTORSHIPS
• Girl Scouts of Eastern Pennsylvania (May 2008 to May 2023)
EDUCATION
• Bachelor’s degree in Accounting from Pennsylvania State University

Deirdre A. Mahlan Director Nominee Term 0 years Age 62 Board Committees • New Nominee
QUALIFICATIONS, ATTRIBUTES AND SKILLS
Ms. Mahlan is the former President, Chief Executive Officer and Chairperson of The Duckhorn Portfolio, Inc., a luxury wine company, a position she held from September 2023 to January 2025. She was identified as a potential director nominee by Egon Zehnder as part of the Governance Committee’s director succession planning process. Prior to joining The Duckhorn Portfolio, Inc., Ms. Mahlan served as President of Diageo North America, a leading beverage alcohol company, and oversaw Diageo’s U.S. and Canadian spirits and beer businesses from 2015 to 2020. Prior to that, Ms. Mahan served in various financial roles during her 19-year career at Diageo, including serving as Chief Financial Officer of Diageo plc, Deputy Financial Officer and Head of Tax and Treasury. Ms. Mahlan will bring to the Board her experience in senior leadership roles and with branded consumer goods, as well as accounting and finance expertise.
PUBLIC COMPANY AND OTHER KEY DIRECTORSHIPS
•Kimberly-Clark Corporation (September 2021 to present)
•The Duckhorn Portfolio, Inc. (March 2021 to December 2024)
•Haleon plc (July 2022 to September 2024)
EDUCATION
• Bachelor of Science degree from New York University
• Master’s of Business Administration degree from Columbia University

One of two directors nominated for election by the holders
of the Common Stock voting separately as a class

Barry J. Nalebuff Director Nominee Term 0 years Age 66 Board Committees • New Nominee
QUALIFICATIONS, ATTRIBUTES AND SKILLS
Mr. Nalebuff is the Milton Steinbach Professor of Management, School of Management, Yale University, a position he has held since 1995. He was recommended to the Governance Committee as a potential director nominee by the Hershey Trust Company. For over 42 years, Mr. Nalebuff has taught negotiation, strategy, and game theory at Harvard, Princeton, and Yale. Through various business ventures, he has gained extensive experience creating, incubating and commercializing several brands that were acquired by leading food and beverage manufacturers. With considerable experience advising companies large and small, and with a tenured career in teaching and advising strategy and negotiation, Mr. Nalebuff will bring further expertise in entrepreneurship, innovation and mission-driven business strategy.
PUBLIC COMPANY AND OTHER KEY DIRECTORSHIPS
•Calicraft Brewing Co. (January 2016 to present)
• Eat the Change (October 2022 to present)
• AGP (January 2017 to December 2024)
• Yale Chief Executive Leadership Institute (September 2000 to July 2024)
EDUCATION
•Bachelor of Science in Economics and Mathematics from Massachusetts Institute of Technology
• Master of Philosophy in Economics from Oxford University
• Doctor of Philosophy in Economics from Oxford University

Kevin M. Ozan Director since 2024 Term 1 year Age 61 Board Committees • Audit (Chair) • Executive • Finance and Risk Management
QUALIFICATIONS, ATTRIBUTES AND SKILLS
Mr. Ozan is the former Senior Executive Vice President, Strategic Initiatives, of McDonald’s Corporation, a leading global food service retailer, a position he held from September 2022 until his retirement in June 2023. Mr. Ozan held various roles of increasing responsibility during his 25-year career with McDonalds, including serving as Executive Vice President and Chief Financial Officer from March 2015 to August 2022. Prior to joining McDonald’s, he worked for over a decade in Ernst & Young’s audit and mergers and acquisitions practices. Having served as Chief Financial Officer and overseen strategy for one of the world’s largest quick service restaurant companies, Mr. Ozan brings considerable expertise in the areas of finance, mergers and acquisitions, innovation, risk management and international operations to the Board.
PUBLIC COMPANY AND OTHER KEY DIRECTORSHIPS
• McKesson Corporation (January 2024 to present)
• Cineworld Group PLC (July 2023 to present)
EDUCATION
• Bachelor of Business Administration degree in Accounting from the University of Michigan
• Master of Business Administration degree from the Kellogg Graduate School at Northwestern University
One of two directors nominated for election by the holders of the
Common Stock voting separately as a class

Juan R. Perez Director since 2019 Term 6 years Age 58 Board Committees • Governance (Chair) • Executive • Finance and Risk Management
QUALIFICATIONS, ATTRIBUTES AND SKILLS
Mr. Perez is the Executive Vice President and Chief Information Officer of Salesforce.com, Inc., a global leader in customer relationship management technology, a position he has held since April 2022. Prior to joining Salesforce, he spent 32 years at United Parcel Service, Inc. (“UPS”), a multinational package delivery and supply chain management company, where he held a succession of leadership positions, including serving as Chief Information and Engineering Officer from April 2017 to March 2022 and Chief Information Officer from March 2016 to April 2017. Prior to those roles, Mr. Perez served as UPS’ Vice President of Technology and as Vice President, Engineering. Through his varied roles, he has developed a broad range of commercial, human resources, operational planning, logistics and technological expertise, including transformation and artificial intelligence. In addition to his overall leadership experience, Mr. Perez brings significant strength in the areas of supply chain management and logistics, digital technology, information security, innovation and data analytics to the Board.
PUBLIC COMPANY AND OTHER KEY DIRECTORSHIPS
• American International Group, Inc. (AIG) (February 2025 to present)
• Westinghouse Air Brake Technologies Corporation (January 2025 to present)
EDUCATION
• Bachelor of Science degree in Industrial and Systems Engineering from the University of Southern California
• Master’s of Science degree in Computer and Manufacturing Engineering from the University of Southern California

Marie Quintero-Johnson Director Nominee Term 0 years Age 58 Board Committees • New Nominee
QUALIFICATIONS, ATTRIBUTES AND SKILLS
Ms. Quintero-Johnson is a Senior Advisor for Rothschild & Co SCA, a multinational investment bank, a position she has held since 2023. She was recommended to the Governance Committee as a potential director nominee by the Hershey Trust Company. Prior to joining Rothschild & Co SCA, Ms. Quintero-Johnson served as Corporate Vice President and Global Head of Corporate Development, Insights & Real Estate at The Coca-Cola Company, a leading beverage company. Prior to this, Ms. Quintero-Johnson served in various financial roles during her 32-year career at The Coca-Cola Company, including serving as the Chief of Staff to the Chief Financial Officer. Ms. Quintero-Johnson will bring extensive expertise in the areas of finance, strategic initiatives and transformations, and international operations to the Board.
PUBLIC COMPANY AND OTHER KEY DIRECTORSHIPS
• United Network of Organ Sharing (January 2024 to present)
• AARP (November 2022 to present)
• Cristo Rey Jesuit School Atlanta (May 2017 to present)
• Tattooed Chef Inc. (October 2020 to December 2023)
• Coca-Cola Beverages Africa (February 2019 to March 2023)
EDUCATION
• Bachelor of Science degree in Accounting and International Business from Georgetown University
• Master of Business Administration degree from the University of Virginia Darden School of Business

Cordel Robbin-Coker Director since 2024 Term 1 year Age 38 Board Committees • Compensation • Finance and Risk Management
QUALIFICATIONS, ATTRIBUTES AND SKILLS
Mr. Robbin-Coker is a director of Hershey Trust Company and a member of the Board of Managers of Milton Hershey School, a position he has held since January 2019. He is also Co-Founder and Chief Executive Officer of Carry1st, the leading venture-backed video game publisher and consumer fintech platform in Africa, a position he has held since July 2018. For the decade prior to founding Carry1st, Mr. Robbin-Coker served as an investment banker with Morgan Stanley and private equity investor with The Carlyle Group, culminating in his role as Vice President in the Carlyle Sub-Saharan Africa Fund. Mr. Robbin-Coker brings to the Board his expertise in consumer technology, mergers and acquisitions, international business, and corporate governance. As one of three representatives of Hershey Trust Company and Milton Hershey School nominated to serve on the Board, Mr. Robbin-Coker also brings valuable insights from our largest stockholder and the school that is its sole beneficiary.
PUBLIC COMPANY AND OTHER KEY DIRECTORSHIPS
• ADG Technology Inc. (July 2018 to present)
EDUCATION
• Bachelor of Arts degree in Political Science from Stanford University

Harold Singleton III Director Nominee Term 0 years Age 63 Board Committees • New Nominee
QUALIFICATIONS, ATTRIBUTES AND SKILLS
Mr. Singleton is a director of Hershey Trust Company and a member of the Board of Managers of Milton Hershey School, a position he has held since January 2023. He also serves on the mutual fund Board of Trustees of Fidelity Rutland Square Trust II at Fidelity Investments, a position he has held since January 2024. He was recommended to the Governance Committee as a potential director nominee by the Hershey Trust Company. From March 2016 to January 2022, he served as Vice President, Managing Director/Head of Manager Selection and Portfolio Construction at Lincoln Financial Group. Before Lincoln, he served as Managing Director, Head of Asset Management Companies and Global Head of Retail and Intermediary Sales at PineBridge Investments, from November 2010 to May 2012. Prior to that, Mr. Singleton held executive, portfolio management and analyst roles in financial services and investment management firms for more than 20 years. Mr. Singleton is a Chartered Financial Analyst, is National Association of Corporate Directors (“NACD”) Directorship Certified™, and holds the NACD CERT Certificate in Cyber-Risk Oversight. Mr. Singleton will bring to the Board his expertise in international business and corporate governance, including many years of experience in senior leadership positions in the investment management and financial services industries. As of one of three representatives of Hershey Trust Company and Milton Hershey School nominated to serve on the Board, Mr. Singleton will also bring valuable insights from our largest stockholder and the school as its sole beneficiary.
PUBLIC COMPANY AND OTHER KEY DIRECTORSHIPS
• Fidelity Rutland Square Trust II at Fidelity Investments (January 2024 to present)
• WisdomTree, Inc. (January 2022 to November 2023)
• Illinois Institute of Technology (May 2012 to present)
• Executive Leadership Council (January 2025 to present)
EDUCATION
• Bachelor of Science degree in Chemical Engineering from the Illinois Institute of Technology
• Master of Business Administration degree in Finance from The University of Chicago Booth School of Business

NON-EMPLOYEE DIRECTOR COMPENSATION
The Hershey Company Directors’ Compensation Plan
We maintain a Directors’ Compensation Plan that is designed to:
•Attract and retain highly qualified, non-employee directors; and
•Align the interests of non-employee directors with those of our stockholders by paying a portion of non-employee compensation in units representing shares of our Common Stock.
Directors who are employees of the Company receive no additional compensation for their service on our Board. Ms. Buck is the only employee of the Company who also served as a director during 2024 and thus received no additional compensation for her Board service.
The Board targets non-employee director compensation at the 50th percentile of compensation paid to directors at a group of our peer companies (the “Peer Group”). The Compensation Committee regularly reviews and as appropriate, makes changes to the Peer Group to ensure it is representative of the Company’s market for talent, business portfolio, overall size and global footprint. Information about the Peer Group is included in the section titled “Setting Compensation” in the Compensation Discussion & Analysis. Each year, with the assistance of the Compensation Committee and the Compensation Committee’s independent compensation consultant, the Board reviews the compensation paid to directors at companies in the then-current Peer Group to determine whether any changes to non-employee director compensation are warranted.
As a result of its annual review in December 2023, the Board determined that no changes to any element of non-employee director compensation were warranted in 2024. Accordingly, non-employee director compensation for 2024 was as follows:

Form of Compensation	2024 Payment ($)
Annual retainer for Chairman of the Board(1) (2)	150,000
Annual retainer for other non-employee directors	105,000
Annual Restricted Stock Unit award	170,000
Annual retainer for Lead Independent Director(2) (3)	50,000
Annual retainers for chairs of Audit, Compensation, Governance and Finance and Risk Management Committees(2)	25,000
____________________
(1)Applies only when Chairman of the Board is a non-employee director.
(2)Paid in addition to $105,000 annual retainer for non-employee directors.
(3)A Lead Independent Director is appointed if the Chairman of the Board is not independent.
As a result of its review in December 2024, the Board determined that no changes to any of the compensation elements were warranted in 2025. As such, all elements of non-employee director compensation described above for 2024 remain unchanged for 2025.
Payment of Annual Retainer, Lead Independent Director Fee and Committee Chair Fees
The annual retainer (including the annual retainer for the Chairman of the Board, when applicable) and any applicable Lead Independent Director or committee chair retainers for all non-employee directors are paid in quarterly installments on the 15th day of March, June, September and December, or the prior business day if the 15th is not a business day. Non-employee directors may elect to receive all or a portion of the annual retainer (including the annual retainer for the Chairman of the Board, when applicable) in cash or in Common Stock. Non-employee directors may also elect to defer receipt of all or a portion of the retainer (including the annual retainer for the Chairman of the Board, when applicable), any applicable Lead Independent Director retainer or committee chair retainers until the date their membership on the Board ends. Lead Independent Director and committee chair retainers that are not deferred are paid only in cash.
Non-employee directors choosing to defer all or a portion of their retainer, any applicable Lead Independent Director retainer or committee chair retainers may invest the deferred amounts in two ways:
•In a cash account that values the performance of the investment based upon the performance of one or more third-party investment funds selected by the director from among the mutual funds or other investment options available to all employees participating in our 401(k) plan. Amounts invested in the cash account are paid only in cash.

•In a deferred common stock unit account that we value according to the performance of our Common Stock, including reinvested dividends. Amounts invested in the deferred common stock unit account are paid in shares of Common Stock.
Restricted Stock Units
Restricted Stock Units (“RSUs”) are granted quarterly to non-employee directors on the first day of January, April, July and October. In 2024, the number of RSUs granted in each quarter was determined by dividing $42,500 by the average closing price of a share of our Common Stock on the NYSE on the last three trading days preceding the grant date. RSUs awarded to non-employee directors vest one year after the date of grant, or earlier upon termination of the director’s membership on the Board by reason of retirement (termination of service from the Board after the director’s 60th birthday or following completion of 13 years of service on the Board), death or disability, for any reason after a Change in Control as defined in our Executive Benefits Protection Plan (Group 3A) (“EBPP 3A”), or under such other circumstances as the Board may determine. In the case of a director who is also a director of Hershey Trust Company, RSUs also vest on the date of termination of such director’s membership on the Board in the event such director is not renominated for election to the Board due to, as a result of, or in anticipation of, the expiration of any term limit applicable to directors of Hershey Trust Company. Vested RSUs are payable to directors in shares of Common Stock or, at the option of the director, can be deferred as Common Stock units under the Directors’ Compensation Plan until the director’s membership on the Board ends. Dividend equivalent units are credited at regular rates on the RSUs during the restriction period and, upon vesting of the RSUs, are payable in shares of Common Stock or deferred as Common Stock units together with any RSUs the director has deferred.
As of March 7, 2025, Messrs. Crawford, Malcolm and Palmer and Mmes. Haben and Koken had attained retirement age for purposes of the vesting of RSUs.
Other Compensation, Reimbursements and Programs
The Board occasionally establishes committees of limited duration for special purposes. When a special committee is established, the Board will determine whether to provide non-employee directors with additional compensation for service on such committee based on the expected duties of the committee, the anticipated number and length of any committee meetings and other factors the Board, in its discretion, may deem relevant.
In November 2024, the Board established a special committee to review and respond to certain matters brought to the Board’s attention by Milton Hershey School and Hershey Trust Company, the Company’s controlling stockholder. The special committee held seven in 2024, and the directors serving on the special committee did not receive any additional compensation for their service.
In connection with the announcement of Ms. Buck’s retirement, the Board established a separate special committee in January 2025 to direct the search for the Company’s next CEO. The directors serving on the special committee will not receive any additional compensation for their service.
We reimburse our directors for travel and other out-of-pocket expenses they incur when attending Board and committee meetings and for minor incidental expenses they incur when performing directors’ services. We also provide reimbursement for at least one director continuing education program each year. Directors receive travel accident insurance while traveling on the Company’s business and receive discounts on the purchase of our products to the same extent and on the same terms as our employees. Directors also are eligible to participate in the Company’s Gift Matching Program. Under the Gift Matching Program, the Company will match, upon a director’s request, contributions made by the director to one or more charitable organizations, on a dollar-for-dollar basis up to a maximum aggregate contribution of $5,000 annually.
Stock Ownership Guidelines
Pursuant to the Board’s Corporate Governance Guidelines, non-employee directors are expected to own shares of Common Stock having a value equal to at least five times the annual retainer. Each non-employee director has until January 1 of the year following his or her fifth anniversary of becoming a director to satisfy the ownership guidelines. The Compensation Committee reviews the stock ownership guidelines annually to ensure they are aligned with external market comparisons. As of December 31, 2024, all non-employee directors were in compliance with the stock ownership guidelines, other than Ms. Kraus and Messrs. Ozan and Robbin-Coker who have until January 1, 2029 and January 1, 2030, respectively, to satisfy the ownership guidelines.

2024 Director Compensation
The following table and explanatory footnotes provide information with respect to the compensation paid or provided to non-employee directors during 2024:

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	All Other Compensation(3) ($)	Total ($)
Pamela M. Arway+	45,358	59,313	—	104,671
Victor L. Crawford*	146,415	170,000	5,000	321,415
Robert M. Dutkowsky†	51,071	85,000	—	136,071
Mary Kay Haben	121,346	170,000	—	291,346
James C. Katzman+	36,635	59,313	5,000	100,948
M. Diane Koken	105,000	170,000	5,000	280,000
Maria T. Kraus	105,000	170,000	5,000	280,000
Robert M. Malcolm	115,326	170,000	5,000	290,326
Kevin M. Ozan**	85,000	111,154	—	196,154
Anthony J. Palmer	122,445	170,000	5,000	297,445
Juan R. Perez	130,000	170,000	—	300,000
Cordel Robbin-Coker**	68,654	111,154	—	179,808
____________________
+ Ms. Arway and Mr. Katzman did not stand for re-election at the 2024 Annual Meeting of Stockholders. As such, their terms of services as directors ended on May 6, 2024.
* Typically, the annual retainer for all non-employee directors is paid in quarterly installments in March, June, September and December. Due to an administrative error, Mr. Crawford's March 2024 quarterly installment was delayed, and payment was not made until June 2024.
† Mr. Dutkowsky passed away on May 22, 2024, shortly after his election at the 2024 Annual Meeting of Stockholders.
** Messrs. Ozan and Robbin-Coker were elected at the 2024 Annual Meeting of Stockholders. As such, their terms of service as directors began on May 6, 2024.
(1)Includes amounts earned or paid in cash or shares of Common Stock at the election of the director or deferred by the director under the Directors’ Compensation Plan. Amounts credited as earnings on amounts deferred under the Directors’ Compensation Plan are based on investment options available to all participants in our 401(k) plan or our Common Stock and, accordingly, the earnings credited during 2024 were not considered “above market” or “preferential” earnings.
The following table sets forth the portion of fees earned or paid in cash or Common Stock, and the portion deferred with respect to retainers and fees earned during 2024:

Name	Immediate Payment			Deferred and Investment Election
	Cash Paid ($)	Value Paid in Shares of Common Stock ($)	Number of Shares of Common Stock (#)	Value Deferred to a Cash Account ($)	Value Deferred to a Common Stock Unit Account ($)	Number of Deferred Common Stock Units (#)
Pamela M. Arway	45,358	—	—	—	—	—
Victor L. Crawford	137,692	—	—	8,723	—	—
Robert M. Dutkowsky	51,071	—	—	—	—	—
Mary Kay Haben	121,346	—	—	—	—	—
James C. Katzman	—	—	—	—	36,635	191
M. Diane Koken	105,000	—	—	—	—	—
Maria T. Kraus	105,000	—	—	—	—	—
Robert M. Malcolm	115,326	—	—	—	—	—
Kevin M. Ozan	85,000	—	—	—	—	—
Anthony J. Palmer	—	—	—	—	122,445	642
Juan R. Perez	114,250	15,750	83	—	—	—
Cordel Robbin-Coker	68,654	—	—	—	—	—
(2)Represents the dollar amount recognized as expense during 2024 for financial statement reporting purposes with respect to RSUs awarded to the directors during 2024. RSUs awarded to directors are charged to expense in the Company’s financial statements at the grant date fair value on each quarterly grant date. The target annual grant date fair value of the RSUs for each director during 2024 was $170,000.

The following table provides information with respect to the number and market value of deferred Common Stock units and RSUs held as of December 31, 2024, based on the $169.35 closing price of our Common Stock as reported by NYSE on December 31, 2024, the last trading day of 2024. The information presented includes the accumulated value of each director’s deferred Common Stock units and RSUs. Balances shown below include dividend equivalent units credited in the form of additional Common Stock units on deferred amounts and dividend equivalent units credited in the form of additional Common Stock units on RSUs.

Name	Number of Deferred Common Stock Units (#)	Market Value of Deferred Common Stock Units as of December 31, 2024 ($)	Number of RSUs (#)	Market Value of RSUs as of December 31, 2024 ($)
Pamela M. Arway	—	—	—	—
Victor L. Crawford	3,465	586,800	920	155,802
Robert M. Dutkowsky	—	—	—	—
Mary Kay Haben	14,676	2,485,442	920	155,802
James C. Katzman	—	—	—	—
M. Diane Koken	8,183	1,385,798	920	155,802
Maria T. Kraus	—	—	920	155,802
Robert M. Malcolm	—	—	920	155,802
Kevin M. Ozan	—	—	596	100,933
Anthony J. Palmer	5,529	936,268	920	155,802
Juan R. Perez	—	—	920	155,802
Cordel Robbin-Coker	—	—	596	100,933
 .,
(3)Represents the Company match for contributions made by the director to one or more charitable organizations during 2024 under the Gift Matching Program.

SHARE OWNERSHIP OF DIRECTORS, MANAGEMENT
AND CERTAIN BENEFICIAL OWNERS
The following table sets forth information with respect to the beneficial ownership of our outstanding voting securities and exercisable stock options by:
•Each person or entity known by us to have beneficially owned more than 5% of our outstanding Common Stock or Class B Common Stock, as of March 7, 2025;
•Each of our directors, director nominees and NEOs named in this Proxy Statement; and
•All of our directors, director nominees, executive officers as a group, as of March 7, 2025.

Holder	Common Stock	Exercisable Stock Options	Deferred Common Stock Units(2)	Percent of Common Stock(3)	Class B Common Stock	Percent of Class B Common Stock(4)
Hershey Trust Company(5)	39,360	—	—	**	—	**
Hershey Trust Company, as trustee for the Milton Hershey School Trust(6) 100 Mansion Road, Hershey, PA 17033 Milton Hershey School(6) Founders Hall, Hershey, PA 17033	2,066,119	—	—	1.4	54,612,012	99.9
Vanguard Group, Inc.(7) 100 Vanguard Blvd, Malvern, PA 19355	19,387,143	—	—	13.1	—	**
Capital International Investors (8) 333 South Hoope St, 55th Floor, CA 90071	12,653,080			8.6		**
BlackRock, Inc.(9) 50 Hudson Yards, New York, NY 10001	12,264,953	—	—	8.3	—	**
Deepak Bhatia	10,459	—	—	**	—	**
Michele G. Buck*	79,821	199,275	77,437	**	—	**
Victor L. Crawford*	118	—	3,583	**	—	**
Timothy W. Curoe*	—	—	—	**	—	**
Michael Del Pozzo	—	—	—	**	—	**
Mary Kay Haben*	—	—	14,913	**	—	**
M. Diane Koken*	600	—	8,420	**	—	**
Huong Maria T. Kraus*	720	—	—	**	—	**
Deirdre A. Mahlan*	—	—	—	**	—	**
Robert M. Malcolm*	13,770	—	—	**	—	**
Barry Nalebuff*	—	—	—	**	—	**
Kevin M. Ozan*	—	—	—	**	—	**
Anthony J. Palmer*	10,670	—	5,765	**	—	**
Juan R. Perez*	5,141	—	—	**	—	**
Marie Quintero-Johnson*	—	—	—	**	—	**
Charles R. Raup (10)	14,568	—	—	**	—	**
Jason Reiman	13,679	3,485	7,926	**	—	**
Kristen J. Riggs	23,883	—	—	**	—	**
Cordel Robbin-Coker*	—	—	—	**	—	**
Harold Singleton III*	—	—	—	—	—	**
Steven E. Voskuil	26,296	—	—	**	—	**
All directors and executive officers as a group (24 persons)(1)	239,691	208,164	118,340	**	—	**

* Director/Director nominee
** Less than 1%

(1)Amounts listed also include the following RSUs that will vest and be paid to the following holders within 60 days of March 7, 2025:

Name	RSUs (#)
Deepak Bhatia	1,098
Michele G. Buck	5,303
Victor L. Crawford	225
Mary Kay Haben	225
M. Diane Koken	225
Huong Maria T. Kraus	225
Robert M. Malcolm	225
Anthony J. Palmer	225
Juan R. Perez	225
Charles R. Raup	6,677
Jason Reiman	970
Kristen J. Riggs	1,221
Steven E. Voskuil	1,394
For all directors and executive officers as a group, the amount listed also includes 2,821 RSUs that will vest and be paid within 60 days of March 7, 2025 to executive officers who are not a NEO.
Amounts listed also include shares for which certain of the directors share voting and/or investment power with one or more other persons as follows: Ms. Koken, 600 shares held at Glenmede Trust Company; Mr. Malcolm, 13,533 shares owned jointly with his spouse; and Mr. Palmer, 10,670 shares owned jointly with his spouse.
(2)Amounts listed include vested RSUs that are deferred shares and RSUs that will vest and defer within 60 days of March 7, 2025.
(3)Based upon 147,949,462 shares of Common Stock outstanding on March 7, 2025.
(4)Based upon 54,613,514 shares of Class B Common Stock outstanding on March 7, 2025.
(5)Please see the section titled “Information Regarding Our Controlling Stockholder” for more information about shares of Common Stock held by Hershey Trust Company as investments.
(6)Hershey Trust Company, as trustee for the Milton Hershey School Trust, has the right at any time to convert its Class B Common Stock into Common Stock on a share-for-share basis. If on March 7, 2025, Hershey Trust Company, as trustee for the Milton Hershey School Trust, converted all of its Class B Common Stock into Common Stock, Hershey Trust Company, as trustee for the Milton Hershey School Trust, would own beneficially 56,678,131 shares of our Common Stock (2,066,119 shares of Common Stock plus 54,612,012 shares of converted Class B Common Stock), or 27.8% of the 204,210,041 shares of Common Stock outstanding following the conversion (calculated as 149,598,029 shares of Common Stock outstanding prior to the conversion plus 54,612,012 shares of converted Class B Common Stock). For more information about the Milton Hershey School Trust, Hershey Trust Company, Milton Hershey School and the ownership and voting of these securities, please see the section titled “Information Regarding Our Controlling Stockholder”

(7)Information regarding Vanguard Group, Inc. and its beneficial holdings was obtained from a Schedule 13G/A filed with the SEC on November 12, 2024. The filing indicated that, as of September 30, 2024, Vanguard Group, Inc. had sole voting power over no shares, shared voting power over 185,437 shares of Common Stock, sole dispositive power over 18,700,877 shares of Common Stock and shared dispositive power over 686,266 shares of Common Stock. The filing indicated that Vanguard Group, Inc. is an investment advisor in accordance with Rule 13d-1(b)(1)(ii)(E).
(8)Information regarding Capital International Investors and its beneficial holdings was obtained from a Schedule 13G/A filed with the SEC on February 14, 2025. The filing indicated that, as of December 31, 2024, Capital International Investors had sole voting power over 12,586,661 shares of Common Stock, shared voting power over no shares, sole dispositive power over 12,653,080 shares of Common Stock and shared dispositive power over no shares. The filing indicated that Capital International Investors is an investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).

(9)Information regarding BlackRock, Inc. and its beneficial holdings was obtained from a Schedule 13G/A filed with the SEC on November 8, 2024. The filing indicated that, as of September 30, 2024, BlackRock, Inc. had sole voting power over 11,054,837 shares of Common Stock, shared voting power over no shares, sole dispositive power over 12,264,953 shares of Common Stock and shared dispositive power over no shares. The filing indicated that BlackRock, Inc. is a parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).

(10)Mr. Raup stepped down from his role as President, U.S. Confection on September 16, 2024 and retired on December 31, 2024. Shares of common stock were calculated based on the Company’s stock records as of December 31, 2024. No further ownership information was available to the Company after Mr. Raup ceased to be a Section 16 reporting person.

Information Regarding Our Controlling Stockholder
In 1909, Milton S. and Catherine S. Hershey established a trust having as its sole beneficiary Milton Hershey School, a school for the full-time care and education of disadvantaged children, located in Hershey, Pennsylvania. Hershey Trust Company, a state-chartered trust company, is trustee of the Milton Hershey School Trust.
As trustee for the Milton Hershey School Trust, Hershey Trust Company is our controlling stockholder, holding 2,066,119 shares of Common Stock and 54,612,012 shares of Class B Common Stock. The board of directors of Hershey Trust Company, with the approval of the board of managers (governing body) of Milton Hershey School (which authorizes the investment policy for the Milton Hershey School Trust), decides how funds held by Hershey Trust Company, as trustee for the Milton Hershey School Trust, will be invested and how its shares of The Hershey Company will be voted.
As of March 7, 2025 (the “Record Date”), Hershey Trust Company also held 39,630 shares of our Common Stock as investments. The board of directors or management of Hershey Trust Company decides how these shares will be voted.
Hershey Trust Company, as trustee for the Milton Hershey School Trust and as direct owner of investment shares, will be entitled to vote 54,612,012 shares of our Class B Common Stock and 2,105,749 shares of our Common Stock, respectively, at the Annual Meeting. In terms of voting power, because holders of Class B Common Stock are entitled to cast 10 votes for each share of Class B Common Stock held on the Record Date, Hershey Trust Company will have the right to cast 1.41% of all of the votes entitled to be cast on matters requiring the vote of the Common Stock voting as a separate class and 78.8% of all of the votes entitled to be cast on matters requiring the vote of the Common Stock and Class B Common Stock voting together as a single class at the Annual Meeting.
Our certificate of incorporation contains the following important provisions regarding our Class B Common Stock:
•All holders of Class B Common Stock, including Hershey Trust Company, as trustee for the Milton Hershey School Trust, may convert any of their Class B Common Stock shares into shares of our Common Stock at any time on a share-for-share basis.
•All shares of Class B Common Stock will automatically be converted to shares of Common Stock on a share-for-share basis if Hershey Trust Company, as trustee for Milton Hershey School Trust, or any successor trustee, or Milton Hershey School, as appropriate, ceases to hold more than 50% of the total Class B Common Stock shares outstanding and at least 15% of the total Common Stock and Class B Common Stock shares outstanding.
•We must obtain the approval of Hershey Trust Company, as trustee for the Milton Hershey School Trust, or any successor trustee, or Milton Hershey School, as appropriate, before we issue any Common Stock or take any other action that would deprive Hershey Trust Company, as trustee for the Milton Hershey School Trust, or any successor trustee, or Milton Hershey School, as appropriate, of the ability to cast a majority of the votes on any matter where the Class B Common Stock is entitled to vote, either separately as a class or together with any other class.

AUDIT COMMITTEE REPORT
To Our Stockholders:
The Audit Committee currently comprises four directors, each of whom is considered independent under the NYSE Rules and the SEC Rules. The Board has determined that each member of the Audit Committee is financially literate and that each of Ms. Kraus and Messrs. Crawford and Ozan qualifies as an “audit committee financial expert,” as that term is defined under the rules promulgated by the SEC.
Our role as the Audit Committee is to assist the Board in its oversight of:
•The integrity of the Company’s financial statements;
•The Company’s compliance with legal and regulatory requirements;
•The independent auditors’ qualifications and independence; and
•The performance of the independent auditors and the Company’s internal audit function.
The Audit Committee operates under a written charter that is reviewed annually.
Our duties as an Audit Committee include overseeing the Company’s management, internal auditors and independent auditors in their performance of the following functions, for which they are responsible:
Management
•Preparing the Company’s financial statements;
•Establishing effective financial reporting systems and internal controls and procedures; and
•Reporting on the effectiveness of the Company’s internal control over financial reporting.
Internal Audit Department
•Independently assessing management’s system of internal controls and procedures; and
•Reporting on the effectiveness of that system.
Independent Auditors
•Auditing the Company’s financial statements;
•Expressing an opinion about the financial statements’ conformity with U.S. generally accepted accounting principles; and
•Annually auditing the effectiveness of the Company’s internal control over financial reporting.
We meet periodically with management, the internal auditors and independent auditors, independently and collectively, to discuss the quality of the Company’s financial reporting process and the adequacy and effectiveness of the Company’s internal controls. Prior to the Company filing its Annual Report on Form 10-K for the year ended December 31, 2024 with the SEC, we also:
•Reviewed and discussed the audited financial statements with management and the independent auditors;
•Discussed with the independent auditors the matters required to be discussed by applicable requirements of the Public Company Accounting Oversight Board and the SEC;
•Received the written disclosures and the letter from the independent auditors in accordance with applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence; and
•Discussed with the independent auditors their independence from the Company.
We are not employees of the Company and are not performing the functions of auditors or accountants. We are not responsible as an Audit Committee or individually to conduct “field work” or other types of auditing or accounting reviews or procedures or to set auditor independence standards. In performing our duties as Audit Committee members, we have relied on the information provided to us by management and the independent auditors. Consequently, we do not assure that the audit of the Company’s financial statements has been conducted in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with U.S. generally accepted accounting principles or that the Company’s auditors are in fact “independent.”

Based on the reports and discussions described in this report, and subject to the limitations on our role and responsibilities as an Audit Committee referred to above and in our charter, we recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on February 18, 2025.
Submitted by the Audit Committee:
Kevin M. Ozan, Chair
Victor L. Crawford
Maria T. Kraus
Anthony J. Palmer

INFORMATION ABOUT OUR INDEPENDENT AUDITORS
The following table sets forth the amount of audit fees, audit-related fees, tax fees and all other fees billed or expected to be billed by Ernst & Young LLP, our independent auditors for the fiscal years ended December 31, 2024 and December 31, 2023:

Nature of Fees	2024 ($)	2023 ($)
Audit Fees	7,142,879	7,227,760
Audit-Related Fees(1)	432,857	307,086
Tax Fees(2)	484,965	513,799
All Other Fees(3)	—	—
Total Fees	8,060,701	8,048,645
____________________
(1)Fees associated primarily with services related to due diligence for potential business acquisitions and various other audit and special reports.
(2)Fees pertaining primarily to tax consultation and tax compliance services.
(3)Fees for other permissible services that do not meet the above category descriptions, including subscription programs.
The Audit Committee pre-approves all audit, audit-related and non-audit services performed by the independent auditors. The Audit Committee is authorized by its charter to delegate to one or more of its members the authority to pre-approve any audit, audit-related or non-audit services, provided that the approval is presented to the Audit Committee at its next scheduled meeting.
The Audit Committee pre-approved all services provided by Ernst & Young LLP in 2024.

PROPOSAL NO. 2 – RATIFICATION OF APPOINTMENT
OF INDEPENDENT AUDITORS

✓	The Board of Directors recommends that stockholders vote FOR ratification of the Audit Committee’s appointment of Ernst & Young LLP as the Company’s independent auditors for 2025
The Audit Committee has appointed Ernst & Young LLP as the Company’s independent auditors for 2025. Although not required to do so, the Board, upon the Audit Committee’s recommendation, has determined to submit the Audit Committee’s appointment of Ernst & Young LLP as our independent auditors to stockholders for ratification as a matter of good corporate governance.
The Audit Committee’s appointment of Ernst & Young LLP as the Company’s independent auditors for 2025 will be considered ratified if at least a majority of the votes of the Common Stock and Class B Common Stock (voting together as a single class) represented electronically or by proxy at the Annual Meeting are voted for the proposal. If stockholders do not ratify the appointment of Ernst & Young LLP as the Company’s independent auditors for 2025, the Audit Committee will reconsider its appointment.
Representatives of Ernst & Young LLP will attend the Annual Meeting, will have the opportunity to make a statement, if they so desire, and will be available to respond to questions.

COMPENSATION DISCUSSION & ANALYSIS
This section discusses and analyzes the decisions we made concerning the compensation of our named executive officers (“NEOs”) for 2024. It also describes the process for determining executive compensation and the factors considered in determining the amount of compensation awarded to our NEOs. Our NEOs for 2024 are:

Name	Title
Michele G. Buck(1)	Chairman of the Board, President and Chief Executive Officer (“CEO”)
Steven E. Voskuil	Senior Vice President, Chief Financial Officer (“CFO”)
Deepak Bhatia	Senior Vice President, Chief Technology Officer
Jason Reiman	Senior Vice President, Chief Supply Chain Officer
Kristen J. Riggs(2)	Former President, Salty Snacks and Chief Growth Officer
Michael Del Pozzo(3)	Former President, U.S. Confection
Charles R. Raup(4)	Former President, U.S. Confection
____________________
(1)In January 2025, the Company announced that Ms. Buck intends to retire from the Company effective June 30, 2026. Ms. Buck will continue to serve as Chairman of the Board, President and CEO until June 30, 2026 or, if earlier, until her successor is appointed as President and CEO.

(2)Ms. Riggs ceased to serve as President, Salty Snacks and Chief Growth Officer effective January 31, 2025 and her employment with the Company will terminate on May 31, 2025.
(3)Mr. Del Pozzo was hired on September 16, 2024 and subsequently resigned effective December 12, 2024.

(4)On August 29, 2024, the Company announced that Mr. Raup intended to retire effective December 31, 2024. In connection with his pending retirement, Mr. Raup stepped down from his role as President, U.S. Confection on September 16, 2024 and remained employed as a non-executive officer through December 31, 2024.

Executive Summary
Strategic Plan & Financial Performance Results
The Hershey Company, headquartered in Hershey, PA, is a global snacking manufacturer, whose purpose is to make more moments of goodness through our chocolate confections, sweets, salty snacks and protein brands. We have approximately 20,000 employees around the world who work every day to deliver delicious, quality products. We have more than 90 brands that drive approximately $11.2 billion in annual revenues.
Our vision is to be a leading snacking powerhouse. We are currently the number two snacking manufacturer in the United States. We aspire to be a leader in meeting consumers’ evolving snacking needs while strengthening the capabilities that drive our growth. We are focused on four strategic imperatives to ensure the Company’s success now and in the future:
•Build and extend our portfolio of beloved brands;
•Be the partner of choice with high growth retail customers;
•Be the most resilient and efficient provider of our great-tasting snacks; and
•Power performance through technology and by transforming how we work.
Our strategic plan, and the financial metrics we establish to help achieve and measure our success, serve as the foundation of our executive compensation program. In February 2024, we announced that Company financial expectations for 2024 would reflect the impact of cocoa cost inflation, with net sales projected to grow 2-3% and adjusted earnings per share to be flat.
For 2024, the Company did not meet its net sales and adjusted earnings per share expectations and consequently, the annual incentive plan paid out at 47% of target. The Company had visibility into cocoa related financial pressure and accelerated its business transformation in response. However, as the year progressed financial performance was impacted by reduced consumer discretionary spending and a slowdown in convenience channel
See the section titled “Annual Incentives” for more information regarding our 2024 annual incentive targets and related results.

2024 Growth Net Sales in millions of dollars	2024 Growth Adjusted Earnings per Share-Diluted(1)
(1)    While we report our financial results in accordance with U.S. generally accepted accounting principles (“GAAP”), we also use non-GAAP financial measures in order to provide additional information to investors to facilitate the comparison of past and present performance. Some of the financial targets under our short- and long-term incentive programs are also derived from non-GAAP financial measures, such as adjusted earnings per share-diluted. For more information on how we define adjusted earnings per share-diluted and a reconciliation to earnings per share-diluted, the most directly comparable GAAP measure, please see Appendix A.
Executive Compensation Philosophy
Our executive compensation philosophy is to provide compelling, dynamic, market-based total compensation tied to performance and aligned with our stockholders’ interests. Our goal is to ensure the Company has the talent it needs to maintain sustained long-term performance for our stockholders, employees and communities. The guiding principles that help us achieve this goal are compensation programs that do the following:

Hershey Has Strong Pay-for-Performance Alignment
The Compensation and Human Capital Committee (the “Compensation Committee”) of our Board of Directors (the “Board”) has oversight responsibility for our executive compensation framework and for aligning our executives’ pay with the Company’s performance. We believe we have strong pay-for-performance alignment because a significant portion of each NEO’s target total direct compensation is tied to the financial performance of the Company, as well as stockholder returns. In addition, consistent with our pay‐for‐performance philosophy, our Compensation Committee also assesses the quality of our financial results in conjunction with our non‐financial performance, such as Company culture, human capital management objectives, including planning and talent development, employee engagement, safety, and progress on our ESG initiatives, to enhance the link between compensation and performance. Performance goals are set with the intention to deliver peer‐leading performance.
In 2024, approximately 89% of our CEO’s and 78% of our other NEOs’ target total direct compensation was at-risk, including a substantial portion tied to stockholder value. Specifically, 71% of CEO and 56% of other NEO total compensation was granted in the form of long-term incentives that are impacted by share price tied to Total Shareholder Return (“TSR”). Combined with the other financial and strategic metrics that determine our NEOs’ compensation, we have aligned our executive compensation program with the long-term interests of our stockholders.
Our Stockholders Strongly Approve of Our Pay Practices
Last year, our stockholders overwhelmingly approved our “say-on-pay” resolution, with more than 88% of the votes cast by the holders of Common Stock and more than 98% of the combined votes cast by the holders of the Common Stock and Class B Common Stock voting in favor. Our Compensation Committee believes the results of last year’s “say-on-pay” vote affirmed our stockholders’ support of our Company’s executive compensation program. Our approach to executive compensation in 2024 was substantially the same as the approach stockholders approved at our 2024 Annual Meeting of Stockholders.
At the 2023 Annual Meeting of Stockholders, our stockholders voted to continue having an annual “say-on-pay” vote as described in “Proposal No. 3 – Advisory Vote on Named Executive Officer Compensation.” As required by Section 14A of the Exchange Act, we will next ask stockholders to express a preference for the frequency of the “say-on-pay” vote at our 2029 Annual Meeting of Stockholders.

We believe our compensation and governance policies and practices are significant drivers of our stockholder support. These policies and practices include:

WHAT WE DO	Pay for performance: A substantial percentage of each NEO’s target total direct compensation is at-risk.
Performance measures support strategic objectives: The performance measures we use in our compensation programs reflect strategic and operating objectives, creating long-term value for our stockholders.

Appropriate risk-taking: We set performance goals that consider our publicly-announced financial expectations, which we believe will encourage appropriate risk taking. Our incentive programs are appropriately capped so as not to encourage excessive risk taking.

“Double-trigger” benefits in the event of a change in control: In the event of a change in control, the payment of severance benefits and the acceleration of vesting of long-term incentive awards that are replaced with qualifying awards will not occur unless there is also a qualifying termination of employment upon or within two years following the change in control.

“Clawback” Policy: Our Compensation Recovery Policy applies to all current and former executive officers within a 3-year “lookback” period and requires recovery of previously awarded incentive-based compensation when payment was made as a result of achieving financial metrics that were subsequently amended due to an accounting restatement, regardless of whether the restatement was material or due to any misconduct. The amount subject to clawback under the Policy is the difference between the amount that would have been received based on the restated financial reporting measure and the amount actually paid to the officer. The policy further strengthens and is supplemental to existing clawback provisions. For more information, see the section titled “Other Compensation Policies and Practices—Clawbacks” set forth in this Proxy Statement.

Significant stock ownership guidelines: Our NEOs and other executives are required to accumulate and hold stock equal to a multiple of base salary. If an executive has not met his or her ownership requirement in a timely manner, the executive is required to retain a portion of shares received under long-term incentive awards until the requirement is met.

WHAT WE DON’T DO	Excessive perquisites: Executive perquisites are kept to a minimal level relative to a NEO’s total compensation and do not play a significant role in our executive compensation program.
Tax gross-ups: We generally do not provide tax gross-ups, except for relocation expenses and benefits available to all similarly situated employees.
Prepayment of dividends on unearned PSUs: Dividends are not paid on PSU awards during the three-year performance cycle.
Hedging Company stock: Our NEOs, directors, employees and other insiders are prohibited from entering into hedging transactions related to our stock, including forward sale purchase contracts, equity swaps, collars or exchange funds.

Pledging Company stock: Our NEOs, directors, employees and other insiders are prohibited from entering into pledging transactions related to our stock.
Re-pricings or exchanges of underwater stock options: Our stockholder-approved EICP prohibits re-pricing or exchange of underwater stock options without stockholder approval.

Changes to our Annual and Long-Term Incentive Programs
During 2023, the Compensation Committee completed a thorough and holistic review of our incentive programs. As a result of its review, effective for 2024 the Compensation Committee approved two changes designed to strengthen alignment with our strategic goal of enabling top quartile performance, increase focus and accountability for delivering market share growth, and continue to drive performance in the key financial metrics that create value for our stockholders.

The following is a summary of these program design changes:

Annual Incentive Program

Design Change	Rationale
Added Market Share Modifier	Delivers accountability for near-term market share performance and enhanced pay-for-performance alignment between payouts and performance results

The market share modifier measures share growth within our key business segments against planned internal targets. It is a binary modifier structured as a percentage increase or decrease of the total annual incentive score. Depending on actual performance, the market share modifier adjusts the annual incentive score positively or negatively by up to + / - 10%.

Long-Term Incentive Program

Design Change	Rationale
Replaced three-year cumulative Free Cash Flow metric with three-year Free Cash Flow % of Net Sales metric	Drives greater accountability for the effectiveness of capital deployment decisions

The free cash flow % of net sales metric incentivizes efficient cash flow generation to better support our strategic goals. It is measured against an internal target and is weighted 33% in the total performance cycle calculation.

2024 Performance Results and Payouts
2024 OHIP - Performance Metrics and Results
Payouts under the 2024 One Hershey Incentive Program (“OHIP”) reflect our below threshold performance in net sales and adjusted earnings per share-diluted, and maximum performance in earnings before interest and tax (“EBIT”) margin %. As described earlier, a market share modifier component was added to our 2024 annual incentive program to deliver accountability for share growth performance versus planned targets. In 2024, because we did not satisfy all of our market share performance objectives, this measure had a negative impact on the Company performance score. As a result, the 2024 OHIP award was entirely based on the Company performance score of 47% of target.

Metric	2024 Results	2024 Awards
Net Sales(1)	0.4% growth	47.00% of target payout
Adjusted Earnings per Share-Diluted(2)	(2.3%) growth
EBIT Margin %(3)	23.17%
Market Share Modifier(4)	(6%) impact
____________________
(1)For purposes of determining the Company performance score, net sales is measured on a constant currency basis, which is a non-GAAP performance measure, and, is then further adjusted to reflect the impact of divestitures and acquisitions as compared to target. To calculate net sales on a constant currency basis, net sales for the current fiscal year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average rates during the comparable period of the prior fiscal year. For more information on our use of non-GAAP performance measures, please see Appendix A.
(2)For purposes of determining the Company performance score, adjusted earnings per share-diluted as determined for financial reporting purposes, which is a non-GAAP performance measure, is further adjusted to reflect the impact of divestitures and acquisitions as compared to target. For more information on how we define adjusted earnings per share-diluted, please see Appendix A.
(3)EBIT Margin % is a non-GAAP performance measure, which is defined as adjusted operating profit divided by net sales. Adjusted operating profit is defined as reported operating profit, excluding certain items impacting comparability, which may include business realignment activities, acquisition-related costs and benefits, long-lived and intangible asset impairment charges, and gains and losses associated with mark-to-market commodity derivatives.
(4)For purposes of determining the Company performance score, the market share modifier measures Hershey’s market share change versus prior year in the U.S. Candy, Mint and Gum (“U.S. CMG”), Ready-to-Eat Popcorn (“RTE Popcorn”), and Pretzels categories. It is based on available Circana data through December 2024 for measured channels in key markets where the Company competes. The total modifier result is determined based upon the separate measurement of U.S. CMG and RTE Popcorn plus Pretzels categories, weighted based upon in-year performance impact and future growth ambition. Share growth performance less than our internal target range results in a negative impact to the Company performance score, while growth more than our internal target range results in a positive impact to the Company performance score. For 2024, we did not satisfy our market share performance target in the U.S. CMG category, but market share growth in our RTE Popcorn plus Pretzels categories was above our target. Therefore, there was a net (6%) impact to our final Company performance score, as reflected in the table above.

2022-2024 PSU Cycle - Performance Metrics and Results
Payouts under the 2022-2024 PSU Cycle reflect our below target performance in TSR and three-year cumulative free cash flow, and above target performance in three-year compound annual growth rate (“CAGR”) in adjusted earnings per share-diluted. As a result of this mixed performance, 2022-2024 PSUs vested at 123.34% of target as shown in the table below and described in more detail in the section titled “Performance Stock Unit Targets and Results.”

Metric	2022-2024 Results	2022-2024 Awards
Total Shareholder Return(1)	42nd percentile	123.34% of target payout
Three-year CAGR in Adjusted Earnings per Share-Diluted(2)	9.2% CAGR
Three-year Cumulative Free Cash Flow(3)	$5,073M
____________________
(1)For our 2022-2024 PSU awards, TSR was measured based on the average closing price of the Common Stock in the month of December 2021 as compared to the average closing price of the Common Stock in the month of December 2024.

(2)Adjusted earnings per share-diluted is a non-GAAP performance measure. For more information regarding how we define adjusted earnings per share-diluted, please see Appendix A.
(3)Cumulative free cash flow is measured using net cash provided by operations less capital expenditures and write-downs of investment tax credits.

The Role of the Compensation Committee
The Compensation Committee has primary responsibility for making compensation decisions for our executive officers other than our CEO. Our CEO’s compensation is approved by the independent members of the Board based on the recommendations of the Compensation Committee.
The Compensation Committee operates under a charter approved by the Board. The Compensation Committee uses information from its independent compensation consultant, input from our CEO (except for matters regarding her own pay) and assistance from our Human Resources Department to make decisions and to conduct its annual review of the Company’s executive compensation program.
The Compensation Committee works with a rolling agenda, with its heaviest workload occurring during the first quarter of the year. During this quarter, decisions are made with respect to annual and long-term incentives earned based on the prior year’s performance, and target compensation levels are finalized for the current year. The Compensation Committee also reviews and approves this “Compensation Discussion & Analysis.” During the second and third quarters, the Compensation Committee reviews materials relating to peer group composition, tally sheets, competitive pay analysis and other information that forms the foundation for future decisions. The Compensation Committee uses the third and fourth quarters to finalize decisions relating to the peer group and compensation plan design for the upcoming year.
The Compensation Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee of the Compensation Committee and, pursuant to the provisions of the EICP, may appoint the CEO as a committee of the Board as necessary for the purpose of making equity grants under the EICP; provided, however, that the Compensation Committee may not delegate the approval of certain transactions to a subcommittee or to the CEO if such transactions involve the approval or grant of equity-based compensation to an “officer” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934 (“Exchange Act”) or certification as to the attainment of performance goals for a “covered employee” for purposes of Section 162(m) of the Internal Revenue Code (“IRC”) unless such subcommittee consists solely of members of the Compensation Committee who are (i) “Non-Employee Directors” for the purposes of Rule 16b-3 under the Exchange Act, and (ii) “outside directors” for the purposes of Section 162(m) of the IRC.
Role of the Independent Compensation Consultant
Pursuant to its charter, the Compensation Committee is directly responsible for the appointment, compensation and oversight of the work of an independent compensation consultant, and for fiscal 2024, the Compensation Committee retained Frederic W. Cook & Co., Inc. (“F.W. Cook”) as its independent compensation consultant. F.W. Cook’s services included advice, counsel and recommendations with respect to the composition of our Peer Group and competitive data used for benchmarking our director and executive compensation program. F.W. Cook advised the Compensation Committee on director and executive compensation and performed no other work for the Company. F.W. Cook also provided updates on relevant trends and emerging market practices in compensation design and philosophy, as well as policy developments related to the Compensation Committee’s mandate.
The Committee has assessed the independence of F.W. Cook pursuant to SEC and NYSE Rules and concluded that no conflict of interest exists that would prevent the consulting firm from independently advising the Committee.
In establishing compensation levels and awards for executive officers other than our CEO, the Compensation Committee takes into consideration the recommendations of F.W. Cook and the Human Resources Department, combined with our CEO’s evaluations of each officer’s individual performance and Company performance. The Compensation Committee evaluates non-employee director compensation primarily on the basis of peer group data used for benchmarking director compensation provided by F.W. Cook.

Compensation Components
Our executive compensation program includes the following key elements:

Element	Design	Purpose
Base Salary	Fixed compensation component. Reviewed annually and adjusted as appropriate.	Intended to attract and retain executives with proven skills and leadership abilities that will enable us to be successful.
Annual Incentive Award	Variable, performance-based compensation component. Payable based on business results and subject to adjustment based on the quality of our financial results in
conjunction with our non‐financial
performance, such as Company culture,
human capital management objectives,
including planning and talent development,
employee engagement, safety, and progress
	on our ESG initiatives.	Intended to motivate and reward executives for successful execution of strategic priorities.
Long-Term Incentive Awards	Variable compensation component. Granted annually as a combination of RSUs and PSUs. PSUs are considered to be performance-based; the value of amounts actually earned depends on Company and stock price performance.	Intended to motivate and reward executives for long-term Company financial performance and enhanced long-term stockholder value by balancing compensation opportunity and risk, while encouraging sustained performance and retention.

The following charts illustrate the weighting of base salary, annual incentive awards and long-term incentive awards at target for our CEO and our other NEOs during 2024:

At-Risk Compensation = 89%	At-Risk Compensation = 78%

Setting Compensation
The Compensation Committee’s annual compensation review for 2024 included an analysis of data comparing the Company’s executive compensation levels against a peer group of publicly-held consumer products companies. The Compensation Committee uses this and other information provided by F.W. Cook to reach an independent recommendation regarding compensation to be paid to our CEO, directors and other officers. The Compensation Committee’s final recommendation with respect to CEO compensation is then given to the independent directors of our Board for review and final approval.
Companies in the peer group used to benchmark executive pay levels for 2024 (the “2024 Peer Group”) are:

Church & Dwight Co., Inc.	Kellanova	Mondelez International, Inc.
Colgate-Palmolive Company	Keurig Dr. Pepper, Inc.	The Campbell’s Company
ConAgra Brands, Inc.	Kimberly-Clark Corporation	The Clorox Company
General Mills, Inc.	Lamb Weston Holdings, Inc.	The Kraft Heinz Company
Hormel Foods Corporation	McCormick & Company, Inc.	The J.M. Smucker Company
In 2023, the Compensation Committee determined that recent acquisition activity and changes in business structure and valuation supported the review and renovation of our peer group. The Compensation Committee’s review determined that evolution from two to one peer group for evaluation of performance and pay was ideal, simplifying the process and leading to a more rigorous and consistent comparison. The Compensation Committee selected the companies in the 2024 Peer Group after reviewing publicly held companies offering products/services similar to ours, with annual revenues within a range of approximately one-third to three times our annual revenue (with the exception of Mondelez International, Inc. who is outside of this range and whom we also consider a peer company for executive talent) and market capitalization within a reasonable range of our market capitalization. As a result of this review, three companies from our 2023 Compensation Peer Group were removed and not included in our 2024 Peer Group as they were no longer the most aligned with the selection criteria noted above (Brown-Forman Corporation, Constellation Brands, Inc., and Molson Coors Beverage Company). These companies were replaced by Church & Dwight Co., Inc., Lamb Weston Holdings, Inc. and The Kraft Heinz Company. As compared to the 2024 Peer Group, Hershey’s revenue and market capitalization were at the 39th and 88th percentiles, respectively.
Compensation data from the 2024 Peer Group was supplemented by composite data from consumer products and general industry companies of comparable size. The survey composite data provided us with broader, industry-specific information regarding pay levels at consumer products and general industry companies for positions similar to those held by our NEOs.
The Compensation Committee reviewed a report summarizing target total direct compensation (base salary plus target annual incentive plus target long-term incentive) levels at the 25th, 50th and 75th percentiles of the 2024 Peer Group and the survey composite data for positions comparable to those held by each of our NEOs. Hershey targets total direct compensation for its executive officers, in aggregate, at competitive pay levels using the median of our peer group for reference. Positioning varies by job, and the Compensation Committee considers a number of factors including market competitiveness, specific duties and responsibilities of the executive versus those of peers, experience and succession planning. The Compensation Committee believes it is appropriate to reward the executive management team with compensation above or below the competitive median if the financial targets associated with its variable pay programs are above or below target, respectively.
During 2024, the Compensation Committee received detailed tally sheets prepared by management. Each tally sheet captures comprehensive compensation, benefits and stock ownership data. The tally sheets provide the Compensation Committee with a complete picture of each executive’s current and projected compensation and the amount of each element of compensation or other benefit the executive would receive in the event of voluntary or involuntary termination, retirement, disability, death or upon a change in control. The Compensation Committee considers this information, as well as the benchmark information, when making compensation decisions.
Base Salary
Base salary for each NEO is determined by considering the relative importance of the position, the competitive marketplace and the individual’s performance, responsibilities and experience. Salary reviews are generally conducted annually at the beginning of the year. Each NEO’s base salary is compared to internal and external references. Base salary adjustments, if any, are made after considering market references, Company performance against financial goals and individual performance. CEO performance is evaluated by the Compensation Committee and independent members of the Board. The CEO evaluates the performance of her direct reports, including all NEOs, and reviews her recommendations for salary adjustments with the Compensation Committee prior to its approval of the base salary for each NEO. If a NEO has responsibility for a particular business unit, the business unit’s financial results also will be strongly considered.

On the basis of the foregoing considerations, the Compensation Committee, and all independent directors in the case of our CEO, approved base salaries for 2024 as set forth in the table below. With the exception of Mr. Reiman, no salary changes were approved for 2024. Effective April 1, 2024, Mr. Reiman’s salary was adjusted based on market data and other factors.

Name	2024 Base Salary ($)	Increase from 2023 (%)
Ms. Buck	1,400,000	—
Mr. Voskuil	790,000	—
Mr. Bhatia	725,000	—
Mr. Reiman	765,000	9.3
Ms. Riggs	790,000	—
Mr. Del Pozzo(1)	725,000	—
Mr. Raup	790,000	—
____________________
(1)Represents Mr. Del Pozzo’s 2024 annual base salary. Mr. Del Pozzo was hired on September 16, 2024 and subsequently resigned effective December 12, 2024. His compensation paid during 2024 was prorated from his date of hire.
See Column (c) of the “2024 Summary Compensation Table” for information regarding the base salary earned by each of our NEOs during 2024.
Annual Incentives
Our NEOs are eligible to receive an annual cash incentive award under the OHIP. The OHIP links the NEO’s annual payout opportunity to measures he or she can affect most directly. For 2024, our CEO and all employees reporting directly to her, including the NEOs, had common financial objectives tied to total Company performance consistent with their responsibility to manage the entire Company. Total Company performance targets are established in the context of our announced expectations for financial performance, prior year results and market conditions.
For 2024, our NEOs were eligible to earn individual OHIP awards as follows:

Name	2024 Target OHIP (% of Base Salary)
Ms. Buck	160
Mr. Voskuil	100
Mr. Bhatia	100
Mr. Reiman	85
Ms. Riggs	100
Mr. Del Pozzo	100
Mr. Raup	100
In determining the target OHIP percentage for each of the NEOs, the Compensation Committee, and the independent directors in the case of our CEO, considered the value of target total cash compensation against market references. Target total cash compensation levels for each of the NEOs fall within an appropriate range relative to the median for comparable positions in the market given each incumbent’s performance, responsibilities and tenure in the role.
In general, the final OHIP award is determined by multiplying the NEO’s actual salary received in 2024, by (i) the NEO’s 2024 target OHIP percentage (as reflected in the table above) and (ii) the financial performance scores ranging from 0% to 200% based on Company performance, subject to adjustment based on the market share modifier component and further adjustment at the discretion of the Compensation Committee based on the quality of our financial performance and non‐financial performance results.
As described earlier, the Compensation Committee added a market share modifier component to the annual incentive program in 2024. This change delivered increased accountability for near-term market share performance and enhanced pay-for-performance alignment between OHIP payouts and performance results.

The Company financial performance goals are established at the beginning of each year by the Compensation Committee. If the financial performance scores exceed the target objectives, a NEO may receive an OHIP payout greater than his or her target award value; however, payouts will not exceed 200% of each NEO’s target opportunity. If the financial performance scores are below the target objectives, the NEO’s OHIP payout will be below his or her target award value, subject to no award if performance is below threshold levels. Once the financial performance review is complete, the Compensation Committee retains discretion to adjust final OHIP award payouts based on the Company’s overall performance against financial and non-financial objectives.
2024 OHIP Financial Performance Targets and Results (100% of Total OHIP)
Our 2024 OHIP financial performance targets, our financial performance results for 2024 and the resulting financial performance scores for OHIP were as follows:

Metric	2024 Target		2024 Actual		Target Award (%)	Performance Score (%)
	($)	(% growth)	($)	(% growth)
Net Sales(1)	11.512 billion	3.1	11.215 billion	0.4	50.00	—
Adjusted Earnings per Share-Diluted(2)	9.59	—	9.37	(2.3)	25.00	—
EBIT Margin %(3)	22.80%	(137) basis points	23.17%	(100) basis points	25.00	50.00
Base OHIP Company Score					100.00	50.00
Market Share Modifier(4)					+/- 10	(6)
Total OHIP Company Score						47.00
____________________
(1)For purposes of determining the Company performance score, net sales is measured on a constant currency basis, which is a non-GAAP performance measure, and is then further adjusted to reflect the impact of divestitures and acquisitions as compared to target. To calculate net sales on a constant currency basis, net sales for the current fiscal year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average rates during the comparable period of the prior fiscal year. For more information on our use of non-GAAP performance measures, please see “Appendix A.”
(2)For purposes of determining the Company performance score, adjusted earnings per share-diluted as determined for financial reporting purposes, which is a non-GAAP performance measure, and is further adjusted to reflect the impact of divestitures and acquisitions as compared to target. For more information regarding how we define adjusted earnings per share-diluted, please see “Appendix A.”
(3)EBIT Margin % is a non-GAAP performance measure, which is defined as adjusted operating profit divided by net sales. Adjusted operating profit is defined as reported operating profit, excluding certain items impacting comparability, which may include business realignment activities, acquisition and integration-related costs, other miscellaneous losses and benefits, and gains and losses associated with mark-to-market commodity derivatives.
(4)For purposes of determining the Company performance score, the market share modifier measures Hershey’s market share change versus prior year in the U.S. CMG, RTE Popcorn, and Pretzels categories. It is based on available Circana data through December 2024 for measured channels in key markets where the Company competes. The total modifier result is determined based upon the separate measurement of U.S. CMG and RTE Popcorn plus Pretzels categories, weighted based upon in-year performance impact and future growth ambition. Share growth performance less than our internal target range results in a negative impact to the Company performance score, while growth more than our internal target range results in a positive impact to the Company performance score. For 2024, we did not satisfy our market share performance target in the U.S. CMG category, but market share growth in our RTE Popcorn plus Pretzels categories was above our target. Therefore, there was a net (6%) impact to our final Company performance score, as reflected in the table above. For calculation purposes, the base OHIP score is multiplied by the market share modifier.
Consistent with our standard practice, 2024 OHIP financial performance targets were set in-line with our Board-approved 2024 annual financial plan. This aligns our annual incentive program design with The Hershey Company’s financial outlook as communicated to investors at the beginning of the year. Consistent with our Board-approved annual financial plan, 2024 targets for our Adjusted Earnings per Share-Diluted and EBIT Margin % metrics were established to reflect the historic inflation in the cost of cocoa, a key commodity for our business.

Once the Compensation Committee reviewed the Company financial performance score, they considered the quality of the financial results in conjunction with our non‐financial performance, such as Company culture, human capital management objectives including planning and talent development, employee engagement, safety, and progress on our ESG initiatives. The Compensation Committee did not make any performance adjustments to the OHIP payouts for 2024. Based upon the Total OHIP Company Score of 47%, the NEOs earned the following OHIP payout:

Name	Award Target (%)	Award Target(1) ($)	2024 OHIP Payout(2) ($)
Ms. Buck	160	2,240,000	1,052,800
Mr. Voskuil	100	790,000	371,300
Mr. Bhatia	100	725,000	340,750
Mr. Reiman	85	636,438	299,126
Ms. Riggs	100	790,000	371,300
Mr. Del Pozzo	100	178,461	—
Mr. Raup	100	790,000	371,300
____________________
(1)Target award is based upon actual salary received in 2024.
(2)Mr. Del Pozzo terminated from the Company before December 31, 2024 and is not eligible for a 2024 OHIP Payout.
Long-Term Incentives
We provide long-term incentive opportunities to motivate, retain and reward our NEOs for their contributions to multi-year performance in achieving strategies and improving long-term share value. In February of each year, the Compensation Committee awards long-term incentive grants to our NEOs.
The Compensation Committee, and the independent directors in the case of our CEO, determines the value of annual long-term incentive awards made to each NEO by considering the NEO’s target total direct compensation against external references. The target awards approved in 2024, expressed in dollars, were:

Name	Target Long-Term Incentive Award ($)
Ms. Buck	8,750,000
Mr. Voskuil	2,300,000
Mr. Bhatia	1,812,500
Mr. Reiman	1,600,000
Ms. Riggs	2,014,500
Mr. Del Pozzo	1,850,000
Mr. Raup	2,014,500
The Compensation Committee values RSUs and PSUs using the closing stock price of the Company’s Common Stock on the NYSE on the date of grant. Target total direct compensation levels for each of the NEOs fall within an appropriate range relative to the market for comparable positions in the market given each incumbent’s performance, responsibilities and tenure in the role.
At the sole discretion of the Compensation Committee, all NEOs (other than Ms. Buck) have the opportunity to receive long-term incentive grants above or below their targeted amounts based on individual performance. See the “2024 Grants of Plan-Based Awards Table” for additional information.
Performance Stock Unit Targets and Results (65% of Long-Term Incentive Mix)
PSUs are granted to NEOs and other executives in a position to affect the Company’s long-term results as part of a total compensation package based on the peer group and survey composite benchmarks. At the start of each three-year cycle, a contingent target number of PSUs is established for each executive. These PSU awards represent approximately 65% of the NEO’s long-term incentive compensation target award. See the “2024 Grants of Plan-Based Awards Table” for additional information.

The performance objectives for the 2022-2024 performance cycle awarded in 2022 were based upon the following metrics:
•Three-year relative TSR versus the 2022 Financial Peer Group described below;
•Three-year CAGR in adjusted earnings per share-diluted measured against an internal target; and
•Three-year cumulative free cash flow measured against an internal target.
These metrics are weighted 34%, 33% and 33%, respectively.
In October 2021, the Compensation Committee approved the following 15 companies as a separate peer group for measuring relative TSR within our 2022-2024 PSU cycle (the “2022 Financial Peer Group”):

Colgate-Palmolive Company	Kimberly-Clark Corporation	The Clorox Company
ConAgra Brands, Inc.	McCormick & Company, Inc	The Hain Celestial Group, Inc.
Flowers Foods	Mondelez International, Inc.	The J.M. Smucker Company
General Mills	Post Holdings, Inc.	The Kraft Heinz Company
Kellanova	The Campbell’s Company	TreeHouse Foods, Inc.
Payment of any amounts earned is made in shares of Common Stock at the conclusion of the three-year performance cycle. The maximum award for any participant in a performance cycle is 250% of the contingent target award.
Targets and results for the 2022-2024 performance cycle were as follows:

Metric	Target	Actual Performance	Target Award Weighting (%)	Final Performance Score (% of Target)
Total Shareholder Return(1)	50th Percentile	42nd Percentile	34.00	24.93
Three-year CAGR in Adjusted Earnings per Share-Diluted(2)	8.1% CAGR	9.2% CAGR	33.00	75.22
Three-year Cumulative Free Cash Flow(3)	$5,273M	$5,073M	33.00	23.19
Total			100.00	123.34
____________________
(1)For our 2022-2024 PSU awards, TSR was measured based on the average closing price of the Common Stock in the month of December 2021 as compared to the average closing price of the Common Stock in the month of December 2024.
(2)Adjusted earnings per share-diluted is a non-GAAP performance measure. For more information regarding how we define adjusted earnings per share-diluted, please see Appendix A.
(3)Cumulative free cash flow is measured using net cash provided by operations less capital expenditures and write-downs of investment tax credits.
At the conclusion of each three-year cycle, the Compensation Committee reviews the level of performance achieved and the percentage, if any, of the applicable portion of the target number of PSUs earned. In determining the final performance cycle score, adjustments may be made by the Compensation Committee to the Company’s performance score to take into account extraordinary or unusual items occurring during the period. No adjustments were made in determining the 123.34% performance score or the number of PSUs earned by our NEOs for the 2022-2024 performance cycle.
2023-2025 PSU Awards
The performance metrics and weightings for the 2023-2025 performance cycle are the same as the 2022-2024 performance cycle. The three-year relative TSR metric for the 2023-2025 performance cycle is based on our 2023 Financial Peer Group, which is unchanged from the 2022 Financial Peer Group.
2024-2026 PSU Awards
As described earlier, in October 2023, the Compensation Committee approved changes to the performance metrics for the 2024-2026 performance cycle. The performance objectives for the 2024-2026 performance cycle are based upon the following metrics:
•Three-year relative TSR versus the 2024 Peer Group, described under “Setting Compensation” above;
•Three-year CAGR in adjusted earnings per share-diluted measured against an internal target; and
•Three-year free cash flow as a percentage of net sales measured against an internal target.
These metrics are weighted 34%, 33% and 33%, respectively.

Restricted Stock Units (35% of Long-Term Incentive Mix)
The Compensation Committee sets guidelines for the value of the annual RSUs to be awarded based on competitive compensation data. These RSU awards represent approximately 35% of the NEO’s long-term incentive compensation target award. Annual RSUs vest in equal increments over three years. See the “2024 Grants of Plan-Based Awards Table” for additional information.
The Compensation Committee also awards RSUs to NEOs and other executives from time to time as special incentives or to replace compensation forfeited by newly-hired executive officers. Mr. Del Pozzo was granted RSUs upon his hire to replace forfeited compensation from his prior employer. This replacement RSU award would have vested in equal increments over two years. Upon his termination from the Company, Mr. Del Pozzo’s award was forfeited.
Perquisites
Executive perquisites are kept to a minimal level relative to a NEO’s total compensation and do not play a significant role in our executive compensation program. The only perquisites that we provide include executive physicals, participation in a Primary Care Physician Concierge Program, financial counseling and tax preparation reimbursement, as well as personal use of Company aircraft for our CEO (and other NEOs in extraordinary circumstances).
Our NEOs are eligible to participate in our Gift Matching Program on the same basis as other employees, retirees or their spouses. Through the Gift Matching Program, we match contributions made to one or more non-profit organizations on a dollar-for-dollar basis up to a maximum aggregate contribution of $5,000 per employee annually. These matching contributions are not considered compensation and are not included in Column (i) of the “2024 Summary Compensation Table.”
Retirement Plans
NEOs are eligible to participate in our tax-qualified defined benefit pension plan (“pension plan”) and tax-qualified defined contribution 401(k) plan (“401(k) plan”) on the same basis as other salaried employees of the Company. IRC regulations do not permit the Company to use base salary and other compensation paid above certain limits to determine the benefits earned by the NEOs under tax-qualified plans. The Company maintains a defined benefit Supplemental Executive Retirement Plan (“DB SERP”), a defined contribution Supplemental Executive Retirement Plan (“DC SERP”), a defined benefit Compensation Limit Replacement Plan, as amended (“CLRP”) and a Deferred Compensation Plan to provide these and additional benefits that are comparable to those offered by our peers. Under the provisions of the Deferred Compensation Plan, our NEOs may elect to defer payments from OHIP, PSU and RSU awards, but not stock options or base salary.
The DB SERP was closed to new participants in 2006. No new participants have been or will be added to the DB SERP. NEOs and other senior executives reporting to the CEO not eligible for the DB SERP are considered by the Compensation Committee for participation in the DC SERP. In comparison, the DC SERP typically yields a lower benefit than the DB SERP upon retirement. Executive officers eligible for the Company’s pension plan who are not eligible for the DB SERP participate in the CLRP. The Company believes that the DB SERP, DC SERP, CLRP and Deferred Compensation Plan help, in the aggregate, to attract and retain executive talent, as similar plans are often components of the executive compensation program within our peer group. The DC SERP was established as part of our Deferred Compensation Plan and is not a separate plan.
See the “2024 Pension Benefits Table” and accompanying narrative and the “2024 Non-Qualified Deferred Compensation Table” and accompanying narrative for more information regarding the DB SERP, DC SERP, CLRP and other retirement benefits.

Employment Agreements
The Company entered into an employment agreement with Ms. Buck in February 2017, in connection with her promotion to President and CEO and appointment to the Board of Directors. The employment agreement did not have a specified term. Under the terms of the employment agreement, in the event Ms. Buck’s employment was terminated by the Company without Cause or she resigned for Good Reason (in each case as defined in the employment agreement), Ms. Buck would have been entitled to certain severance benefits. In the event of her termination after a change in control, Ms. Buck would have been eligible to receive benefits under the Executive Benefits Protection Plan (Group 3A) (“EBPP 3A”). She was not entitled to an excise tax gross-up. The employment agreement subjected Ms. Buck to certain non-competition and non-solicitation covenants under the Employee Confidentiality and Restrictive Covenant Agreement (“ECRCA”) and to compensation recovery (clawback) to the extent required by the provisions of the OHIP, long-term incentive award agreements, applicable law and regulations.
See the section titled “Potential Payments upon Termination or Change in Control” for information regarding the payments Ms. Buck would receive in the event of an applicable termination or change in control occurring on December 31, 2024.
On January 10, 2025, the Company announced that Ms. Buck intends to retire from the Company effective June 30, 2026. In connection with Ms. Buck’s planned retirement, the Company and Ms. Buck entered into an amended and restated employment agreement, effective as of January 9, 2025 (the “amended and restated agreement”). Under the amended and restated agreement, Ms. Buck will continue to serve as Chairman of the Board, President and Chief Executive Officer until June 30, 2026 or, if earlier, until her successor is appointed as President and Chief Executive Officer (the “Appointment Date”). If Ms. Buck’s successor is appointed prior to June 30, 2026, then Ms. Buck’s position will change as of such time to Special Advisor, and she will serve in such capacity until June 30, 2026. In addition, Ms. Buck will resign from the Board of Directors upon the earlier of the Appointment Date or June 30, 2026. From July 1, 2026 through December 31, 2026 (the “Consulting Period”), Ms. Buck will serve as an independent contractor and will provide knowledge transfer and strategic consulting services as may be requested by the Company from time to time. Each of the periods during which Ms. Buck will perform the services described above are subject to certain earlier termination rights and conditions as set forth in the amended and restated agreement.
The amended and restated agreement updates the compensation and benefits provisions of Ms. Buck’s prior employment agreement (described above), effective as of January 9, 2025, to:
•Reflect Ms. Buck’s current annual base salary of $1,400,000 and her current annual target bonus of 160% of base salary, which annual bonus for 2026, if earned, will be prorated at 50%;
•Establish that Ms. Buck will receive a monthly consulting fee of $41,666.66 during the Consulting Period;
•Establish that Ms. Buck’s 2025 target long-term incentive awards will be $8,750,000, of which 35% will consist of time-based restricted stock units and 65% will consist of performance stock units, each with a two-year vesting period that concludes on December 31, 2026;
•Establish that Ms. Buck’s 2026 target long-term incentive award will be $4,375,000 and will consist of 100% time-based restricted stock units with a one-year vesting period that concludes on December 31, 2026;
•Establish the interest rate applicable to the calculation of amounts payable to Ms. Buck under the Company’s DB SERP;
•Provide Ms. Buck with a retention bonus of $8,500,000, of which $3,500,000 was paid on or about January 31, 2025, and $5,000,000 will be paid 60 days following June 30, 2026;
•Provide that the Company will pay or reimburse reasonable expenses incurred by Ms. Buck in connection with the negotiation and preparation of the Agreement, up to a maximum amount of $500,000; and
•Establish that any benefits under the EBPP 3A will only apply to Ms. Buck in the event of her termination in connection with a “change in control” (as defined in the EBPP 3A).

Severance and Change in Control Plans
All of the NEOs are covered by our EBPP 3A. The EBPP 3A is intended to help us attract and retain executive talent and maintain a stable work environment in the event of activity that could potentially result in a Change in Control. The severance protection provided under the EBPP 3A upon a Change in Control is based upon a “double trigger.” The terms of the plan generally provide that a covered NEO whose employment with the Company terminates in qualifying circumstances within two years after a Change in Control of the Company is entitled to certain severance payments and benefits. The EBPP 3A also provides severance benefits in the event of involuntary termination without Cause unrelated to a Change in Control or voluntary termination for Good Reason within two years after the appointment of a new CEO. Change in Control, Cause and Good Reason are defined in the EBPP 3A.
See the discussion in the section titled “Potential Payments upon Termination or Change in Control” for information regarding the payments that would be due to our NEOs under the EBPP 3A in the event of an applicable termination of employment or a Change in Control.
Stock Ownership Guidelines
The Compensation Committee believes that requiring NEOs and other executive officers to hold significant amounts of our Common Stock strengthens their alignment with the interest of our stockholders and promotes achievement of long-term business objectives. Our executive stock ownership policy has been in place for more than 20 years. The Compensation Committee reviews ownership requirements annually to ensure they are aligned with external market comparisons.
Executives with stock ownership requirements have five years from their initial appointment to their position to accumulate and hold the minimum number of shares required. For purposes of this requirement, “shares” include shares of our Common Stock that are owned by the executive, unvested time-based RSUs and vested RSUs and PSUs that have been deferred by the executive as Common Stock units under our Deferred Compensation Plan. It is anticipated that executives will hold a significant number of the shares earned from RSU and PSU awards and the exercise of stock options to satisfy their obligations. Minimum stockholding requirements for the CEO and the other executives are as follows:

Position	Stock Ownership Level
CEO	6 times base salary
CFO and Senior Vice Presidents	3 times base salary
Other executives subject to stockholding requirements	1 times base salary
The dollar value of shares that must be acquired and held equals a multiple of the individual executive’s base salary. Stockholding requirements are updated whenever a change in base salary occurs. Failure to reach the minimum holding requirement within the five-year period results in a notification letter to the executive, with a copy to the CEO, and a requirement that future stock option exercises, RSU distributions and PSU payments be settled by retaining at least 50% of the shares of Common Stock received until the minimum ownership level is attained. The Compensation Committee receives an annual summary of each individual executive’s ownership status to monitor compliance.
Other Compensation Policies and Practices
Clawbacks
Under the EICP, when an individual’s actions result in the filing of financial documents not in compliance with financial reporting requirements, the Company has the right to recoup or require repayment of an award earned or accrued during the 12-month period following the first public issuance or filing with the SEC of the non-compliant financial document. Repayment or clawback occurs where the material non-compliance results from misconduct, the participant’s knowledge or gross negligence in engaging in the misconduct or failing to prevent the misconduct, or if the participant is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002.
In 2008, the Company initiated the execution of the ECRCA by executive officers as a condition for the receipt of long-term incentive awards and, for new executive officers, also as a condition of employment. The purpose of the ECRCA is to protect the Company and further align the interests of the executive officer with those of the Company. The terms of the ECRCA prohibit the executive from misusing or disclosing the Company’s confidential information, competing with the Company in specific categories for a period of 12 months following separation from employment, recruiting or soliciting the Company’s employees or disparaging the Company’s reputation in any way. For those officers or employees based outside the United States, the restrictive covenants and terms may be modified to comply with local laws.

Failure to comply with the provisions of the ECRCA may result in cancellation of the unvested portion of PSU and RSU awards, cancellation of any unexercised stock options and a requirement for repayment of amounts received from equity awards during the last year of employment, as well as any amounts received from the DB SERP or DC SERP.
In 2021, the Company updated the clawback language within our ECRCA, OHIP and long-term incentive award agreements to authorize the Compensation Committee to seek clawback in the event of intentional misconduct by a grantee that causes the Company material financial or reputational harm.
In 2023 and in accordance with SEC Rule 10D-1 and the applicable NYSE Rules, the Company approved The Hershey Company Compensation Recovery Policy, effective October 2, 2023 (“Clawback Policy”). The Clawback Policy further enhances and expands the scope of existing clawback provisions for current and former executive officers. It requires previously awarded incentive‐based compensation to be returned where payment was made as a result of achieving financial metrics that were subsequently amended, within a three-year period, due to an accounting restatement, regardless of whether the restatement was material or due to any misconduct. The amount subject to clawback under the Clawback Policy is the difference between the amount that would have been received based on the restated financial reporting measure and the amount actually paid to the officer based on the previously misstated measure.

Insider Trading Policy and Prohibition on Hedging
The Company maintains an insider trading policy that prohibits all directors, officers and employees of the Company, as well as their respective family members and others in their households (“Insiders”), from entering into or otherwise engaging in a transaction in the Company's securities while aware of any material nonpublic information or during any trading blackout period. The insider trading policy also prohibits such insiders from entering into hedging transactions related to Company securities, including forward sale or purchase contracts, equity swaps, collars or exchange funds, and holding Company securities in a margin account or pledging Company securities as collateral for a loan. It is the Company’s policy to comply with applicable insider trading laws, rules and regulations and exchange listing standards when engaging in transactions in the Company’s securities.
Tax Considerations
Section 162(m) of the IRC generally imposes a $1 million limit on the amount a public company may deduct for compensation (including performance-based compensation) paid to the company's “covered employees,” which include our NEOs. While the Compensation Committee considers the deductibility of compensation as one of several factors in compensation decisions, the primary goals of our executive compensation programs are to attract, incentivize and retain key employees, and align pay with performance, and the Compensation Committee retains the ability to provide compensation that exceeds deductibility limits as it determines appropriate.
Section 409A of the IRC specifies certain rules and limitations regarding the operation of our Deferred Compensation Plan and other retirement programs. Failure to comply with these rules could subject participants in those plans and programs to additional income tax and interest penalties. We believe our plans and programs comply with Section 409A of the IRC.
Equity Award Grant Practices
Equity awards are generally granted to our executive officers in late February of each fiscal year. The timing of grants is tied to the Company’s annual compensation cycle, with awards granted at the beginning of each fiscal year to incentivize our executive officers to deliver on the Company’s strategic objectives for the new fiscal year. In addition to the annual grants, equity awards may also be granted at other times of the year under certain limited circumstances, such as the hiring or promotion of an executive officer. Since 2018, the Company has not granted stock options to our executive officers.
We do not grant equity awards in anticipation of the release of material nonpublic information or time the release of material nonpublic information for the purpose of affecting the value of equity awards. The Compensation Committee does not take material nonpublic information into account when determining the timing or terms of equity awards, except that the Compensation Committee may elect to defer granting an equity award if the Company is in possession of material non-public information on the anticipated grant date.

COMPENSATION COMMITTEE REPORT
To Our Stockholders:
We have reviewed and discussed with management the “Compensation Discussion & Analysis.” Based on that review and discussion, we have recommended to the Board of Directors that the “Compensation Discussion & Analysis” be included in this Proxy Statement.
Submitted by the Compensation and Human Capital Committee of the Board of Directors:
Mary Kay Haben, Chair
Victor L. Crawford
M. Diane Koken
Anthony J. Palmer
Cordel Robbin-Coker

The independent members of the Board of Directors who are not members of the Compensation and Human Capital Committee join in the Compensation Committee Report with respect to the approval of Ms. Buck’s compensation.
Maria T. Kraus
Robert M. Malcolm
Keven M. Ozan
Juan R. Perez

2024 Summary Compensation Table
The following table and explanatory footnotes provide information regarding compensation earned by, held by, or paid to, all individuals holding the positions of Chief (Principal) Executive Officer and Chief (Principal) Financial Officer during 2024, the next three most highly compensated executive officers serving at the end of the fiscal year, and two executive officers who departed during 2024, but whose total compensation would have placed them among the most highly compensated executive officers had they been serving at the end of the fiscal year. These individuals collectively comprise our NEOs. The table provides information with respect to 2024, as well as 2023 and 2022 compensation where required. Information for 2022 and 2023 is not provided for Mr. Del Pozzo because he was hired on September 16, 2024, information for 2022 is not provided for Mr. Bhatia because he was hired on October 23, 2023, and information for 2023 is not provided for Mr. Reiman because he was not a NEO in 2023.

Name and Principal Position	Year	Salary(1) ($)	Bonus(2) ($)	Stock Awards(3) ($)	Option Awards(4) ($)	Non- Equity Incentive Plan Compen- sation(5) ($)	Change in Pension Value and Non-Qualified Deferred Compen- sation Earnings(6) ($)	All Other Compen- sation(7) ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Ms. Buck	2024	1,400,000	—	9,027,171	—	1,052,800	—	430,955	11,910,926
Chairman of the Board, President and CEO	2023	1,400,000	—	8,256,692	—	2,934,176	2,569,968	493,373	15,654,209
	2022	1,300,000	—	7,699,321	—	4,160,000	—	390,728	13,550,049
Mr. Voskuil	2024	790,000	—	2,373,143	—	371,300	—	382,380	3,916,824
Senior Vice President, Chief Financial Officer	2023	790,000	—	2,078,741	—	1,034,821	—	480,917	4,384,479
	2022	750,000	—	2,027,770	—	1,500,000	—	427,733	4,705,503
Mr. Bhatia	2024	725,000	500,000	1,870,098	—	340,750	—	198,568	3,634,416
Senior Vice President, Chief Technology Officer	2023	139,423	875,000	7,947,930	—	182,630	—	27,885	9,172,868

Mr. Reiman	2024	748,750	—	1,650,861	—	299,126	38,642	268,322	3,005,701
Senior Vice President, Chief Supply Chain Officer	2022	600,000	—	1,319,455	—	960,000	—	249,530	3,128,985

Ms. Riggs	2024	790,000	—	2,078,427	—	371,300	31,020	349,425	3,620,173
Former President, Salty Snacks and Chief Growth Officer	2023	790,000	—	2,038,425	—	1,034,821	88,839	387,586	4,339,671
	2022	750,000	—	1,987,148	—	1,350,000	—	338,487	4,425,635
Mr. Del Pozzo	2024	178,462	1,290,000	4,117,139	—	—	—	8,031	5,593,631
Former President, U.S. Confection

Mr. Raup	2024	790,000	—	2,078,427	—	371,300	—	377,131	3,616,858
Former President, U.S. Confection	2023	790,000	—	2,038,425	—	1,034,821	—	464,112	4,327,358
	2022	750,000	—	1,987,148	—	1,350,000	—	382,580	4,469,728
____________________
(1)     Column (c) reflects base salary earned, on an accrual basis, for the years indicated and includes IRC Section 125 deductions pursuant to The Hershey Company Flexible Benefits Plan and amounts deferred by the NEOs in accordance with the provisions of the 401(k) plan.
(2)    With the exception of Mr. Bhatia, and Mr. Del Pozzo, Column (d) indicates that no discretionary bonuses were paid to the NEOs in 2024, 2023 or 2022. Mr. Bhatia, who joined the Company in October 2023, received a cash sign-on payment of $750,000 in 2023 to replace awards forfeited at his prior employer and a transition allowance of $125,000. These cash payments are subject to repayment if Mr. Bhatia voluntarily terminates employment with the Company without Good Reason or is involuntary terminated without cause within 24 months or 12 months of his start date, respectively. In 2024 and related to his inducement compensation to join Hershey, Mr. Bhatia, received an anniversary bonus of $500,000. This cash payment is subject to repayment if Mr. Bhatia voluntarily terminates employment with the Company within 36 months of his start date. Mr. Del Pozzo, who joined the Company in September 2024, received a cash sign-on payment of $915,000 to replace awards forfeited at his prior employer and a sign-on bonus of $375,000. Mr. Del Pozzo terminated employment within 12 months of his start date and was subject to repayment of these awards.

(3)    Column (e) shows the aggregate grant date fair value of RSUs and contingent target PSU awards granted to the NEOs in the years indicated. The assumptions used to determine the grant date fair value of awards listed in Column (e) are set forth in Note 12 to the Company’s Consolidated Financial Statements included in our 2024 Annual Report on Form 10-K that accompanies this Proxy Statement. The amounts in Column (e) do not reflect the value of shares actually received or which may be received in the future with respect to such awards.
The number of contingent target PSUs awarded in 2024 to each NEO is shown on the “2024 Grants of Plan-Based Awards Table” in Column (g). Assuming the highest level of performance is achieved for each of the PSU awards included in Column (e), the value of the awards at grant date for each of the NEOs would be as follows:

Name	Year	Maximum Value at Grant Date ($)
Ms. Buck	2024	14,911,638
	2023	13,260,341
	2022	11,570,258
Mr. Voskuil	2024	3,919,894
	2023	3,338,392
	2022	3,047,218
Mr. Bhatia	2024	3,089,128
	2023	2,945,499
Mr. Reiman	2024	2,726,787
	2022	1,706,749
Ms. Riggs	2024	3,433,341
	2023	3,273,831
	2022	2,986,003
Mr. Del Pozzo	2024	3,173,497
Mr. Raup	2024	3,433,341
	2023	3,273,831
	2022	2,986,003

The unvested portion of RSU awards is included in the amounts presented in Columns (g) and (h) of the “Outstanding Equity Awards at 2024 Fiscal-Year End Table.” The number of shares acquired and value received by the NEOs with respect to PSU and RSU awards that vested in 2024 is included in Columns (d) and (e) of the “2024 Option Exercises and Stock Vested Table.”
(4)    Column (f) presents the grant date fair value of stock options awarded to the NEOs for the years indicated and does not reflect the value of shares actually received or which may be received in the future with respect to such stock options. The assumptions we made to determine the value of these awards are set forth in Note 12 to the Company’s Consolidated Financial Statements included in our 2024 Annual Report on Form 10-K that accompanies this Proxy Statement.
(5)    Column (g) reflects the OHIP payments made to each NEO based upon actual salary received in 2024.
(6)    Column (h) reflects the aggregate change in the actuarial present value of the NEO’s retirement benefit under the Company’s pension plan, the CLRP and the DB SERP. The change in value calculation uses the same discount rate and mortality rate assumptions as the 2024 and 2023 audited financial statements, as applicable, and measures the change in value between the pension plan measurement date in the 2024 and 2023 audited financial statements. The change in value during a year is primarily driven by three factors: 1) changes in valuation assumptions; 2) changes in the NEO’s pensionable earnings; and 3) an additional year of service and age. During 2024, changes in earnings caused an increase to the pension value, while an additional year of age and changes in assumption, namely discount rates, caused a decrease to the pension value. During 2023, changes in earnings caused an increase to the pension value, while an additional year of age caused a relatively small decrease to the pension value. The amounts in Column (h) do not reflect amounts paid or that might be paid to the NEO.
Messrs. Bhatia, Raup, Reiman, and Voskuil and Ms. Riggs participate in the DC SERP rather than the DB SERP. The DC SERP is established under the Company’s Deferred Compensation Plan. DC SERP contributions for Messrs. Bhatia, Raup, Reiman, and Voskuil and Ms. Riggs are included in footnote (7).
The NEOs also participate in our non-qualified, non-funded Deferred Compensation Plan under which deferred amounts are credited with notional earnings based on the performance of one or more third-party investment options available to all participants in our 401(k) plan. No portion of the notional earnings credited during 2024 was “above market” or “preferential.” Consequently, no Deferred Compensation Plan earnings are included in amounts reported in Column (h) above. See the “2024 Pension Benefits Table” and the “2024 Non-Qualified Deferred Compensation Table” for more information on the benefits payable to the NEOs under the pension plan, DB SERP, CLRP and Deferred Compensation Plan.

(7)    All other compensation includes amounts as described below:

Name	Year	Retirement Income						Perquisites and Other Benefits
		401(k) Match ($)	Supple- mental 401(k) Match(a) ($)	Supple- mental Retirement Contri- bution ($)	DC SERP Contri- bution ($)	Core Retirement Contri- bution(b) ($)	Supple- mental Core Retirement Contri- bution(b) ($)	Personal Use of Company Aircraft(c) ($)	Company- Paid Financial Counseling ($)	Reimburse- ment of Personal Tax Return Preparation Fee ($)	Company-Paid Executive Physical ($)	Attorney Fees(d) ($)	Tax Reimburse-ment($)
Ms. Buck	2024	15,525	179,513	1,345	—	—	—	144,363	9,309	—	7,208	73,693	—
	2023	14,850	235,350	1,291	—	—	—	186,832	11,845	—	7,204	36,001	—
	2022	13,725	227,103	1,237	—	—	—	131,708	11,500	—	5,455	—	—
Mr. Voskuil	2024	15,525	66,592	—	228,103	10,350	44,845	—	15,000	1,500	465	—	—
	2023	14,850	88,200	—	286,250	9,900	58,800	—	15,000	1,500	6,417	—	—
	2022	13,725	77,512	—	253,436	9,150	51,675	—	15,000	1,500	5,735	—	—
Mr. Bhatia	2024	15,525	25,318	—	113,454	10,350	17,329	—	9,997	—	6,595	—	—
	2023	6,274	—	—	17,428	4,183	—	—	—	—	—	—	—
Mr. Reiman	2024	15,525	51,178	1,608	185,287	—	—	3,000	9,309	—	2,415	—	—
	2022	13,725	47,368	1,500	169,702	—	—	—	11,500	—	5,735	—	—
Ms. Riggs	2024	15,525	66,592	574	228,103	—	—	15,458	15,000	1,500	6,673	—	—
	2023	14,850	81,450	547	267,500	—	—	—	15,000	1,500	6,739	—	—
	2022	13,725	63,914	520	215,664	—	—	22,708	15,000	1,500	5,455	—	—
Mr. Del Pozzo	2024	8,031	—	—	—	—	—	—	—	—	—	—	—
Mr. Raup	2024	15,525	66,592	—	228,103	10,350	44,845	—	10,453	—	1,263	—	—
	2023	14,850	81,450	—	267,500	9,900	54,300	17,505	12,189	—	6,417	—	—
	2022	13,725	63,914	—	215,664	9,150	42,609	21,632	10,150	—	5,735	—	—
(a)Employees who earn over the Internal Revenue Service (“IRS”) compensation limit and/or defer any portion of their OHIP award are eligible for the Supplemental 401(k) Match, contingent on the employee contributing an amount to the 401(k) plan equal to the annual pre-tax limit established by the IRS. All of the NEOs were eligible to receive a Supplemental 401(k) Match Contribution equal to 4.5% of the amount by which their eligible earnings (salary and OHIP) exceeded the IRS compensation limit.
(b)As new hires of the Company after January 1, 2007, Messrs. Bhatia, Raup and Voskuil were eligible to receive a contribution to their 401(k) plan account equal to 3% of base salary and OHIP up to the maximum amount permitted by the IRS. We call this contribution the Core Retirement Contribution (“CRC”). They also were eligible to receive a Supplemental Core Retirement Contribution (“Supplemental CRC”) equal to 3% of the amount by which their eligible earnings (salary and OHIP) exceeded the IRS compensation limit.
(c)The value of any personal use of Company aircraft by the NEOs is based on the Company’s aggregate incremental per-flight hour cost for the aircraft used and flight time of the applicable flight. The incremental per-flight hour cost is calculated by reference to fuel, maintenance (labor and parts), crew, landing and parking expenses.
(d)Reflects attorney fees paid or incurred in connection to Ms. Buck’s employment agreement and benefits.

2024 Grants of Plan-Based Awards Table
The following table and explanatory footnotes provide information with regard to the potential cash award that each NEO had the opportunity to earn during 2024 under the OHIP and with regard to PSUs and RSUs awarded to each NEO during 2024, as applicable. The Company did not grant stock options in 2024 as stock options were removed from our annual long-term incentive program in 2019. The amounts that were actually earned under the OHIP during 2024 by the NEOs are set forth in Column (g) of the “2024 Summary Compensation Table.” Information on the treatment of PSUs and RSUs upon retirement, death, disability, termination or Change in Control can be found in the section titled “Potential Payments upon Termination or Change in Control.”

Name	Grant Date(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units(4) (#)	Grant Date Fair Value of Stock and Option Awards(5) ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Ms. Buck	2/21/2024	4,032	2,240,000	4,480,000	15	29,547	73,868	15,910	9,027,171
Mr. Voskuil	2/21/2024	1,422	790,000	1,580,000	4	7,767	19,418	4,183	2,373,143
Mr. Bhatia	2/21/2024	1,305	725,000	1,450,000	3	6,121	15,303	3,296	1,870,098
Mr. Reiman	2/21/2024	1,146	636,438	1,272,875	3	5,403	13,508	2,910	1,650,861
Ms. Riggs	2/21/2024	1,422	790,000	1,580,000	3	6,803	17,008	3,663	2,078,427
Mr. Del Pozzo	10/9/2024	321	178,462	356,923	3	6,432	16,080	15,231	4,117,139
Mr. Raup	2/21/2024	1,422	790,000	1,580,000	3	6,803	17,008	3,663	2,078,427
____________________
(1)Column (b) represents the grant date for the PSUs reflected in Columns (f), (g) and (h) and the RSUs reflected in Column (i). All awards were made under the EICP.
(2)Columns (c), (d) and (e) represent the threshold, target and maximum potential amounts each NEO had the opportunity to earn based on the OHIP targets and performance measures approved for the NEOs in February 2024, or, in the case of Mr. Del Pozzo, his OHIP target approved at the time of hire. All amounts shown in Columns (c), (d) and (e) are based upon actual salary received in 2024.
The threshold amount is the amount that would have been payable had the minimum Company performance score been achieved. The target amount is the amount that would have been payable had the Company score been 100% on all metrics. The maximum amount is the amount that would have been payable had the maximum score been achieved on all metrics. The actual amounts awarded for 2024 are reported in column (g) of the “Summary Compensation Table.”
(3)Columns (f), (g) and (h) represent the number of threshold, target and maximum potential PSUs that can be earned for the 2024-2026 performance cycle. These PSU awards represent approximately 65% of the NEO’s long-term incentive compensation target award. The target PSU award value shown in Column (j) was determined by dividing the PSU target award value by the closing price of the Company’s Common Stock on the NYSE on the award date.
Each PSU represents the value of one share of our Common Stock. The number of PSUs earned for the 2024-2026 performance cycle will depend upon achievement against the metrics explained in the “Compensation Discussion & Analysis” in the section titled “Performance Stock Unit Targets and Results.”
Payment, if any, will be made in shares of the Company’s Common Stock at the conclusion of the three-year performance cycle. The minimum award as shown in Column (f) is the number of shares payable for achievement of the threshold level of performance on one of the metrics and the maximum award as shown in Column (h) is the number of shares payable for achievement of the maximum level of performance on all metrics.
More information regarding PSUs and the 2024 awards can be found in the “Compensation Discussion & Analysis” and the “Outstanding Equity Awards at 2024 Fiscal-Year End Table.”
(4)With the exception of Mr. Del Pozzo, Column (i) represents the number of annual RSUs granted on February 21, 2024. These annual RSU awards represent approximately 35% of the NEO’s long-term incentive compensation target award. For Mr. Del Pozzo, column (i) includes the number of RSUs granted upon his hire date as a new hire award and to replace compensation forfeited at his prior employer. For all NEOs, the RSU award value shown in Column (j) was determined by dividing the RSU award value by the closing price of the Company’s Common Stock on the NYSE on the award date.
(5)Column (j) represents the aggregate grant date fair value of (1) the target number of PSUs reported in Column (g) and (2) the number of RSUs reported in Column (i), in each case as determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. The assumptions used in determining these amounts are set forth in Note 12 to the Company’s Consolidated Financial Statements included in our 2024 Annual Report on Form 10-K that accompanies this Proxy Statement.

Outstanding Equity Awards at 2024 Fiscal-Year End Table
The following table and explanatory footnotes provide information regarding unexercised stock options and unvested stock awards held by our NEOs as of December 31, 2024:

Name	Option Awards(1)					Stock Awards
	Number of Securities Underlying Unexercised Options- Exercisable(2) (#)	Number of Securities Underlying Unexercised Options- Unexercisable(3) (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(4) (#)	Market Value of Shares or Units of Stock That Have Not Vested(4) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(5) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(5) ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Ms. Buck	90,905	—	—	99.90	2/19/2028	27,926	4,918,086	11,009	1,864,374
	77,160	—	—	109.40	2/28/2027	—	—	14,774	2,501,892
	31,210	—	—	90.39	2/15/2026	—	—	—	—
Total	199,275	—	—	—	—	27,926	4,918,086	25,783	4,366,266
Mr. Voskuil	—	—	—	—	—	7,256	1,277,687	2,772	469,354
	—	—	—	—	—	—	—	3,884	2,501,892
Total	—	—	—	—	—	7,256	1,277,687	6,656	2,971,246
Mr. Bhatia	—	—	—	—	—	21,406	3,759,483	3,117	527,779
	—	—	—	—	—	—	—	3,061	518,296
Total	—	—	—	—	—	21,406	3,759,483	6,178	1,046,075
Mr. Reiman	3,485	—	—	99.90	2/19/2028	5,177	912,510	1,889	319,902
	—	—	—	—	—	—	—	2,702	457,499
Total	3,485	—	—	—	—	5,177	912,510	4,591	777,401
Ms. Riggs	—	—	—	—	—	6,677	1,176,887	2,718	460,293
	—	—	—	—	—	—	—	3,402	576,044
Total	—	—	—	—	—	6,677	1,176,887	6,120	1,036,337
Mr. Del Pozzo	—	—	—	—	—	—	—	—	—
	—	—	—	—	—	—	—	—	—
Total	—	—	—	—	—	—	—	—	—
Mr. Raup	—	—	—	—	—	6,677	1,176,887	2,718	460,293
	—	—	—	—	—	—	—	3,402	576,044
Total	—	—	—	—	—	6,677	1,176,887	6,120	1,036,337
____________________
(1)Columns (b) through (f) represent information about stock options awarded to each NEO under the EICP. Stock option awards vest in 25% increments over four years and have a ten-year term. Information on the treatment of stock options upon retirement, death, disability, termination, or Change in Control can be found in the section titled “Potential Payments upon Termination or Change in Control.”
(2)Options listed in Column (b) are vested and may be exercised by the NEO at any time subject to the terms of the stock option.
(3)As shown in Column (c), all Options were vested as of December 31, 2024.
(4)For Mmes. Buck and Riggs and Messrs. Reiman and Voskuil, Column (g) includes unvested annual RSUs awarded in February 2022, February 2023 and February 2024, which vest ratably over 3 years. For Mr. Bhatia, Column (g) includes unvested special RSUs granted in November 2023 which vest ratably over 2 or 3 years and unvested annual RSUs awarded in February 2024, which vest ratably over 3 years. Column (h) sets forth the value of the RSUs reported in Column (g) using the $169.35 closing price per share of our Common Stock on the NYSE on December 31, 2024, the last trading day of 2024. Column (h) also includes the value of dividend equivalents accrued through December 31, 2024 on the RSUs included in Column (g).
(5)Based on progress to date against the performance metrics established for open PSU performance cycles, the first number in Column (i) for each NEO is the threshold number of PSUs potentially payable for the 2023-2025 performance cycle ending on December 31, 2025. The second number in Column (i) for each NEO is the threshold number of PSUs potentially payable for the 2024-2026 performance cycle ending on December 31, 2026. The actual number of PSUs earned, if any, will be determined at the end of each performance cycle and may be fewer or greater than the number reflected in Column (i). Column (j) sets forth the value of PSUs reported in Column (i) using the $169.35 closing price per share of our Common Stock on the NYSE on December 31, 2024, the last trading day of 2024.

2024 Option Exercises and Stock Vested Table
The following table and explanatory footnotes provide information with regard to amounts paid to or received by our NEOs during 2024 as a result of the exercise of stock options or the vesting of stock awards:

Name	Option Awards(1)		Stock Awards(2) (3)
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)
Ms. Buck	35,500	3,344,805	28,254	4,630,831
			13,445	2,747,839
Mr. Voskuil	—	—	7,441	1,219,580
			3,339	682,150
Mr. Bhatia	—	—	—	—
			16,990	3,403,471
Mr. Reiman	—	—	4,168	683,135
			2,529	516,482
Ms. Riggs	—	—	7,292	1,195,159
			2,983	608,890
Mr. Del Pozzo	—	—	—	—
Mr. Raup	—	—	7,292	1,195,159
			3,396	694,024
___________________
(1)Column (b) represents the number of stock options exercised by the NEO during 2024, and Column (c) represents the market value at the time of exercise of the shares purchased less the exercise price paid.
(2)The first number in Column (d) includes the number of PSUs earned from the 2022-2024 performance cycle that ended on December 31, 2024, as determined by the Compensation Committee, or, in the case of Ms. Buck, by the independent directors of our Board. The number of PSUs included in Column (d) reflects payment of the 2022-2024 PSU cycle at 123.34% of target. All of the applicable NEOs received payment of the award in Common Stock in February 2025. In accordance with the terms of the PSU award agreement, each PSU represents one share of our Common Stock valued in Column (e) at $163.90, the closing price of our Common Stock on the NYSE on February 19, 2025, the date the Compensation Committee approved the PSU payment.
(3)The second number in Column (d) reflects RSUs that were distributed in 2024 and the corresponding number in Column (e) sets forth the value of such RSUs at vesting and cash credits equivalent to dividends accrued during the vesting period.
2024 Pension Benefits Table
Mmes. Buck and Riggs and Mr. Reiman are participants in our pension plan and are fully vested in benefits under that plan. Ms. Buck is also eligible to participate in our non-qualified DB SERP. No benefit is payable under the DB SERP if the executive officer terminates employment prior to age 55 or if he or she does not have five years of service with the Company. As of December 31, 2024, Ms. Buck had attained age 55 with five years of service and therefore was fully vested in her DB SERP benefit.
The combination of the pension and DB SERP plans was designed to provide a benefit upon retirement at or after reaching age 60 based on a joint and survivor annuity equal to 55% of final average compensation for an executive with 15 or more years of service (reduced pro rata for each year of service under 15). Effective January 1, 2007, the benefit payable under the DB SERP to an executive who was age 50 or over as of January 1, 2007, was reduced by 10%, and the benefit payable to an executive who had not attained age 50 as of January 1, 2007, was reduced by 20%. As a result, the benefit payable to Ms. Buck was reduced by 20% since she had not attained age 50 as of January 1, 2007.
Under the terms of the DB SERP, final average compensation is calculated as the sum of (i) the average of the highest three calendar years of base salary paid over the last five years of employment with the Company and (ii) the average of the highest three OHIP awards, paid or deferred, for the last five years of employment with the Company. The benefit accrued under the DB SERP is payable upon retirement (subject to the provisions of Section 409A of the IRC) as a lump sum or a life annuity with 50% benefit continuation to the participant’s surviving spouse, or payment may be deferred in accordance with the provisions of the Company’s Deferred Compensation Plan. The lump sum is equal to the actuarial present value of the joint and survivor pension earned, reduced by the lump sum value of the benefits to be paid under the pension plan and the value of the executive’s Social Security benefits. If the executive terminates employment after age 55 but before age 60, the benefit is reduced for early retirement at a rate of 5% per year for the period until the executive would have turned 60.
The CLRP provides eligible participants the defined benefit he or she would have earned under our pension plan were it not for the legal limitation on compensation used to determine benefits. An executive who is a participant in the DB SERP is not eligible to participate in the CLRP unless he or she (i) ceases to be designated by the Compensation Committee as eligible to participate in the DB SERP prior to his or her termination of employment with the Company or (ii) has his or her employment involuntarily terminated by the Company other than for Cause prior to vesting in the DB SERP. NEOs meeting these criteria become eligible to participate in the CLRP and receive a benefit for all years in which they would have been a participant of the CLRP had they not been designated by the Compensation Committee to be eligible for the DB SERP.
For executives who are eligible for both the DC SERP, as described in the section titled “2024 Non-Qualified Deferred Compensation Table,” and the pension plan, the additional credit under the CLRP is limited to 3% of eligible earnings less the IRS annual limitation on compensation. Mr. Reiman and Ms. Riggs are the only NEOs eligible for the CLRP. Upon separation, benefits under the CLRP are payable in a single lump sum or may be deferred into the Deferred Compensation Plan. A participant is eligible for his or her CLRP benefit upon separation from service (subject to the provisions of Section 409A of the IRC) after five years of service or attaining age 55 (unless the participant is terminated for Cause). Payment is also made to the estate of a participant who dies prior to separation from service. Participants who become disabled are 100% vested in their benefit and continue to accrue additional benefits for up to two additional years.
The following table and explanatory footnote provide information regarding the present value of benefits accrued under the pension plan and the DB SERP or CLRP, as applicable, for each NEO as of December 31, 2024. The amounts shown for the DB SERP reflect the reduction for the present value of the benefits under the pension plan and Social Security benefits.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit(1) ($)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)
Ms. Buck	Pension Plan	20	324,892	—
	DB SERP	20	27,713,380	—
Mr. Voskuil	—	—	—	—
Mr. Bhatia	—	—	—	—
Mr. Reiman	Pension Plan	29	500,292	—
	CLRP	29	195,422	—
Ms. Riggs	Pension Plan	20	155,746	—
	CLRP	20	158,171	—
Mr. Del Pozzo	—	—	—	—
Mr. Raup	—	—	—	—
____________________
(1)These amounts have been calculated using discount rate, mortality and other assumptions consistent with those used for financial reporting purposes as set forth in Note 11 to the Company’s Consolidated Financial Statements included in our 2024 Annual Report on Form 10-K which accompanies this Proxy Statement. The actual payments would differ due to plan assumptions. The estimated vested DB SERP benefit, as of December 31, 2024, for Ms. Buck was $27,713,380. The amount is based on Ms. Buck’s final average compensation under the terms of the DB SERP, as of December 31, 2024, as shown below:

Name	Final Average Compensation ($)
Ms. Buck	5,081,969
Mr. Voskuil	—
Mr. Bhatia	—
Mr. Reiman	—
Ms. Riggs	—
Mr. Del Pozzo	—
Mr. Raup	—

2024 Non-Qualified Deferred Compensation Table
Our NEOs are eligible to participate in the Company’s Deferred Compensation Plan. The Deferred Compensation Plan is a non-qualified, non-funded plan that permits participants to defer compensation that would otherwise be paid to them currently. The Deferred Compensation Plan is intended to secure the goodwill and loyalty of participants by enabling them to defer compensation when the participants deem it beneficial to do so and by providing a vehicle for the Company to make, on a non-qualified basis, contributions that could not be made on the participants’ behalf to the 401(k) plan. The Company credits the Deferred Compensation Plan with a specified percentage of compensation for NEOs participating in the non-qualified DC SERP.
Our NEOs may elect to defer payments to be received from the OHIP, PSU and RSU awards, but not stock options or base salary. Amounts deferred under the DB SERP, DC SERP, CLRP, OHIP, PSU and RSU awards are fully vested and are credited to the individual’s account under the Deferred Compensation Plan. Participants elect to receive payment at termination of employment or some other future date. DB SERP and CLRP payments designated for deferral into the Deferred Compensation Plan are not credited as earned but are credited in full upon the participant’s retirement.
Payments are distributed in a lump sum or in annual installments for up to 15 years. All amounts are payable in a lump sum following a Change in Control (as such terms is defined in the EICP). All elections and payments under the Deferred Compensation Plan are subject to compliance with Section 409A of the IRC, which may limit elections and require a delay in payment of benefits in certain circumstances.
While deferred, amounts are credited with notional earnings as if they were invested by the participant in one or more investment options offered by the Deferred Compensation Plan. The investment options under the Deferred Compensation Plan consist of investment in a deferred common stock unit account that we value according to the performance of our Common Stock (for awards paid in stock) or in mutual funds or other investments available to participants in our 401(k) plan (for awards paid in cash). The participants’ accounts under the Deferred Compensation Plan fluctuate daily, depending upon performance of the investment options elected.
Effective January 1, 2007, we began crediting the deferred compensation accounts of all employees, including the NEOs, with the amount of employer matching contributions that exceed the limits established by the IRS for contribution to the 401(k) plan. These amounts are credited in the first quarter of the year after they are earned. As shown in the footnotes to the “2024 Summary Compensation Table,” these amounts are designated as “Supplemental 401(k) Match” and are included as “All Other Compensation” in the year earned. These amounts also are included in Column (c) of the “2024 Non-Qualified Deferred Compensation Table” in the year earned. All of our NEOs are eligible for a Supplemental 401(k) Match credit for 2024. With the exception of Mr. Bhatia and Mr. Del Pozzo, all of the NEOs are fully vested in the Supplemental 401(k) Match credits presented and will be paid at a future date or at termination of employment, as elected by the executive subject to the provisions of Section 409A of the IRC. Mr. Bhatia will vest in this benefit upon completion of two years of employment. If vested, he will receive payment for this benefit at termination of employment subject to the provisions of Section 409A of the IRC. Mr. Del Pozzo was not vested upon separation and forfeited this benefit.
Effective January 1, 2007, we began crediting the deferred compensation accounts of all employees hired on or after January 1, 2007, including eligible NEOs, with the amount of Core Retirement Contributions (“CRC”) that exceed the limits established by the IRS for contribution to the 401(k) plan. These amounts are credited in the first quarter of the year after they are earned. As shown in the footnotes to the “2024 Summary Compensation Table,” these amounts are designated as “Supplemental Core Retirement Contribution” and are included as “All Other Compensation” in the year earned. These amounts also are included in Column (c) of the “2024 Non-Qualified Deferred Compensation Table” in the year earned. Messrs. Raup and Voskuil are eligible for a Supplemental CRC credit for 2024, and they are fully vested in this benefit and will receive payment at termination of employment subject to the provisions of Section 409A of the IRC. Mr. Bhatia will vest in this benefit upon completion of two years of employment. If vested, he will receive payment for this benefit at termination of employment subject to the provisions of Section 409A of the IRC. Mr. Del Pozzo was not vested upon separation and forfeited this benefit.
Messrs. Bhatia, Del Pozzo, Raup, Reiman and Voskuil and Ms. Riggs are also eligible to participate in our DC SERP, a part of the Deferred Compensation Plan. The DC SERP provides annual allocations to the Deferred Compensation Plan equal to a percentage of compensation determined by the Compensation Committee in its sole discretion. In order to receive the annual DC SERP allocation, an executive must (i) defer into the 401(k) plan the maximum amount allowed by the Company or the IRS and (ii) be employed on the last day of the plan year, unless the executive terminates employment after age 55 and completion of five years of continuous employment preceding termination, dies or becomes disabled. After completing five years of service with the Company, an executive is vested in 10% increments based on his or her age, beginning at age 46. An executive age 46 with five years of service is 10% vested and an executive age 55 with five years of service is 100% vested. The annual DC SERP allocation for Messrs. Bhatia, Del Pozzo, Raup, Reiman, and Voskuil and Ms. Riggs is equal to 12.5% of base salary and OHIP award for the calendar year, whether paid or deferred. Mr. Voskuil, Mr. Reiman and Ms. Riggs are 100%, 80% and

10% vested, respectively, in their respective DC SERP benefits, while Mr. Bhatia is 0% vested because he has not yet completed five years of continuous employment with the Company. Mr. Del Pozzo terminated employment before becoming vested in this benefit. Mr. Raup was eligible to participate in our DC SERP benefit prior to his retirement and he was fully vested at retirement.
The following table and explanatory footnotes provide information relating to the activity in the Deferred Compensation Plan accounts of the NEOs during 2024 and the aggregate balance of the accounts as of December 31, 2024:

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year(1) ($)	Aggregate Earnings in Last Fiscal Year(2) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End(3) ($)
(a)	(b)	(c)	(d)	(e)	(f)
Ms. Buck	—	179,513	(792,414)	—	18,241,576
Mr. Voskuil	—	339,090	21,239	—	1,743,428
Mr. Bhatia	—	155,651	1,238	—	174,317
Mr. Reiman	—	236,465	32,782	—	269,247
Ms. Riggs	—	294,695	115,019	—	1,386,634
Mr. Del Pozzo	—	—	—	—	—
Mr. Raup	—	339,090	111,703	—	1,651,912
____________________
(1)For Ms. Buck, Column (c) reflects the Supplemental 401(k) Match contributions earned for 2024. For Messrs. Raup and Voskuil, Column (c) reflects the DC SERP, the Supplemental 401(k) Match contributions and the Supplemental CRC earned for 2024. For Mr, Reiman and Ms. Riggs, Column (c) reflects the DC SERP and the Supplemental 401(k) Match contributions earned for 2024. For Mr. Bhatia, Column (c) reflects the DC SERP earned in 2024. These contributions are included in Column (i) of the “2024 Summary Compensation Table.”
(2)Column (d) reflects the adjustment made to each NEO’s account during 2024 to reflect the performance of the investment options chosen by the executive. Amounts reported in Column (d) were not required to be reported as compensation in the “2024 Summary Compensation Table.”
(3)Column (f) reflects the aggregate balance credited to each NEO as of December 31, 2024, including the 2024 amounts reflected in Columns (b), (c) and (d). The following table indicates the portion of the Column (f) balance that reflects amounts disclosed in a Summary Compensation Table included in proxy statements for years prior to 2024:

Name	Amounts Reported in Previous Years(a) ($)
Ms. Buck	1,633,270
Mr. Voskuil	1,372,384
Mr. Bhatia	17,428
Mr. Reiman	493,636
Ms. Riggs	805,518
Mr. Del Pozzo	—
Mr. Raup	1,037,823
(a)     These amounts reflect values as reported in the Summary Compensation Table in prior fiscal years. These amounts do not include accumulated earnings or losses.
Potential Payments upon Termination or Change in Control
We maintain plans covering our NEOs that will require us to provide incremental compensation in the event of termination of employment or a Change in Control (as such term is defined in the applicable governing document), provided certain conditions are met. The following narrative takes each hypothetical termination of employment situation – voluntary resignation, termination for Cause, death, disability, retirement, termination without Cause, and resignation for Good Reason – and a Change in Control of the Company, and describes the additional amounts, if any, that the Company would pay or provide to the NEOs, or their beneficiaries, as a result. Except as otherwise described below in Voluntary Resignation (other than for Good Reason), this narrative regarding hypothetical termination events does not include information on benefits the Company would pay or provide to Messrs. Del Pozzo and Raup upon the occurrence of such events as they were no longer employees of the Company on December 31, 2024. The actual payments made to Mr. Raup upon his retirement are described below under the section titled “Separation Payments Under Confidential Separation Agreement and General Release.”

The narrative below and the amounts shown reflect certain assumptions we have made in accordance with SEC Rules. We have assumed that the termination of employment or Change in Control occurred on December 31, 2024, and that the value of a share of our Common Stock on that day was $169.35, the closing price on the NYSE on December 31, 2024, the last trading day of 2024.
In addition, in keeping with SEC Rules, the following narrative and amounts do not include payments and benefits which are not enhanced by a qualifying termination of employment or Change in Control. These payments and benefits are referred to as “vested benefits” and include:
•Vested benefits accrued under the 401(k) and pension plans;
•Accrued vacation pay, health plan continuation and other similar amounts payable when employment terminates under programs generally applicable to the Company’s salaried employees;
•Vested Supplemental 401(k) Match and Supplemental CRC provided to the NEOs on the same basis as all other employees eligible for Supplemental 401(k) Match and Supplemental CRC;
•Vested benefits accrued under the DB SERP, CLRP and account balances held under the Deferred Compensation Plan as previously described in the sections titled “2024 Pension Benefits Table” and “2024 Non-Qualified Deferred Compensation Table”; and
•Stock options that have vested and become exercisable prior to termination of employment or Change in Control.
Voluntary Resignation (other than a Resignation for Good Reason)
We are not obligated to pay amounts over and above vested benefits to a NEO who voluntarily resigns. Vested stock options may not be exercised after the NEO’s resignation date unless the executive meets retirement eligibility requirements (separation after attainment of age 55 with at least five years of continuous service).
Mr. Del Pozzo resigned effective December 12, 2024. Upon his resignation, he did not receive any payments from the Company. Unvested benefits were forfeited, and, in accordance with the terms of his offer letter, he was required to repay the one-time cash payments received upon his hire totaling $1,290,000. This amount included $915,000 to replace awards forfeited at his prior employer and a sign-on bonus of $375,000.
Termination for Cause
If we terminate a NEO’s employment for Cause, we are not obligated to pay the executive any amounts over and above vested benefits. The NEO’s right to exercise vested stock options expires upon termination for Cause, and amounts otherwise payable under the DB SERP are subject to forfeiture at the Company’s discretion. In general, a termination will be for Cause if the executive has been convicted of a felony or has engaged in gross negligence or willful misconduct in the performance of duties, material dishonesty or a material violation of Company policies, including our Code of Conduct, or bad faith actions in the performance of duties not in the best interests of the Company.
Death or Disability
If a NEO dies prior to meeting the vesting requirements under the DB SERP, no benefits are paid. As of December 31, 2024, Ms. Buck was fully vested in her DB SERP benefit and her estate would therefore be entitled to a payout of such benefits in the event of her death. If a NEO dies while participating in the CLRP, the value of the account balance at death is paid to the designated beneficiary. Mr. Reiman and Ms. Riggs participate in the CLRP, so their designated beneficiary would be entitled to such payout in the event of their death.
If a NEO dies or becomes disabled prior to meeting the vesting requirements under the 401(k) plan or for the Supplemental 401(k) Match, Supplemental CRC or DC SERP benefits, the accrued amounts under those plans become vested. Mr. Bhatia is not fully vested in these benefits. Mr. Reiman and Ms. Riggs are not fully vested in their respective DC SERP benefits. In the event of death or disability, Messrs. Bhatia and Reiman and Ms. Riggs would have received $213,761, $188,365 and $953,177, respectively, as a result of vesting.

In the event of termination due to disability, long-term disability (“LTD”) benefits are generally payable until age 65, but may extend longer if disability benefits begin after age 60, and are offset by other benefits such as Social Security. The maximum amount of the monthly LTD payments from all sources, assuming LTD began on December 31, 2024, is set forth in the table below:

Name	Long-Term Disability Benefit
	Maximum Monthly Amount ($)	Years and Months Until End of LTD Benefits (#)	Total of Payments ($)	Lump Sum Benefit(1) ($)
Ms. Buck	35,000	3 years 0 months	1,260,000	75,264
Mr. Voskuil	25,000	8 years 9 months	2,630,137	544,995
Mr. Bhatia	25,000	13 years 6 months	4,044,658	434,982
Mr. Reiman	25,000	11 years 7 months	3,482,466	772,538
Ms. Riggs	25,000	18 years 4 months	5,510,959	1,584,501
____________________
(1)For Mmes. Buck and Riggs and Mr. Reiman, the amounts reflect pension plan benefits payable at age 65 that are attributable to benefit service credited during the disability period, along with additional SRC contributions through the year prior to which they reach age 65. For the DB SERP, Ms. Buck has reached the service limit and would receive no incremental benefits in the event of her disability. For Mr. Reiman and Ms. Riggs, amounts also reflect an additional two years of CLRP and DC SERP credits and vesting in their respective DC SERP upon disability. For Mr. Bhatia, amounts reflect an additional two years of CRC, Supplemental CRC and DC SERP credits and vesting in his 401(k) Match, CRC, Supplemental 401(k) Match, Supplemental CRC and DC SERP upon disability. For Mr. Voskuil, amounts reflect an additional two years of CRC, Supplemental CRC and DC SERP credits and vesting in his DC SERP upon disability.
Treatment of Stock Options upon Retirement, Death or Disability
In the event of retirement, death or disability, vested stock options remain exercisable for a period of three or five years, not to exceed the option expiration date. The exercise period is based upon the terms and conditions of the individual grant. Retirement is defined as separation after attainment of age 55 with at least five years of continuous service.
Options that are not vested at the time of retirement, death or disability will generally vest in full (subject to the exception described in the following sentence) and the options will remain exercisable for three or five years following termination, depending on the terms and conditions of the grant. Options granted in the year of retirement are prorated based upon the number of full calendar months worked in that year.
As of December 31, 2024, there were no unvested stock options for the NEOs.
Treatment of RSUs upon Retirement, Death or Disability
In the event of retirement, death or disability, RSUs that are not vested will generally vest in full (subject to the exception described in the following sentence). RSUs granted in the year of retirement are prorated based upon the number of full calendar months worked in that year.

The following table provides the number of unvested RSUs that would have vested on December 31, 2024, if the executive’s employment terminated that day due to death or disability. Messrs. Bhatia and Reiman and Ms. Riggs were not considered retirement eligible as of December 31, 2024 and they would have forfeited 21,406 RSUs, 5,177 RSUs and 6,677 RSUs, respectively, upon voluntary separation.

Name	Restricted Stock Units
	Number(1) (#)	Value(2) ($)
Ms. Buck	27,926	4,918,086
Mr. Voskuil	7,256	1,277,687
Mr. Bhatia	21,406	3,759,483
Mr. Reiman	5,177	912,510
Ms. Riggs	6,677	1,176,887
  ____________________
(1)Represents the total number of unvested RSUs as of December 31, 2024.
(2)Based on the closing price of $169.35 for our Common Stock on the NYSE on December 31, 2024, the last trading day of 2024, plus accrued dividend equivalents.
Treatment of PSUs upon Retirement, Death or Disability
In general, in the event of retirement, death or disability, any unvested contingent PSUs are prorated based on the number of full or partial months worked in each of the open PSU cycles. Any remaining unvested contingent PSUs not prorated are forfeited.
The following table provides the total number of contingent PSUs each NEO would be entitled to if the executive’s employment ended on December 31, 2024 due to death or disability, or retirement if applicable. As of December 31, 2024, Ms. Buck and Mr. Voskuil were considered retirement eligible based on the provisions of all open PSU cycles. Messrs. Bhatia and Reiman and Ms. Riggs were not considered retirement eligible as of December 31, 2024 and they would have forfeited all of their contingent PSUs upon voluntary separation.

Name	Performance Stock Units
	Number(1) (#)	Value(2) ($)
Ms. Buck	52,781	8,938,463
Mr. Voskuil	13,724	2,324,160
Mr. Bhatia	6,195	1,049,125
Mr. Reiman	8,486	1,437,105
Ms. Riggs	13,183	2,232,542
____________________
(1)For the 2022-2024 PSU cycle, amount reflects the total number of contingent PSUs calculated by multiplying the number of contingent target PSUs by 123.34%, the final performance score for that cycle. For the 2023-2025 and 2024-2026 PSU cycles, amount reflects the total number of contingent PSUs at target.
(2)Based on the closing price of $169.35 for our Common Stock on the NYSE on December 31, 2024, the last trading day of 2024.
Termination without Cause; Resignation for Good Reason
Under Ms. Buck’s prior employment agreement with the Company, which was operative at fiscal year end, and the EBPP 3A, as applicable, we have agreed to pay severance benefits if we terminate a NEO’s active employment without Cause or if the NEO resigns from active employment for Good Reason, in each case as more specifically defined in the applicable document. Ms. Buck entered into an amended and restated employment agreement on January 9, 2025, which modified the severance benefits. Information on the treatment of Ms. Buck’s amended and restated employment agreement can be found in the section titled “Employment Agreements.” Severance benefits consist of a lump sum payment calculated as a multiple of base salary as well as continued OHIP eligibility, calculated as the lower of target or actual Company performance, for a set period of time, as shown in the table below. Additionally, all NEOs would be entitled to receive a pro rata payment of the OHIP award, if any, earned for the year in which termination occurs, continuation of health and welfare benefits and financial planning and tax preparation benefits for a set period of time, as shown in the table below as well as outplacement services up to $35,000.

Plan	Benefit Entitlement
	Severance Multiple	OHIP Continuation	Health and Welfare Benefits	Financial Planning and Tax Preparation Benefits
Ms. Buck’s prior employment agreement	2 times	24 months	24 months	24 months
Participants in EBPP 3A	1.5 times	18 months	18 months	18 months
If a NEO has not met retirement eligibility requirements and his or her employment is terminated for reasons other than for Cause, or if the NEO terminates for Good Reason, he or she will be eligible to exercise all vested stock options and a prorated portion of his or her unvested stock options held on the date of separation from service for a period of 120 days following separation. If the NEO is age 55 or older with five or more years of continuous service and his or her employment is terminated for reasons other than for Cause, or if the NEO terminates for Good Reason, the NEO will be entitled to exercise any vested stock options until the earlier of three or five years (based on the provisions of the individual grant) from the date of termination or the expiration of the options.
In addition, if a NEO has not met retirement eligibility requirements and his or her employment is terminated for reasons other than for Cause, or if the NEO terminates for Good Reason, the NEO will vest in a prorated portion of any unvested RSUs held on the date of separation from service.
The following table provides the incremental amounts that would have vested and become payable to each NEO had his or her employment terminated on December 31, 2024, under circumstances entitling the NEO to severance benefits as described above:

Name	Salary ($)	OHIP at Target ($)	PSU Related Payments(1) ($)	Vesting of Stock Options(1) ($)	Vesting of Restricted Stock Units(1) ($)	Value of Benefits Continuation(2) ($)	Value of Financial Planning and Outplacement(3) ($)	Total ($)
Ms. Buck	2,800,000	4,480,000	—	—	—	51,839	68,000	7,399,839
Mr. Voskuil	1,185,000	1,185,000	—	—	—	25,286	59,750	2,455,036
Mr. Bhatia	1,087,500	1,087,500	—	—	2,077,381	34,899	59,750	4,347,030
Mr. Reiman	1,123,125	954,656	—	—	608,471	34,832	59,750	2,780,834
Ms. Riggs	1,185,000	1,185,000	—	—	773,446	13,476	59,750	3,216,672
____________________
(1)Reflects the value of equity awards that would have vested and become payable to each NEO over and above amounts they would have received upon a voluntary termination.
(2)Reflects projected medical, dental, vision and life insurance continuation premiums paid by the Company during the applicable time period following termination.
(3)Value of maximum payment for financial planning and tax preparation continuation during the applicable time period following termination plus outplacement services of $35,000.
For information with respect to stock options, RSUs and PSUs held by each NEO as of December 31, 2024, refer to the
“Outstanding Equity Awards at 2024 Fiscal-Year End Table.”
Change in Control
The EBPP 3A and the terms of the applicable award agreements provide for the vesting and payment of the following benefits to each of the NEOs upon a Change in Control:
•An OHIP payment for the year in which the Change in Control occurs, calculated as the greater of target or the estimated payment based on actual performance through the date of the Change in Control;
•To the extent not vested, full vesting of benefits accrued under the DB SERP, CLRP and the Deferred Compensation Plan;
•To the extent not vested, full vesting of benefits under the 401(k) and pension plans;
•If not replaced with awards that qualify as Replacement Awards (as defined in the EICP), full vesting of all outstanding RSUs and stock options;
•If not replaced with awards that qualify as Replacement Awards (as defined in the EICP), a vested and non-forfeitable right to receive a lump sum cash payment equal to the target PSU grant for the performance cycle ending in the year of the Change in Control, determined based upon the greater of target or actual performance through the date of the Change in Control, with each PSU valued at the higher of (a) the highest closing price for our Common Stock during the 60 days prior to (and including the date of) the Change in Control and (b) the price at which an offer is made to purchase shares of our Common Stock from the Company’s stockholders, if applicable (the higher of (a) and (b), the “Transaction Value”); and
•If not replaced with awards that qualify as Replacement Awards (as defined in the EICP), a vested and non-forfeitable right to receive a lump sum cash payment equal to the target PSU grant for the second year of the performance cycle and a prorated portion of the target PSU grant for the first year of the performance cycle at the time of the Change in Control, with each PSU valued at the higher of the Transaction Value and the highest closing price of our Common Stock from the date of the Change of Control until the earlier of the end of the applicable grant cycle or the NEO’s separation from service.
Under our EICP and the terms of the applicable award agreements, awards that are continued as Replacement Awards after a Change in Control are not subject to accelerated vesting or payment upon the Change in Control. In the event of termination of employment within two years following the Change in Control for any reason other than termination for Cause or resignation without Good Reason, the Replacement Awards will vest and become payable as described on the pages that follow.
The following table and explanatory footnotes provide information with respect to the incremental amounts that would have vested and become payable on December 31, 2024, if a Change in Control occurred on that date.

Name	OHIP Related Payment(1) ($)	PSU Related Payments(2) ($)	Vesting of Stock Options(3) ($)	Vesting of Restricted Stock Units(3) ($)	Retirement and Deferred Compensation Benefits(4) ($)	Total(5) ($)
Ms. Buck	1,187,220	2,703,824	—	—	—	3,891,044
Mr. Voskuil	418,700	691,383	—	—	—	1,110,083
Mr. Bhatia	384,250	1,602,066	—	3,759,483	213,761	5,959,560
Mr. Reiman	337,312	1,181,656	—	912,510	188,365	2,619,843
Ms. Riggs	418,700	1,669,075	—	1,176,887	953,177	4,217,839
____________________
(1)Reflects the difference between the target amount and the actual amount earned based upon salary received in 2024.
(2)Amounts reflect vesting of PSUs awarded, as follows:
• For the performance cycle that ended on December 31, 2024, the difference between a value per PSU of $193.65, the highest closing price for our Common Stock on the NYSE during the last 60 days of 2024, and a value per PSU of $169.35, the closing price for our Common Stock on the NYSE on December 31, 2024, the last trading day of 2024;
• For the performance cycle ending December 31, 2024, at target performance, with a value per PSU of $193.65, the highest closing price for our Common Stock on the NYSE during the last 60 days of 2024; and
• For the performance cycle ending December 31, 2025, one-third of the contingent target units awarded, at target performance, with a value per PSU of $193.65, the highest closing price for our Common Stock on the NYSE during the last 60 days of 2024.
Because Ms. Buck and Mr. Voskuil were retirement eligible as of December 31, 2024, as of that date they had already vested in a portion of the PSU     awards for the performance cycles ending December 31, 2024 and December 31, 2025. Accordingly, with respect to Ms. Buck and Mr. Voskuil, the amount reflects only (i) an incremental payment of the portion of the PSU award that would vest upon a Change in Control if the awards were not continued as Replacement Awards (i.e., 1/3 of the total award) and (ii) an incremental benefit equal to the difference between a value per PSU of $193.65, the highest closing price for our Common Stock on the NYSE during the last 60 days of 2024, and a value per PSU of $169.35, the closing price for our Common Stock on the NYSE on December 31, 2024, the last trading day of 2024, while the amount for the performance cycle ending December 31, 2024 reflects only an incremental benefit equal to the difference between a value per PSU of $193.65 and a value per PSU of $169.35.
(3)Reflects the value of equity awards that would have vested and become payable to each NEO over and above amounts that would have already vested.
(4)Reflects the full vesting value of DB SERP benefits and more favorable early retirement discount factors as provided under the EBPP 3A. Ms. Buck is fully vested in her DB SERP benefit and the more favorable early retirement factors do not apply to the CEO, so no additional benefit is applicable. For Mr. Bhatia, the amount includes the vesting of DC SERP benefits, 401(k), Supplemental 401(k) Match, CRC and Supplemental CRC. For Mr. Reiman and Ms. Riggs, the amount includes the vesting of their respective DC SERP benefits. Mr. Voskuil are fully vested in their respective DC SERP benefits so no additional benefit is applicable. Mr Reiman and Ms. Riggs are fully vested in their respective CLRP benefits so no additional benefit is applicable.
(5)For any given executive, the total payments made in the event of a Change in Control would be reduced to the “safe harbor” limit under IRC Section 280G if such reduction would result in a greater after-tax benefit for the executive.

Termination without Cause or Resignation for Good Reason after Change in Control
If a NEO’s employment is terminated by the Company without Cause or by the NEO for Good Reason within two years after a Change in Control, we pay severance benefits under the EBPP 3A to assist the NEO in transitioning to new employment. These severance benefits as of December 31, 2024, consist of:
•A lump sum cash payment equal to two (or, if less, the number of full and fractional years from the date of termination to the executive’s 65th birthday, but not less than one) times:
◦The executive’s base salary; and
◦The highest OHIP award payment paid or payable during the three years preceding the year of the Change in Control (but not less than the OHIP target award for the year of the termination) (“Highest OHIP”);
•For replacement PSU awards, a lump sum cash payment equal to the target PSU grant for the performance cycle ending in the year of the Change in Control, determined based upon the greater of target or actual performance through the date of the Change in Control, with each PSU valued at the Transaction Value;
•For replacement PSU awards, a lump sum cash payment equal to the target PSU grant for the second year of the performance cycle and a prorated portion of the target PSU grant for the first year of the performance cycle at the time of the Change in Control, with each PSU valued at the higher of the Transaction Value and the highest closing price of our Common Stock from the date of the Change of Control until the NEO’s separation from service;
•For replacement stock options and RSU awards (including accrued cash credits equivalent to dividends that would have been earned had the executive held Common Stock instead of RSUs), full vesting of all unvested stock options and RSUs;
•Continuation of medical, dental, vision and life benefits for 24 months (or, if less, the number of months until the executive attains age 65, but not less than 12 months), or payment of the value of such benefits if continuation is not permitted under the terms of the applicable plan;
•For executives who participate in the pension plan and do not participate in the DB SERP, a lump sum equal to their pay credit percentage under that plan times the sum of their base salary and Highest OHIP times the number of years in their severance period (two, or, if less, the number of full and fractional years from the date of termination to the executive’s 65th birthday, but not less than one). For executives who do not participate in the pension plan, a lump sum equal to the CRC rate times the sum of their base salary and Highest OHIP times the number of years in their severance period (two, or, if less, the number of full and fractional years from the date of termination to the executive’s 65th birthday, but not less than one). IRS limitations imposed on the 401(k) and pension plans will not apply for this purpose;
•Outplacement services up to $35,000 and reimbursement for financial counseling and tax preparation services for two years;
•An enhanced matching contribution cash payment equal to the 401(k) matching contribution rate of 4.5% multiplied by the executive’s base salary and Highest OHIP calculated as if such amounts were paid during the years in the executive’s severance period. For this purpose, the IRS limitations imposed on the 401(k) plan do not apply;
•For executives who participate in the DB SERP, an enhanced benefit reflecting an additional two years of credit; and
•For executives who participate in the DC SERP, an enhanced benefit reflecting a cash payment equal to the applicable percentage rate multiplied by his or her base salary and Highest OHIP calculated as if such amounts were paid during the years in the executive’s severance period.

The following table provides amounts that would have vested and become payable to each NEO over and above amounts they would have received upon a termination by the Company without Cause or by the NEO for Good Reason, assuming a Change in Control occurred, and the executive’s employment terminated on December 31, 2024:

Name	Lump Sum Cash Severance Payment ($)	PSU Related Payments(1) ($)	Vesting of Stock Options ($)	Vesting of RSUs ($)	Value of Medical and Other Benefits Continuation ($)	Value of Financial Planning and Outplace- ment ($)	Value of Enhanced DB SERP/ DC SERP and 401(k) Benefit(2) ($)	Total(3) ($)
Ms. Buck	1,890,192	2,703,824	—	—	—	—	3,216,580	7,810,596
Mr. Voskuil	2,209,999	691,383	—	—	8,732	8,250	916,000	3,834,364
Mr. Bhatia	725,000	1,602,066	—	1,682,102	12,064	8,250	580,000	4,609,482
Mr. Reiman	1,339,718	1,181,656	—	304,039	12,041	8,250	692,115	3,537,819
Ms. Riggs	1,910,000	1,669,075	—	403,441	4,640	8,250	829,300	4,824,706
____________________
(1)Amounts reflect vesting of PSUs awarded as described in footnote (2) to the Change in Control table.
(2)For Ms. Buck, this value reflects the amounts of enhanced DB SERP, 401(k) match and Supplemental 401(k) Match over a 24-month period. For Messrs. Bhatia and Voskuil, the value reflects the amounts of enhanced DC SERP, CRC, Supplemental CRC, 401(k) match and Supplemental 401(k) Match that would have been paid had they remained employees for 24 months after their termination. For Mr. Reiman and Ms. Riggs, the value reflects the amounts of enhanced DC SERP, pension plan credits, 401(k) match and Supplemental 401(k) Match that would have been paid had they remained employed for 24 months after their termination.
(3)For any given executive the total payments made in the event of termination after a Change in Control would be reduced to the “safe harbor” limit under IRC Section 280G if such reduction would result in a greater after-tax benefit for the executive.
Separation Payments Under Confidential Separation Agreement and General Release
On August 29, 2024, the Company announced that Mr. Raup, then President, U.S. Confection, intended to retire effective December 31, 2024 and would step down from his role September 16, 2024 while remaining employed as a non-executive officer until his retirement date. In connection with his retirement, Mr. Raup entered into a Confidential Separation Agreement and General Release pursuant to which he received or will receive certain payments and benefits, including the following:
•A lump sum cash separation payment equal to $1,185,000;
•Payment of his 2025 OHIP award and eligibility to receive a pro rata 2026 OHIP award, depending on Company performance;
•Retirement treatment for RSUs and PSUs, which will result in accelerated vesting and distribution of 6,677 RSUs and a non-forfeitable right to receive 5,891 contingent target PSUs;
•Health and welfare benefit continuation for 18 months;
•A lump sum distribution of vested amounts under the Deferred Compensation Plan, including the DC SERP;
•Reimbursement for financial counseling and tax preparation for a maximum of 18 months following his separation (maximum reimbursement of $15,000 for financial counseling and $1,500 for tax preparation in 2025 and $7,500 for financial counseling and $750 for tax preparation in 2026); and
•Outplacement services equal to $35,000.
Under the terms of the Confidential Separation Agreement and General Release, Mr. Raup remains subject to all of the terms and conditions of his ECRCA with the Company, dated as of March 27, 2013, that survive the termination of his employment with the Company. In consideration of the payments and benefits provided to Mr. Raup under the Confidential Separation Agreement and General Release, he executed a release of all claims against the Company.

CEO Pay Ratio Disclosure
The annual total compensation of our CEO for fiscal year 2024 was $11,910,926. The median of the annual total compensation for all employees, excluding the CEO, for fiscal year 2024 was $42,331. As a result, we estimate that the ratio of the annual total compensation of our CEO to the annual total compensation of the median employee for fiscal year 2024 was 281 to 1.
Absent significant changes in our employee population or compensation arrangements (including the compensation arrangements of the median employee used in fiscal 2022), SEC Rules generally permit utilization of the same median employee for three years for purposes of the pay ratio analysis. Any increases in compensation were widespread across the company and did not significantly shift the median. Accordingly, we used the same median employee for the pay ratio analysis for fiscal year 2024. We identified the median employee using base salary, including overtime, earned in the first nine months of 2022 for all employees, excluding our CEO, as of October 11, 2022, the second Tuesday in October in 2022, which is our annual measurement date for determining our median employee. We calculated annual total compensation for the median employee using the same methodology used for calculating the total compensation of our NEOs as set forth in the “2024 Summary Compensation Table.”

Equity Compensation Plan Information
The following table provides information about all of the Company’s equity compensation plans as of December 31, 2024:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)	Weighted-average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (#)
	(a)	(b)	(c)
Equity compensation plans approved by security holders(1)
Stock Options	579,834	106.73	5,293,244
Performance Stock Units and Restricted Stock Units	538,803	N/A	2,474,169
Subtotal	1,118,637	106.73	7,767,413
Equity compensation plans not approved by security holders	N/A	N/A	N/A
Total	1,118,637	106.73	7,767,413
____________________
(1)     Includes amounts earned or paid in cash or shares of Common Stock at the election of the director or deferred by the director under the Directors’ Compensation Plan. Column (a) includes stock options, PSUs and RSUs granted under the EICP. Securities available for future issuance of full-value awards may also be used for stock option awards.
(2) Weighted-average exercise price of outstanding stock options only.

Pay Versus Performance Disclosure
Provided below is the Company’s “pay versus performance” disclosure as required by Item 402(v) of Regulation S-K promulgated under the Exchange Act (referred to herein as Item 402(v)). As required by Item 402(v), we have included:
•A list of the most important measures that our Compensation Committee used in 2024 to link a measure of pay calculated in accordance with Item 402(v) (referred to as “compensation actually paid,” or “CAP”) to Company performance;
•A pay versus performance table that compares the total compensation of our NEOs as presented in the “Summary Compensation Table” (“SCT Total Compensation”) to CAP and that compares CAP to specified performance measures, including TSR, Peer Group TSR (as defined below), Net Income calculated in accordance with GAAP (“GAAP Net Income”) and our Company selected financial performance measure, Net Sales (as defined in the section titled “Compensation Discussion & Analysis”); and
•Graphs that describe:
◦The relationship between our TSR and the TSR of the S&P 500 Packaged Foods Index (the “Peer Group TSR”); and
◦The relationships between CAP and our cumulative TSR, GAAP Net Income, and our Company selected financial performance measure, Net Sales.
This disclosure has been prepared in accordance with Item 402(v) and does not necessarily reflect value actually realized by our executives or how our Compensation Committee evaluates compensation decisions in light of Company or individual performance. In particular, our Compensation Committee does not use CAP as a basis for making compensation decisions, nor does it use GAAP Net Income or Peer Group TSR for purposes of determining incentive compensation. Please see the section titled “Compensation Discussion & Analysis” for a discussion of our executive compensation program objectives and the ways in which we align our executives’ compensation with the Company’s performance.
For purposes of the following disclosures, each of Salary, Bonus, Non-Equity Incentive Plan Compensation, Non-qualified Deferred Compensation Earnings and All Other Compensation is calculated in the same manner for purposes of CAP as it is calculated for purposes of SCT Total Compensation. There are, however, two primary differences between the calculation of CAP and SCT Total Compensation:

	SCT Total Compensation	CAP
Pension	Year-over-year change in the actuarial present value of pension benefits	Current year service cost and any prior year service cost (if a plan amendment occurred during the year)
Stock and Option Awards	Grant date fair value of stock and option awards granted during the year	Year-over-year change in the fair value of stock and option awards that are unvested as of the end of the year or that vested or were forfeited during the year(1)
____________________
(1)    Includes any dividends paid on equity awards in the fiscal year prior to the vesting date that are not otherwise reflected in the fair value of such award.
Metrics Used for Linking Pay and Performance
The following is a list of performance metrics, which in our assessment represent the most important performance measures used by the Company to link Company performance to the compensation actually paid to the NEOs for 2024. Each metric below is used for purposes of determining payouts under either our 2024 OHIP or our current open PSU cycles. Please see the section titled “Compensation Discussion & Analysis” for a description of these metrics and how they are used in the Company’s executive compensation program.
•Net Sales
•Adjusted EPS
•Free Cash Flow
Net Sales was the most heavily weighted financial performance metric under our 2024 OHIP and is an important top-line measure that, when combined with the other measures in the OHIP and PSU awards, supports long-term shareholder value creation. Net Sales is the Company-selected financial performance measure included in the table and graphs that follow. Net Sales is a non-GAAP financial performance measure. For more information on how we define and use Net Sales in our executive compensation program, please see the section titled “Compensation Disclosure & Analysis” above.

Pay Versus Performance Table
Below is the tabular disclosure for the Company’s CEO and the average of our NEOs other than the CEO for 2024, 2023, 2022, 2021 and 2020.

Year	SCT Total Compensation for CEO(1)	Compensation Actually Paid to CEO(2)	Average SCT Total Compensation for Other NEOs(1)	Average Compensation Actually Paid to Other NEOs(2)	Value of Initial Fixed $100 Investment Based on:		GAAP Net Income ($mil.)	Company Selected Measure: Net Sales ($mil.)(4)
					TSR	Peer Group TSR(3)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2024	11,910,926	(318,023)	3,897,934	718,418	128	113	2,221	11,202
2023	15,654,209	12,730,946	5,556,094	5,298,510	137	120	1,862	11,165
2022	13,550,049	26,043,523	4,182,463	6,492,643	167	129	1,645	10,419
2021	16,144,570	32,159,575	3,253,471	5,677,965	137	118	1,478	8,971
2020	19,115,059	19,711,109	3,160,508	3,730,097	106	105	1,279	8,150
____________________
(1)    2024 CEO is Michele Buck; other NEOs are Deepak Bhatia, Michael Del Pozzo (former), Charles Raup (former), Jason Reiman, Kristen Riggs, and Steven Voskuil; 2023 CEO is Michele Buck; other NEOs are Deepak Bhatia, Charles Raup, Kristen Riggs, and Steven Voskuil; 2022 CEO is Michele Buck; other NEOs are Charles Raup, Jason Reiman, Kristen Riggs, and Steven Voskuil; 2021 CEO is Michele Buck; other NEOs are Charles Raup, Jason Reiman, Kristen Riggs, and Steven Voskuil; 2020 CEO is Michele Buck; other NEOs are Damien Atkins (former), Charles Raup, Jason Reiman, Steven Voskuil, Kevin Walling (former), and Mary Beth West (former).
(2)    The dollar amounts reported represent CAP, as computed in accordance with Item 402(v). The fair value of option awards was determined using a Black-Scholes option-pricing model. The dollar amounts do not reflect the actual amount of compensation earned by or paid during the applicable year. In accordance with Item 402(v), the following adjustments were made to SCT Total Compensation to determine the CAP values:
Reconciliation of SCT Total Compensation to Compensation Actually Paid to CEO

Fiscal Year	SCT Total Compensation for CEO	Minus SCT Change in Pension Value for CEO	Plus Pension Value Service Cost	Minus SCT Equity for CEO	Plus EOY Fair Value of Equity Awards Granted During Fiscal Year that are Outstanding and Unvested at EOY(a)	Plus/ (Minus) Change from BOY to EOY in Fair Value of Awards Granted in Any Prior Fiscal Year that are Outstanding and Unvested at EOY(a)	Plus/ (Minus) Change in Fair Value from BOY to Vesting Date of Awards Granted in Any Prior Fiscal Year that Vested During the Fiscal Year(a)	Plus value of Dividends or other Earnings Paid on Stock Option Awards not Otherwise Reflected in Fair Value of Total Compensation	CEO CAP
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)=(b)-(c)+(d)- (e)+(f)+(g)+ (h)+(i)
2024	11,910,926	—	863,206	9,027,171	3,194,653	(5,021,399)	(2,387,895)	149,657	(318,023)
(a) “EOY” = End of Year, “BOY” = Beginning of Year.

Reconciliation of Average SCT Total Compensation to Average Compensation Actually Paid to Other NEOs

Fiscal Year	Average SCT Total Compensation for Other NEOs	Minus Average SCT Change in Pension Value for Other NEOs	Plus Average Pension Value Service Cost	Minus Average SCT Equity for Other NEOs	Plus Average EOY Fair Value of Equity Awards Granted During Fiscal Year that are Outstanding and Unvested at EOY(a)	Plus/ (Minus) Average Change from BOY to EOY in Fair Value of Awards Granted in Any Prior Fiscal Year that are Outstanding and Unvested at EOY(a)	Plus the Fair Value of Equity Awards Granted and Vested During the Fiscal Year (a)	Less Average BOY Fair Value of Equity Awards Granted in Prior Fiscal Years that Failed to Meet Vesting Conditions in the Fiscal Year (a) (i)	Plus/ (Minus) Average Change in Fair Value from BOY to Vesting Date of Awards Granted in Any Prior Fiscal Year that Vested During the Fiscal Year(a)	Plus value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	Average Other NEOs CAP
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(i)=(b)-(c)+(d)- (e)+(f)+ (g)+(h)+(i)+(j)+ (k)
2024	3,897,934	11,610	9,905	2,361,349	470,263	(840,601)	109,176	197,179	(415,490)	57,372	718,418
(3)    Reflects total shareholder return indexed to $100 for the S&P 500 Packaged Foods Index, which is an industry line peer group reported in the performance graph included in the Company’s 2024 Annual Report on Form 10-K.
(4) Values shown reflect Net Sales as calculated for purposes of our executive compensation program for the applicable reporting year.
For purposes of the above adjustments, the fair value of equity awards on the applicable date were determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, using valuation methodologies that are generally consistent with those used to determine the grant-date fair value for accounting purposes.
The table below contains ranges of assumptions used in the valuation of outstanding equity awards for the relevant fiscal year(s). For more information, please see the notes to the Company’s 2024 financial statements in our Annual Report on Form 10-K and the footnotes to the “2024 Summary Compensation Table” included in this Proxy Statement

Fiscal Year 2024
Restricted Stock Units
Stock Price	$169.35 - $199.31
Performance Share Units
EPS and FCF Metric Multipliers	0% - 250%
TSR Realized Performance (Percentile)	20P - 27P
Volatility	21.2% - 24.5%
Risk-Free Interest Rate	4.1% - 4.2%

Relationships Between Company TSR and Peer Group TSR and CAP and Company TSR
The graphs below illustrate the relationship between our TSR and the Peer Group TSR, as well as the relationship between CAP and our TSR for the CEO and other NEOs, for each of the years presented. For reference, SCT Total Compensation values for each year are also shown. As the graphs below illustrate, CAP amounts for our CEO and other NEOs are strongly aligned with Hershey’s TSR, as intended.

Avg. Other NEOs Pay versus Performance: Total Shareholder Return
Total Shareholder Return (TSR)
Compensation Actually Paid ($ millions)
200
175
150
125
100
75
50
25
0
$40.0
$35.0
$30.0
$25.0
$20.0
$15.0
$10.0
$5.0
$0.0
$100
$106
$137
$167
$137
$128
$100
$105
$118
$129
$120
$113
$3.2
$3.7
$3.3
$5.7
$4.2
$6.5
$5.6
$5.3
$3.9
$0.7
FY2020
FY2021
FY2022
FY2023
FY2024
Dec. 31 2019
Dec. 31 2020
Dec. 31 2021
Dec. 31 2022
Dec. 31 2023
Dec. 31 2024
Avg. Other NEOs SCT
Avg. Other NEOs CAP
Peer Group TSR
HSY TSR

Pay versus Performance: Total Shareholder Return
Total Shareholder Return (TSR)
Compensation Actually Paid ($ millions)
200
175
150
125
100
75
50
25
0
$40.0
$35.0
$30.0
$25.0
$20.0
$15.0
$10.0
$5.0
$0.0
($5.0)
$3.7
$19.7
$5.7
$32.2
$6.5
$26.0
$5.3
$12.7
$0.7
($0.3)
$100
$106
$137
$167
$137
$128
$100
$105
$118
$129
$120
$113
FY2020
FY2021
FY2022
FY2023
FY2024
Dec. 31 2019
Dec. 31 2020
Dec. 31 2021
Dec. 31 2022
Dec. 31 2023
Dec. 31 2024
Average Other NEOs CAP
CEO CAP
Peer Group TSR
HSY TSR

Relationship Between CAP and GAAP Net Income
The graph below reflects the relationship between the CEO and average other NEOs CAPs and GAAP Net Income for each of the years presented. GAAP Net Income is not used as a metric in our annual or long-term incentive plans.

Pay versus Performance: Net Income
GAAP Net Income ($ billions)
Compensation Actually Paid ($ millions)
$2.4
$2.1
$1.8
$1.5
$1.2
$0.9
$0.6
$0.3
$0.0
$40.0
$35.0
$30.0
$25.0
$20.0
$15.0
$10.0
$5.0
$0.0
($5.0)
$1.3
$19.7
$3.7
$1.5
$32.2
$5.7
$1.6
$26.0
$6.5
$1.9
$12.7
$5.3
$2.2
$0.7
($0.3)
FY2020
FY2021
FY2022
FY2023
FY2024
Avg. Other NEOs CAP
CEO CAP
GAAP Net Income

Relationship Between CAP and Net Sales (our Company-Selected Measure)
The graph below reflects the relationship between the CEO and average other NEOs CAPs and Net Sales for each of the years presented. Net Sales determined 50% of financial performance funding under our 2024 OHIP and is an important top-line measure that, when combined with the other measures in the OHIP and PSU awards, supports long-term shareholder value creation.

Pay versus Performance: Net Sales
Net Sales ($ billions)
Compensation Actually Paid ($ millions)
$16.0
$14.0
$12.0
$10.0
$8.0
$6.0
$4.0
$2.0
$0.0
$40.0
$35.0
$30.0
$25.0
$20.0
$15.0
$10.0
$5.0
$0.0
($5.0)
$8.1
$19.7
$3.7
$9.0
$32.2
$5.7
$10.4
$26.0
$6.5
$11.2
$12.7
$5.3
$11.2
$0.7
($0.3)
FY2020
FY2021
FY2022
FY2023
FY2024
Avg. Other NEOs CAP
CEO CAP
CSM (Net Sales)

PROPOSAL NO. 3 – ADVISORY VOTE ON
NAMED EXECUTIVE OFFICER COMPENSATION

✓	The Board of Directors recommends that stockholders vote FOR approval, on a non-binding advisory basis, of the compensation of the Company’s named executive officers
In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act and related SEC Rules, and as required under Section 14A of the Exchange Act, we are providing stockholders an opportunity to conduct an advisory vote on the compensation of our NEOs as disclosed in this Proxy Statement.
Prior to submitting your vote, we encourage you to read our “Compensation Discussion & Analysis” and the accompanying executive compensation tables for details about our executive compensation program, including information about the 2024 compensation of our NEOs.
As discussed in more detail in the “Compensation Discussion & Analysis,” we believe our executive compensation program is competitive and governed by pay-for-performance principles. We emphasize compensation opportunities that reward results. Our stock ownership requirements and use of stock-based incentives reinforce the alignment of the interests of our executives with those of our long-term stockholders. In doing so, our executive compensation program supports our strategic objectives and mission.
Accordingly, we ask you to approve the following resolution at the Annual Meeting:
“RESOLVED, that the stockholders of The Hershey Company approve, on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed in the Proxy Statement for the 2025 Annual Meeting of Stockholders pursuant to the SEC’s compensation disclosure rules, including the Compensation Discussion & Analysis, the executive compensation tables and the related narrative discussion.”
Because your vote is advisory, it will not be binding upon the Board. However, as noted in the “Compensation Discussion & Analysis,” the Compensation Committee and the Board will, as deemed appropriate, take into account the outcome of the vote when considering future decisions affecting executive compensation.
The affirmative vote of at least a majority of the votes of the Common Stock and Class B Common Stock (voting together as a single class) represented electronically or by proxy at the Annual Meeting is required to approve this proposal.

PROPOSAL NO. 4 – APPROVAL OF THE COMPANY’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

✓	The Board of Directors recommends that stockholders vote FOR approval of the Company’s Amended and Restated Certificate of Incorporation
Currently, Article Fourth, Section B.2.c. of the Company’s Certificate of Incorporation provides that vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority vote of the remaining directors then in office, even though less than a quorum.
In February 2025, Hershey Trust Company, the Company’s controlling stockholder, recommended to the Chair of the Governance Committee that the Board amend the Company’s governing documents to provide the Company’s stockholders the right to fill vacancies on the Board of Directors (at a meeting of stockholders or by the written consent of stockholders in lieu of a meeting), including, specifically, that:
•Vacant directorships or newly created directorships electable by the holders of the Common Stock and the Class B Common Stock (voting together without regard to class) may be filled by the vote or consent of the holders of the Common Stock and the Class B Common Stock (voting together without regard to class);

•Vacant directorships or newly created directorships electable by the holders of the Common Stock (voting separately as a class) may be filled by the vote or consent of the holders of the Common Stock (voting separately as a class);

•Vacancies resulting from the removal of any director(s) elected or electable (in the case of vacancies or newly created directorships filled by the remaining directors) by the holders of the Common Stock and the Class B Common Stock (voting together without regard to class) shall be filled only by the vote or consent of the holders of the Common Stock and the Class B Common Stock (voting together without regard to class); and
•Vacancies resulting from the removal of any director(s) elected or electable (in the case of vacancies or newly created directorships filled by the remaining directors) by the holders of the Common Stock (voting separately as a class) shall be filled only by the vote or consent of the holders of the Common Stock (voting separately as a class).
The Board is committed to implementing and maintaining effective corporate governance policies and practices that ensure the Company is governed with high standards of ethics, integrity, and accountability and in the best interest of the Company's stockholders. After discussion and careful consideration, the Board has determined that amending the Certificate of Incorporation to specifically provide the Company’s stockholders the right to fill vacancies on the Board would preserve legitimate stockholder protections while enhancing the Board’s accountability to the Company’s stockholders and increasing the ability of stockholders to participate effectively in the Company'’s corporate governance.
As a result, the Board voted to approve, and to recommend to the Company’s stockholders that they approve, a proposal to amend and restate the Company’s Certificate of Incorporation to amend Article Fourth, Section B.2.c. to provide stockholders the right to fill vacancies on the Board (at a meeting of stockholders or by the written consent of stockholders in lieu of a meeting) and to amend Article Fourth, Section B.2.d. to make certain related formatting changes.
A copy of the proposed Amended and Restated Certificate of Incorporation, marked to show changes to Article Fourth, Section B.2.c. and Article Fourth, Section B.2.d. of the composite Restated Certificate of Incorporation (as amended to date), is included as Appendix B to this Proxy Statement.
In accordance with the Certificate of Incorporation and Section 242(b)(1) of the Delaware General Corporation Law, the
affirmative vote of a majority of the votes of the Common Stock and Class B Common Stock (voting together as a single class) entitled to be cast on this matter at the Annual Meeting is required to approve this proposal. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” this proposal.
If this proposal is approved by the Company’s stockholders, the Amended and Restated Certificate of Incorporation will become effective upon filing with the Secretary of State of the State of Delaware, which filing the Company would make promptly after the Annual Meeting.

CERTAIN TRANSACTIONS AND RELATIONSHIPS
Item 404 of Regulation S-K requires that we disclose any transaction or series of similar transactions, or any currently proposed transaction(s), in which (i) the Company was or is to be a participant, (ii) the amount involved exceeds $120,000 and (iii) any of the following persons had or will have a direct or indirect material interest:
•Our directors or nominees for director;
•Our executive officers;
•Persons owning more than 5% of any class of our outstanding voting securities; or
•The immediate family members of any of the persons identified in the preceding three bullets.
Policies and Procedures Regarding Transactions with Related Persons
The Board has adopted a written Related Person Transaction Policy that governs the review, approval or ratification of related person transactions. The Related Person Transaction Policy may be viewed on the Investors section of our website at www.thehersheycompany.com.
Under the Related Person Transaction Policy, each related person transaction, and any significant amendment or modification to a related person transaction, must be reviewed and approved or ratified by a committee of our Board composed solely of independent directors who have no interest in the transaction. We refer to each such committee as a Reviewing Committee. The Related Person Transaction Policy also permits the disinterested members of the full Board to act as a Reviewing Committee. As required by applicable NYSE Listing Standards, the Reviewing Committee or disinterested directors, as applicable, will prohibit any related person transaction that they determine to be inconsistent with the interests of the Company and its stockholders. In addition, any related person transaction previously reviewed that is ongoing in nature will be reviewed by the Reviewing Committee or disinterested directors, as applicable, annually to evaluate whether or not it should be permitted to continue.
The Board has designated the Governance Committee as the Reviewing Committee primarily responsible for the administration of the Related Person Transaction Policy. In addition, the Board has designated a special Reviewing Committee comprised of the disinterested, independent directors of the Board’s Executive Committee to oversee certain transactions involving the Company and Hershey Trust Company, Milton Hershey School, the Milton Hershey School Trust and companies owned by or affiliated with any of the foregoing. Finally, the Related Person Transaction Policy provides that the Compensation Committee will review and approve, or review and recommend to the Board for approval, any employment relationship or transaction involving an executive officer of the Company and any related compensation.
When reviewing, approving or ratifying a related person transaction, the Reviewing Committee will examine all material facts about the related person’s interest in, or relationship to, the transaction, including the approximate dollar value of the transaction. If the related person transaction involves an outside director or nominee for director, the Reviewing Committee also may consider whether the transaction would compromise the director’s status as an “independent director,” “outside director” or “non-employee director” under the Board’s Corporate Governance Guidelines, the NYSE Rules, the IRC or the Exchange Act.
Transactions with Hershey Trust Company, Milton Hershey School and the Milton Hershey School Trust
During 2024, there were no transactions with the Company in which any executive officer, director or nominee for director, or any of their immediate family members, had a direct or indirect material interest that would be required to be disclosed pursuant to Item 404 of Regulation S-K, nor are any such transactions currently planned.
In any given year, we may engage in certain transactions with Hershey Trust Company, Milton Hershey School, the Milton Hershey School Trust and companies owned by or affiliated with any of the foregoing. These transactions are typically immaterial, ordinary-course transactions that do not constitute related person transactions. However, from time to time we may also engage in related person transactions with Hershey Trust Company, Milton Hershey School, the Milton Hershey School Trust and/or their subsidiaries and affiliates that are not inconsistent with the interests of the Company and its stockholders. Under the Board’s Corporate Governance Guidelines, a special Reviewing Committee composed of the independent, disinterested members of the Executive Committee must approve these transactions.
Effective March 8, 2024, the Company entered into an Amended and Restated License, Producing and Guaranty Term Sheet by and among the Company, The M. S. Hershey Foundation, The Hershey Trust Company, Milton Hershey School, Hershey Entertainment & Resorts Company and Dandelion Media, LLC in connection with a proposed feature length motion picture. Consistent with the requirements of the Board’s Corporate Governance Guidelines, the related person transaction was reviewed and approved by the independent directors of the Executive Committee of the Board having no affiliation with Hershey Trust Company, Milton Hershey School, the Milton Hershey School Trust or their affiliates.
On February 18, 2025, the independent directors of the Executive Committee of the Board having no affiliation with Hershey Trust Company, Milton Hershey School, the Milton Hershey School Trust or their affiliates approved a one-time, non-recurring donation of $2,000,000 to The M.S. Hershey Foundation to support renovations to the Hershey Theatre. This donation reflects the Company’s continued support of The M.S. Hershey Foundation’s commitment to provide educational and cultural opportunities for the citizens of Derry Township, Pennsylvania. The Hershey Theatre was donated by the Company to The M.S. Hershey Foundation pursuant to a Donation Agreement dated June 22, 2022, by and between the Company and the Hershey Trust, as trustee for The M.S. Hershey Foundation.
During 2024, we also engaged in transactions in the ordinary course of business with Hershey Trust Company, Milton Hershey School and the companies affiliated with Hershey Trust Company, Milton Hershey School and the Milton Hershey School Trust. These transactions involved the sale and purchase of goods and services at market rates. The transactions were primarily with Hershey Entertainment & Resorts Company, a company that is owned by the Milton Hershey School Trust. All sales and purchases were made on terms and at prices we believe were generally available in the marketplace and were in amounts that were not material to us or to Hershey Entertainment & Resorts Company or the Milton Hershey School Trust. Therefore, these were not related person transactions and did not require approval under our Related Person Transaction Policy.
Although these ordinary course transactions with Hershey Trust Company, Milton Hershey School and the companies affiliated with each of the foregoing and with the Milton Hershey School Trust (including Hershey Entertainment & Resorts Company), as described immediately above, are immaterial and not required to be disclosed under Item 404 of Regulation S-K, we have elected to disclose the aggregate amounts of such purchase and sale transactions with these entities for your information because of our relationship with these entities and for added transparency. In this regard:
•Our total sales to these entities in 2024 were approximately $1.4 million; and
•Our total purchases from these entities in 2024 were approximately $1.5 million.
We do not expect the types of transactions or the amount of payments for these ordinary course transactions to change materially in 2025.

COMPENSATION COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION
Mmes. Arway, Haben, Koken and Kraus and Messrs. Crawford, Palmer and Robbin-Coker served as members of our Compensation Committee at various times during 2024. None of the directors who served on our Compensation Committee in 2024 were officers or employees of the Company during 2024 or at any time prior to 2024. Additionally, no executive officer of the Company serves, or at any time during 2024 served, as a director or member of the compensation (or equivalent) committee of any entity one or more of the executive officers of which serves, or served, on our Board or as a member of our Compensation Committee.

None of the members of our Compensation Committee has a relationship with us that is required to be disclosed under Item 404 of Regulation S-K.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING
Q:    Why is this year’s Annual Meeting being held as a virtual-only meeting?
The Annual Meeting will be a virtual-only meeting conducted solely via live webcast. We believe the virtual meeting format provides all stockholders a consistent experience while also preserving the same rights and opportunities as you would have at a physical meeting. In addition, the virtual platform provides greater accessibility for stockholders, encourages stockholder attendance and participation regardless of location, improves meeting efficiency, provides for more effective communication with our stockholders during the meeting and reduces costs.
Q:    Who is entitled to attend and vote at the Annual Meeting?
You can attend and vote at the Annual Meeting if, as of the close of business on March 7, 2025, the Record Date for the Annual Meeting, you were a stockholder of record of shares of the Company’s Common Stock or Class B Common Stock. As of the Record Date, there were 147,949,462 shares of our Common Stock and 54,613,514 shares     of our Class B Common Stock outstanding.
If you were not a stockholder of record as of the Record Date, you may still attend the Annual Meeting by logging into the webcast as a guest, but you will not be able to vote before or during the meeting.
Q:    How do I attend the Annual Meeting?
To participate in the Annual Meeting, visit www.virtualshareholdermeeting.com/HSY2025 and enter the 16-digit control number included on your Notice of Internet Availability of Proxy Materials or your proxy card. The live webcast will begin at 10:00 a.m., EDT on Tuesday, May 6, 2025. We encourage you to access the virtual meeting platform at least 15 minutes prior to the start time. If you do not have a 16-digit control number, you will still be able to access the webcast as a guest, but will not be able to vote your shares or ask a question during the meeting.
We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting. Technical support will be available on the virtual meeting platform beginning at 9:30 a.m. EDT on the day of the meeting and will remain available until 30 minutes after the meeting has finished.

Q:    Can I submit questions before or during the Annual Meeting?
Stockholders have multiple opportunities to submit questions for the Annual Meeting. If you wish to submit a question prior to the Annual Meeting, you may log into www.proxyvote.com and enter your 16-digit control number. Once past the login screen, click on “Submit Questions,” type in your question, and click “Submit.” Alternatively, if you wish to submit a question during the Annual Meeting, visit www.virtualshareholdermeeting.com/HSY2025, type your question into the “Ask a Question” field, and click “Submit.”
Questions pertinent to meeting matters will be answered during the Annual Meeting, subject to time constraints. Questions regarding personal matters, including those relating to employment, product or service issues or suggestions for product innovations may not be considered pertinent to meeting matters and therefore may not be answered. Any substantially similar questions will be grouped together to provide a single response. Any questions pertinent to meeting matters that cannot be answered during the meeting due to time constraints will be posted online and answered on the Investors section of our website at www.thehersheycompany.com. The questions and answers will be available as soon as practical after the Annual Meeting and will remain available for one week after posting. Any questions that are inappropriate or otherwise fail to meet the rules of conduct for the meeting will be excluded.
Q:    What is the difference between a registered stockholder and a stockholder who owns stock in street name?
If you hold shares of Common Stock or Class B Common Stock directly in your name on the books of the Company’s transfer agent, then you are a registered stockholder of such shares. If you own all or any portion of your shares of
Common Stock or Class B Common Stock indirectly through a broker, bank or other holder of record, then you are a beneficial owner of such shares, and such shares are said to be “held in street name.”
Q:     What are the voting rights of each class of stock?
Stockholders are entitled to cast one vote for each share of Common Stock held as of the Record Date and 10 votes for each share of Class B Common Stock held as of the Record Date. There are no cumulative voting rights.
Q:    Can I vote my shares before the Annual Meeting?
Yes. If you are a registered stockholder, there are three ways to vote your shares before the Annual Meeting:

:
By internet (www.proxyvote.com) – You may submit your vote via the internet until 11:59 p.m. EDT on May 5, 2025. Have your Notice of Internet Availability of Proxy Materials or proxy card available and follow the instructions on the website to vote your shares.

)
By telephone (800-690-6903) – You may submit your vote by telephone until 11:59 p.m. EDT on May 5, 2025. Have your Notice of Internet Availability of Proxy Materials or proxy card available and follow the instructions provided by the recorded message to vote your shares.

,
By mail – If you received a paper copy of the proxy materials, then you may submit your vote by mail by completing, signing and dating the proxy card enclosed with your materials and returning it pursuant to the instructions set forth on the card. To be valid, a proxy card must be received by the Secretary of the Company prior to the start of the Annual Meeting.

If your shares are held in street name, then your broker, bank or other holder of record may provide you with a Notice of Internet Availability of Proxy Materials that contains instructions on how to access our proxy materials and vote online or how to request a paper or email copy of our proxy materials. If you received these materials in paper form, then your proxy materials included a voting instruction card that you can use to instruct your broker, bank or other holder of record how to vote your shares.
Please see the Notice of Internet Availability of Proxy Materials or the information your bank, broker or other holder of record provided you for more information on these voting options.

Q:    Can I vote during the Annual Meeting instead of by proxy?
If you are a registered stockholder, then during the Annual Meeting you can vote any shares that were registered in your name as the stockholder of record as of the Record Date.
If your shares are held in street name, then you can vote those shares during the Annual Meeting only if you have a legal proxy from the holder of record. If you plan to attend and vote your street-name shares during the Annual Meeting, then you should request a legal proxy from your broker, bank or other holder of record.
To vote your shares during the Annual Meeting, log into www.virtualshareholdermeeting.com/HSY2025 and follow the voting instructions. You will need the 16-digit control number that is shown on your Notice of Internet Availability of Proxy Materials or on your proxy card. Shares may not be voted after the polls close.
Whether or not you plan to attend the Annual Meeting, we strongly encourage you to vote your shares by proxy prior to the Annual Meeting.
Q:    Can I revoke my proxy or change my voting instructions once submitted?
If you are a registered stockholder, then you can revoke your proxy and change your vote prior to the Annual Meeting by:
•Sending a written notice of revocation to our Secretary at 19 East Chocolate Avenue, Hershey, Pennsylvania 17033 (the notification must be received by the close of business on May 1, 2025);
•Voting again by internet or telephone prior to 11:59 p.m. EDT on May 5, 2025 (only the latest vote you submit will be counted); or
•Submitting a new properly signed and dated paper proxy card with a later date (your new proxy card must be received by the Secretary of the Company prior to the start of the Annual Meeting).
If your shares are held in street name, you should contact your broker, bank or other holder of record about revoking your voting instructions and changing your vote prior to the Annual Meeting.
If you are eligible to vote during the Annual Meeting, then you also can revoke your proxy or voting instructions and change your vote during the Annual Meeting by logging into www.virtualshareholdermeeting.com/HSY2025 and following the voting instructions.
Q:    What will happen if I submit my proxy but do not vote on a proposal?
If you submit a valid proxy but fail to provide instructions on how you want your shares to be voted on one or more proposals, then your proxy will be voted in the manner recommended by the Board on such proposals, as follows:
•“FOR” the election of all director nominees;
•“FOR” the ratification of the appointment of Ernst & Young LLP as our independent auditors;
•“FOR” the approval of the advisory vote on the compensation of the Company’s named executive officers; and
•“FOR” the approval of the Amended and Restated Certificate of Incorporation.
If any other item is properly presented for a vote at the Annual Meeting, then the shares represented by your properly submitted proxy will be voted at the discretion of the proxies.
Q:    What will happen if I neither submit my proxy nor vote my shares during the Annual Meeting?
If you are a registered stockholder, then your shares will not be voted.
If your shares are held in street name, then your broker, bank or other holder of record may vote your shares on certain “routine” matters. The ratification of independent auditors is currently considered to be a routine matter. On this matter, your broker, bank or other holder of record can either:
•Vote your street-name shares even though you have not provided voting instructions; or
•Choose not to vote your shares.
The other matters you are being asked to vote on are not routine matters and cannot be voted by your broker, bank or other holder of record without your instructions. When a broker, bank or other holder of record is unable to vote shares for this reason, it is called a “broker non-vote.”

 Q:    How do I vote my shares in the Company’s Automatic Dividend Reinvestment Service Plan?
Computershare, our transfer agent, has arranged for any shares that you hold in the Company’s Automatic Dividend Reinvestment Service Plan to be included in the total registered shares of Common Stock shown on the Notice of Internet Availability of Proxy Materials or proxy card we have provided you. By voting these shares, you also will be voting your shares in the Automatic Dividend Reinvestment Service Plan.
Q:    What does it mean if I received more than one Notice of Internet Availability of Proxy Materials or proxy card?
You probably have multiple accounts with us and/or brokers, banks or other holders of record. You should vote all of the shares represented by these Notices/proxy cards. Certain brokers, banks and other holders of record have procedures in place to discontinue duplicate mailings upon a stockholder’s request. You should contact your broker, bank or other holder of record for more information. Additionally, Computershare can assist you if you want to consolidate multiple registered accounts existing in your name. To contact Computershare, visit their website at www.computershare.com/investor; or write to P.O. Box 43006, Providence, RI 02940-3006; or for overnight delivery, to Computershare, 150 Royall Street, Suite 101, Canton, MA 02021; or call:
•(800) 851-4216 for domestic stockholders;
•(201) 680-6578 for foreign stockholders;
•(800) 952-9245 domestic TDD line for hearing impaired; or
•(312) 588-4110 foreign TDD line for hearing impaired.
Q:    How many shares must be present to conduct business during the Annual Meeting?
To carry on the business of the Annual Meeting, a minimum number of shares, constituting a quorum, must be present, either in person (by logging into www.virtualshareholdermeeting.com/HSY2025 and following the voting instructions) or by proxy.
On most matters to be voted on at the Annual Meeting, the votes of the holders of the Common Stock and Class B Common Stock are counted together as a single class. However, there are some matters that must be voted on only by the holders of one class of stock (as described below). We will have a quorum for all matters to be voted on during the Annual Meeting if the following number of votes is present, electronically or by proxy:
•For any matter requiring the vote of the Common Stock voting as a separate class — A majority of the votes of the Common Stock outstanding on the Record Date.
•For any matter requiring the vote of the Class B Common Stock voting as a separate class — A majority of the votes of the Class B Common Stock outstanding on the Record Date.
•For any matter requiring the vote of the Common Stock and Class B Common Stock voting together as a single class — A majority of the votes of the Common Stock and the Class B Common Stock outstanding on the Record Date.
It is possible that we could have a quorum for certain items of business to be voted on during the Annual Meeting and not have a quorum for other matters. If that occurs, then we will proceed with a vote only on the matters for which a quorum is present.
Q:    What vote is required to approve each proposal?
Assuming a quorum is present:
•Proposal No. 1: Election of Directors —
◦With respect to each of the two director nominees to be elected by the holders of the Common Stock (voting as a separate class), if the number of votes cast “FOR” the director nominee exceed the number of votes cast “AGAINST” the director nominee, then the director will be elected as a director.
◦With respect to each of the nine director nominees to be elected by the holders of the Common Stock and the Class B Common Stock (voting together as a single class), if the number of votes cast “FOR” the director nominee exceed the number of votes cast “AGAINST” the director nominee, then the director will be elected as a director.
•Proposal No. 2: Ratification of the Appointment of Ernst & Young LLP as Independent Auditors — The affirmative vote of at least a majority of the votes of the Common Stock and Class B Common Stock (voting together as a single class) represented electronically or by proxy at the Annual Meeting.

•Proposal No. 3: Advisory Vote on Named Executive Officer Compensation — The affirmative vote of at least a majority of the votes of the Common Stock and Class B Common Stock (voting together as a single class) represented electronically or by proxy at the Annual Meeting.
•Proposal No. 4: Amended and Restated Certificate of Incorporation — The affirmative vote of at least a majority of the votes of the Common Stock and Class B Common Stock (voting together as a single class) entitled to be cast at the Annual Meeting.
Q:    Are abstentions and broker non-votes counted in the vote totals?
Abstentions are counted as being present and entitled to vote in determining whether a quorum is present. Shares as to which broker non-votes exist will be counted as present and entitled to vote in determining whether a quorum is present for any matter requiring the vote of the Common Stock and Class B Common Stock voting together as a class, but they will not be counted as present and entitled to vote in determining whether a quorum is present for any matter requiring the vote of the Common Stock or Class B Common Stock voting separately as a class.
•Abstentions and broker non-votes will not be counted as votes cast on Proposal No. 1 and, therefore, will not affect the outcome of the election of directors.
•Both abstentions and broker non-votes will be counted as a vote “AGAINST” Proposal No. 4.
•Abstentions will be counted as a vote “AGAINST” Proposal Nos. 2 and 3.
•Broker non-votes will not be counted as votes cast on Proposal Nos. 2 and 3, and, therefore, will not affect the outcome of the vote on those proposals.
Q:     Who will pay the cost of soliciting votes for the Annual Meeting?
We will pay the cost of preparing, assembling and furnishing proxy solicitation and other required Annual Meeting materials. We have retained Morrow Sodali LLC to assist in the solicitation of proxies at a cost of approximately $16,500, plus reasonable out-of-pocket expenses. It is possible that our directors, officers and employees might solicit proxies by mail, telephone, telefax, electronically over the internet or by personal contact, without receiving additional compensation. In accordance with the rules of the SEC and NYSE, we will reimburse brokers, banks and other nominees, fiduciaries and custodians who nominally hold shares of our stock as of the Record Date for the reasonable costs they incur furnishing proxy solicitation and other required Annual Meeting materials to street-name holders who beneficially own those shares on the Record Date.

OTHER MATTERS
Householding of Proxy Materials
The SEC has adopted rules that allow us to send in a single envelope our Notice of Internet Availability of Proxy Materials or a single copy of our proxy solicitation and other required Annual Meeting materials to two or more stockholders sharing the same address. We may do this only if the stockholders at that address share the same last name or if we reasonably believe that the stockholders are members of the same family. If we are sending a Notice of Internet Availability of Proxy Materials, the envelope must contain a separate notice for each stockholder at the shared address. Each Notice of Internet Availability of Proxy Materials must contain a unique control number that each stockholder will use to gain access to our proxy materials and vote online. If we are mailing a paper copy of our proxy materials, the rules require us to send each stockholder at the shared address a separate proxy card.

We believe this procedure provides greater convenience to our stockholders and reinforces the Company’s Shared Goodness Promise of sustainability and protecting the environment by reducing wasteful duplicate mailings, as well as printing and mailing costs and fees. However, stockholders at a shared address may revoke their consent to the householding program and receive their Notice of Internet Availability of Proxy Materials in a separate envelope, or, if they have elected to receive a full copy of our proxy materials in the mail, receive a separate copy of these materials. If you have elected to receive paper copies of our proxy materials and want to receive a separate copy of these materials for our 2025 Annual Meeting, please call our Investor Relations Department, toll free, at (800) 539-0261, and we will deliver them promptly upon request. If you consented to the householding program and wish to revoke your consent for future years, simply call, toll free, (866) 540-7095, or write to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.
Information Regarding the 2026 Annual Meeting of Stockholders
To be eligible for inclusion in the proxy materials for the 2026 Annual Meeting of Stockholders, a stockholder proposal must be received by our Secretary by no later than November 26, 2025, and must comply in all respects with applicable rules of the SEC. Stockholder proposals should be addressed to The Hershey Company, c/o Secretary, 19 East Chocolate Avenue, Hershey, Pennsylvania 17033.
A stockholder may present a proposal not included in our proxy materials from the floor of the 2026 Annual Meeting of Stockholders only if the Secretary of the Company receives notice of the proposal, along with additional information required by our by-laws, between January 6, 2026 and February 5, 2026. Notice should be addressed to The Hershey Company, c/o Secretary, 19 East Chocolate Avenue, Hershey, Pennsylvania 17033.
The notice must contain the following additional information:
•The stockholder’s name and address;
•The stockholder’s shareholdings;
•A brief description of the proposal;
•A brief description of any financial or other interest the stockholder has in the proposal; and
•Any additional information that the SEC would require if the proposal were presented in a proxy statement.
A stockholder may nominate a director from the floor of the 2026 Annual Meeting of Stockholders only if the Secretary of the Company receives notice of the nomination, along with additional information required by our by-laws, between January 6, 2026 and February 5, 2026, at the address set forth above.
The notice must contain the following additional information:
•The stockholder’s name and address;
•A representation that the stockholder is a holder of record of any class of our equity securities;
•A representation that the stockholder intends to make the nomination in person or by proxy at the meeting;
•A description of any arrangement the stockholder has with the individual the stockholder plans to nominate and the reason for making the nomination;
•The nominee’s name, address and biographical information;
•The written consent of the nominee to serve as a director if elected; and
•Any additional information regarding the nominee that the SEC would require if the nomination were included in a proxy statement regardless of whether the nomination may be included in such proxy statement.
Any stockholder holding 25% or more of the votes entitled to be cast at the 2026 Annual Meeting of Stockholders is not required to comply with these pre-notification requirements.
A stockholder may solicit proxies in support of director nominees, other than the Company’s nominees, and include their director nominations on the Company’s proxy card for the 2026 Annual Meeting of Stockholders only if the stockholder complies with SEC Rule 14a-19 and the Secretary of the Company receives notice of the stockholder’s intent to solicit proxies, along with any additional information required by our by-laws, March 7, 2026 at the address set forth above.

APPENDIX A – GAAP TO NON-GAAP RECONCILIATION
Non-GAAP Financial Measures
While we report our financial results in accordance with U.S. generally accepted accounting principles (“GAAP”), we also use financial measures not in accordance with GAAP in order to provide additional information to investors to facilitate the comparison of past and present performance. The Company refers to these items as “adjusted” or “non-GAAP” financial measures. Some of the financial targets under our short- and long-term incentive programs are based on non-GAAP financial measures, such as adjusted earnings per share-diluted. Non-GAAP financial measures are used by management in evaluating results of operations internally and in assessing the impact of known trends and uncertainties on our business, but they are not intended to replace the presentation of financial results in accordance with GAAP. Rather, the Company believes exclusion of certain items provides additional information to investors to facilitate the comparison of past and present operations.
Adjusted earnings per share-diluted is defined as diluted earnings per share of the Company’s Common Stock, excluding certain items impacting comparability, including gains and losses associated with mark-to-market commodity derivatives, business realignment activities, acquisition and integration-related activities and other miscellaneous losses and benefits. A reconciliation of adjusted earnings per share-diluted to the nearest comparable GAAP financial measure, earnings per share-diluted, as presented in the Company’s Consolidated Statements of Income for the years ended December 31, 2024 and 2023, is provided below.

Reconciliation of Certain Non-GAAP Financial Measures
Consolidated results	Twelve Months Ended		Change (%)
	December 31, 2024 ($)	December 31, 2023 ($)
Reported EPS - Diluted	10.92	9.06	20.5
Derivative mark-to-market (gains) losses	(2.26)	0.29
Business realignment activities	0.58	0.01
Acquisition and integration-related activities	0.22	0.37
Other miscellaneous benefits	(0.03)	—
Tax effect of all adjustments reflected above	(0.06)	(0.14)
Adjusted EPS - Diluted	9.37	9.59	(2.3)
Details of the charges included in GAAP results, as summarized in the reconciliation above, are as follows:
Derivative Mark-to-Market Losses (Gains): The mark-to-market losses (gains) on commodity derivatives are recorded as unallocated and excluded from adjusted results until such time as the related inventory is sold, at which time the corresponding losses (gains) are reclassified from unallocated to segment income. Since we often purchase commodity contracts to price inventory requirements in future years, we make this adjustment to facilitate the year-over-year comparison of cost of sales on a basis that matches the derivative gains and losses with the underlying economic exposure being hedged for the period.
Business Realignment Activities: We periodically undertake restructuring and cost reduction activities as part of ongoing efforts to enhance long-term profitability. During the first quarter of 2024, we commenced the Advancing Agility & Automation Initiative to improve supply chain and manufacturing-related spend, optimize selling, general and administrative expenses, leverage new technology and business models to further simplify and automate processes, and generate long-term savings. During the 12-month period of 2024, business realignment charges related primarily to third-party costs supporting the design and implementation of the new organizational structure, as well as severance and employee benefit costs. During the fourth quarter of 2020, we commenced the International Optimization Program to streamline resources and investments in select international markets, including the optimization of our China operating model to improve efficiencies and provide a more sustainable and simplified base going forward. During the 12-month period of 2023, business realignment charges related primarily to other third-party costs related to this program, as well as severance and employee benefit costs. This program was completed in 2023.
Acquisition and Integration-Related Activities: During the 12-month period of 2024, we incurred integration-related costs for the acquisition of the Sour Strips brand from Actual Candy, LLC into our North America Confectionery segment, the 2023 acquisition of two manufacturing plants from Weaver Popcorn Manufacturing, Inc. (“Weaver”) and the integration of the 2021 acquisitions of Dot’s Pretzels, LLC (“Dot’s”) and Pretzels Inc. (“Pretzels”) into our North America Salty Snacks segment. During the 12-month period of 2023, we incurred costs related to the acquisition of two manufacturing plants from Weaver, the integration of the 2021 acquisitions of Dot's and Pretzels into our North America Salty Snacks segment and costs related to building and upgrading our new ERP system for implementation across our North America Salty Snacks segment in the fourth quarter of 2023.
Other Miscellaneous (Benefits) Losses: During the 12-month period of 2024, we recorded a gain on the sale of non-operating assets located in the International segment. During the 12-month period of 2023, we did not incur any miscellaneous benefits or losses relevant to the reconciliation of earnings per share-diluted to adjusted earnings per share-diluted.
Tax Reserve Adjustment: During the 12-month period of 2024, we recognized a $43 million positive adjustment due to the release of a prior year tax reserve associated with U.S. tax reform.
Tax Effect of All Adjustments: This line item reflects the aggregate tax effect of all pre-tax adjustments reflected in the preceding line items of the applicable table. The tax effect for each adjustment is determined by calculating the tax impact of the adjustment on the Company’s quarterly effective tax rate, unless the nature of the item and/or the tax jurisdiction in which the item has been recorded requires application of a specific tax rate or tax treatment, in which case the tax effect of such item is estimated by applying such specific tax rate or tax treatment.

APPENDIX B – AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
THE HERSHEY COMPANY

(under Section 245 of the Delaware General Corporation Law)
————
~~Hershey Foods Corporation (the “Corporation”) was originally incorporated as Hershey Chocolate Corporation. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of Delaware on October 24, 1927. This Restated Certificate of Incorporation was proposed to the stockholders of the Corporation by the Board of Directors on August 25, 1984, and duly adopted in accordance with the provisions of Sections 242 and 245 of the Delaware General Corporation Law, as amended, by an affirmative vote of the holders of at least a majority of all outstanding stock entitled to vote at a meeting of stockholders of the Corporation held at Hershey, Pennsylvania on October 9, 1984. The Restated Certificate of Incorporation as previously and herewith amended is hereby restated to read in its entirety as follows:~~

FIRST: Name.
The name of the Corporation is THE HERSHEY COMPANY.
SECOND: Registered Office and Agent.
The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.
THIRD: Purpose and Business.
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law and to conduct and promote any business in connection therewith.
FOURTH: Capital Stock.
A. Classes and Number of Shares. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 1,055,000,000 shares. The classes and the aggregate number of shares of stock of each class which the Corporation shall have authority to issue are as follows:
1. 900,000,000 shares of Common Stock, one dollar ($1.00) par value (hereinafter the “Common Stock”).
2. 150,000,000 shares of Class B Common Stock, one dollar ($1.00) par value (hereinafter the “Class B Common Stock”).
3. 5,000,000 shares of Preferred Stock, one dollar ($1.00) par value (hereinafter the “Preferred Stock”).
B. Powers and Rights of the Common Stock and the Class B Common Stock.
1. Voting Rights and Powers. With respect to all matters upon which stockholders are entitled to vote or to which stockholders are entitled to give consent, the holders of the outstanding shares of the Common Stock and the holders of any outstanding shares of the Class B Common Stock shall vote together without regard to class, and every holder of the outstanding shares of the Common Stock shall be entitled to cast thereon one (1) vote in person or by proxy for each share of the Common Stock standing in his name, and every holder of any outstanding shares of the Class B

Common Stock shall be entitled to cast thereon ten (10) votes in person or by proxy for each share of the Class B Common Stock standing in his name, provided that at such time as shares of the Class B Common Stock become outstanding, holders of the Common Stock, voting separately as a class with each holder of the outstanding shares of the Common Stock being entitled to one (1) vote in person or by proxy for each share of the Common Stock standing in his name, shall have the right to elect that number of directors so that one-sixth (calculated to the nearest whole number, rounding a fractional number of five-tenths (.5) to the next highest whole number) of the total number of directors of the Corporation fixed from time to time by, or in the manner provided for in, the By-laws of the Corporation, shall have been elected by the holders of the Common Stock. With respect to any proposed amendment to this Restated Certificate of Incorporation which would increase or decrease the number of authorized shares of either the Common Stock or the Class B Common Stock, increase or decrease the par value of the shares of the Common Stock or the Class B Common Stock, or alter or change the powers, preferences, relative voting power or special rights of the shares of the Common Stock or the Class B Common Stock so as to affect them adversely, the approval of a majority of the votes entitled to be cast by the holders of the class affected by the proposed amendment, voting separately as a class, shall be obtained in addition to the approval of a majority of the votes entitled to be cast by the holders of the Common Stock and the Class B Common Stock voting together without regard to class as hereinbefore provided.

2. Board of Directors.
a. Number. The Board of Directors shall consist of at least three members, at least one of whom shall be electable by the holders of the Common Stock voting separately as a class as hereinbefore provided.

b. Standing and Term. All directors, whether elected by the holders of both the Common Stock and the Class B Common Stock voting together or the Common Stock voting separately as a class, shall have equal standing, serve terms of equal duration and have equal voting powers.

c. Vacancies.

(1) Except as set forth in Article Fourth, Section B.2.c.(2) and (3) below, vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled:

(A) by a majority vote of the remaining directors then in office, even though less than a quorum;

(B) with respect to vacant directorships or newly created directorships electable by the holders of the Common Stock and the Class B Common Stock voting together without regard to class, by (x) the vote of a majority of the votes cast by the holders of the Common Stock and the Class B Common Stock, voting together without regard to class, at any meeting of the stockholders for the election or appointment of one or more director(s) at which a quorum is present or (y) the consent of a majority of the votes then entitled to be cast by the holders of the Common Stock and the Class B Common Stock, voting together without regard to class; or

(C) with respect to vacant directorships or newly created directorships electable by the holders of the Common Stock voting as a separate class, by (x) the vote of a majority of the votes cast by the holders of the Common Stock, voting separately as a class, at any meeting of the stockholders for the election or appointment of one or more director(s) at which a quorum is present or (y) the consent of a majority of the votes then entitled to be cast by the holders of the Common Stock, voting separately as a class.

(2) Vacancies resulting from the removal of any director(s) pursuant to Article Fourth, Section B.2.d.(1) hereof shall be filled only by (A) the vote of a majority of the votes cast by the holders of the Common Stock and the Class B Common Stock, voting together without regard to class, at any meeting of the stockholders for the election or appointment of one or more director(s) at which a quorum is present or (B) the consent of a majority of the votes then entitled to be cast by the holders of the Common Stock and the Class B Common Stock, voting together without regard to class.

(3) Vacancies resulting from the removal of any director(s) pursuant to Article Fourth, Section B.2.d.(2) hereof shall be filled only by (A) the vote of a majority of the votes cast by the holders of the Common Stock, voting separately as a class, at any meeting of the stockholders for the election or appointment of one or more director(s) at which a quorum is present or (B) the consent of a majority of the votes then entitled to be cast by the holders of the Common Stock, voting separately as a class.

d. Removal.

(1) Directors elected or electable (in the case of vacancies or newly created directorships filled by the remaining directors) by the holders of the Common Stock and the Class B Common Stock voting together without regard to class may be removed, with or without cause, only by the vote or consent of a majority of the votes then entitled to be cast by the holders of the Common Stock and Class B Common Stock, voting together without regard to class.

(2) Directors separately elected or electable (in the case of vacancies or newly created directorships filled by the remaining directors) by the holders of the Common Stock may be removed, with or without cause, only by the vote or consent of a majority of the votes then entitled to be cast by the holders of the Common Stock, voting separately as a class.

e. Common Stock Directorships Designation. At the time shares of the Class B Common Stock shall first become outstanding, the Board of Directors shall designate one-sixth (calculated to the nearest whole number, rounding a fractional number of five-tenths (.5) to the next highest whole number) of the then authorized number of directorships as directorships to be elected by the separate class vote of the holders of the Common Stock at the next meeting of stockholders at which directors are to be elected. Any director filling such a designated directorship shall hold office until his successor is elected and qualified or until his earlier resignation, death or removal.

3. Dividends and Distributions.

a. Cash Dividends. At any time shares of the Class B Common Stock are outstanding, as and when cash dividends may be declared by the Board of Directors, the cash dividend payable on shares of the Common Stock shall in all cases be ten percent (10%) higher on a per share basis than the cash dividend payable on shares of the Class B Common Stock. For purposes of calculating the cash dividend to be paid on shares of the Common Stock and the Class B Common Stock, the amount of the cash dividend declared and payable on shares of the Common Stock, determined in accordance with this provision, may be rounded up to the next highest half cent or fraction thereof.

b. Other Dividends and Distributions. Each share of the Common Stock and each share of the Class B Common Stock shall be equal in respect of rights to dividends (other than cash) and distributions, when and as declared, in the form of stock or other property of the Corporation, except that in the case of dividends or other distributions payable in stock of the Corporation other than the Preferred Stock, including distributions pursuant to stock split-ups or divisions, which occur after the date shares of the Class B Common Stock are first issued by the Corporation, only shares of the Common Stock shall be distributed with respect to the Common Stock and only shares of the Class B Common Stock shall be distributed with respect to the Class B Common Stock.

4. Other Rights. Except as otherwise required by the Delaware General Corporation Law or as otherwise provided in this Restated Certificate of Incorporation, each share of the Common Stock and each share of the Class B Common Stock shall have identical powers, preferences and rights, including rights in liquidation.

5. Issuance of the Class B Common Stock.

a. Initial Issuance. The Board of Directors may authorize by resolution the manner in which shares of the Class B Common Stock shall initially be issued and may set such terms and conditions as it deems appropriate or advisable with respect thereto, without any vote or other action by the stockholders, except as otherwise required by law. Such initial issuance shall only be to the then holders of the Common Stock.

b. Subsequent Issuance. Following initial issuance, the Board of Directors may only issue shares of the Class B Common Stock in the form of a distribution or distributions pursuant to a stock dividend on or split-up of the shares of the Class B Common Stock and only to the then holders of the outstanding shares of the Class B Common Stock in conjunction with and in the same ratio as a stock dividend on or split-up of the shares of the Common Stock.

6. Conversion of the Class B Common Stock. Each share of the Class B Common Stock may at any time be converted at the election of the holder thereof into one fully paid and nonassessable share of the Common Stock. Any holder of shares of the Class B Common Stock may elect to convert any or all of such shares at one time or at various times in such holder’s discretion. Such right shall be exercised by the surrender of the certificate representing each share of the Class B Common Stock to be converted to the agent for the registration of transfer of shares of the Class B Common Stock at its office, or to the Corporation at its principal executive offices, accompanied by a written notice of the election by the holder thereof to convert and (if so required by the transfer agent or by the Corporation) by instruments of transfer, in form satisfactory to the transfer agent and to the Corporation, duly executed by such holder or his duly authorized attorney. The issuance of a certificate or certificates for shares of the Common Stock upon conversion of shares of the Class B Common Stock shall be made without charge for any stamp or other similar tax in respect of such issuance. However, if any such certificate or certificates is or are to be issued in a name other than that of the holder of the share or shares of the Class B Common Stock converted, the person or persons requesting the issuance thereof shall pay to the transfer agent or to the Corporation the amount of any tax which may be payable in respect of any such transfer, or shall establish to the satisfaction of the transfer agent or of the Corporation that such tax has been paid. As promptly as practicable after the surrender for conversion of a certificate or certificates representing shares of the Class B Common Stock and the payment of any tax as hereinbefore provided, the Corporation will deliver or cause to be delivered at the office of the transfer agent to, or upon the written order of, the holder of such certificate or certificates, a certificate or certificates representing the number of shares of the Common Stock issuable upon such conversion, issued in such name or names as such holder may direct. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of the surrender of the certificate or certificates representing shares of the Class B Common Stock (if on such date the transfer books of the Corporation shall be closed, then immediately prior to the close of business on the first date thereafter that said books shall be open), and all rights of such holder arising from ownership of shares of the Class B Common Stock shall cease at such time, and the person or persons in whose name or names the certificate or certificates representing shares of the Common Stock are to be issued shall be treated for all purposes as having become the record holder or holders of such shares of the Common Stock at such time and shall have and may exercise all the rights and powers appertaining thereto. No adjustments in respect of past cash dividends shall be made upon the conversion of any share of the Class B Common Stock; provided, however, that if any shares of the Class B Common Stock shall be converted subsequent to the record date for the payment of a cash or stock dividend or other distribution on shares of the Class B Common Stock but prior to such payment, the registered holder of such shares at the close of business on such record date shall be entitled to receive the cash or stock dividend or other distribution payable to holders of the Common Stock. The Corporation shall at all times reserve and keep available, solely for the purpose of issue upon conversion of outstanding shares of the Class B Common Stock, such number of shares of the Common Stock as may be issuable upon the conversion of all such outstanding shares of the Class B Common Stock, provided, the Corporation may deliver shares of the Common Stock which have previously been exchanged for shares of the Class B Common Stock or which are held in the treasury of the Corporation for shares of the Class B Common Stock to be converted. If any shares of the Common Stock require registration with or approval of any governmental authority under any federal or state law before such shares of the Common Stock may be issued upon conversion, the Corporation will cause such shares to be duly registered or approved, as the case may be. The Corporation will endeavor to list shares of the Common Stock required to be delivered upon conversion prior to such delivery upon any national securities exchange or national market system on which the outstanding shares of the Common Stock may be listed at the time of such delivery. All shares of the Common Stock which may be issued upon conversion of shares of the Class B Common Stock will, upon issue, be fully paid and nonassessable.

7. Duration of Class Rights and Powers. At any time when:

a. Hershey Trust Company (a Pennsylvania corporation), as Trustee for Milton Hershey School (a Pennsylvania not-for-profit corporation) under Deed of Trust dated November 15, 1909, or any successor to Hershey Trust Company as Trustee for Milton Hershey School, or Milton Hershey School, ceases to hold (1) more than fifty percent (50%) of the outstanding shares of the Class B Common Stock at a time when shares of such class are outstanding and (2) at least fifteen percent (15%) of the total number of shares of the Common Stock and the Class B Common Stock outstanding; or

b. there shall be only shares of either the Common Stock or shares of the Class B Common Stock outstanding;

any shares of the Class B Common Stock which are then outstanding shall, without any action by the Board of Directors or the holder or holders thereof, automatically convert into and become for all purposes shares of the Common Stock, and the provisions of this Certificate of Incorporation which provide for different voting or cash dividend rights for the Common Stock and the Class B Common Stock shall not be of any effect. All shares of either or both the Common Stock or the Class B Common Stock which are then outstanding shall have equal and general voting power in the election of directors and in all other matters upon which stockholders of the Corporation are entitled to vote or give consent, even if at such time there shall have been fixed by the Board of Directors a record date for voting at any meeting of stockholders. If any cash dividends shall have been declared at such time but not paid, holders of the Class B Common Stock shall be entitled to the same cash dividend payable to holders of the Common Stock, and future cash dividends, as and when declared, shall be payable at the same rate for all shares of the one class of Common Stock then outstanding. The Board of Directors is hereby authorized to take such actions, consistent with the Delaware General Corporation Law, as it deems appropriate or advisable with respect to the replacement of certificates then outstanding evidencing ownership of the Class B Common Stock, or otherwise, in order to carry into effect the foregoing provisions.

C. Preferred Stock. The powers, preferences, rights, qualifications, limitations and restrictions pertaining to the Preferred Stock, or any series thereof, shall be such as may be fixed by the Board of Directors in its sole discretion, authority so to do being hereby expressly vested in such Board.

D. Issuance of the Common Stock and the Preferred Stock. The Board of Directors of the Corporation may from time to time authorize by resolution the issuance of any or all shares of the Common Stock and the Preferred Stock herein authorized in accordance with the terms and conditions set forth in this Restated Certificate of Incorporation for such purposes, in such amounts, to such persons, corporations, or entities, for such consideration, and in the case of the Preferred Stock, in one or more series, all as the Board of Directors in its discretion may determine and without any vote or other action by the stockholders, except as otherwise required by law, provided, however, that, subject to the provisions of subparagraph B.7 of this paragraph FOURTH, the approval of Hershey Trust Company (a Pennsylvania corporation), as Trustee for Milton Hershey School (a Pennsylvania not-for-profit corporation), under Deed of Trust dated November 15, 1909, or any successor to Hershey Trust Company as Trustee for Milton Hershey School, or Milton Hershey school, as appropriate, shall be obtained prior to the Board of Directors of the Corporation authorizing the issuance of any shares of the Common Stock or the Preferred Stock, or taking any other action, which would cause said Hershey Trust Company, successor Trustee, or Milton Hershey School to cease to be able at any time (either at a meeting of stockholders or by written consent) to cast a majority of the votes entitled to be cast with regard to any matter upon which the Class B Common Stock is entitled to vote either separately as a class or together with any other class. At any time shares of the Class B Common Stock are outstanding, the Board of Directors may issue shares of the Common Stock in the form of a distribution or distributions pursuant to a stock dividend on or split-up of the shares of the Common Stock only to the then holders of the outstanding shares of the Common Stock and in conjunction with and in the same ratio as a stock dividend on or split-up of the shares of the Class B Common Stock.

FIFTH: Term of Existence.

The Corporation is to have perpetual existence.

SIXTH: Management of the Business of the Corporation.

The following provisions are adopted for the management of the business and for the conduct of the affairs of the Corporation and for further creating, defining, limiting and regulating the powers of the Corporation, the directors and the stockholders:

A. The business and affairs of the Corporation shall be managed by or under the direction of its Board of Directors. The Board of Directors shall have and may exercise all the powers of the Corporation, without any action of or by the stockholders, except as otherwise provided by the Delaware General Corporation Law, this Restated Certificate of Incorporation or the By-laws.

B. To the fullest extent permitted by the Delaware General Corporation Law as it presently exists or may be amended from time to time, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this provision shall not adversely affect any right or protection of a director of the Corporation in respect of any act or omission occurring prior to or at the time of such repeal or modification.

C. The Board of Directors shall have and may exercise the power to adopt, amend or repeal the By-laws.

D. Elections of directors of the Corporation need not be by written ballot, except to the extent provided for in the By-laws.

SEVENTH: Amendment.

The Corporation reserves the right to amend, alter, change, add to or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by the Delaware General Corporation Law, and all rights herein conferred on officers, directors and stockholders are granted subject to this reservation.

HERSHEY

THE HERSHEY COMPANY
P.O. BOX 819
HERSHEY, PA 17033-0819

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions until 11:59 p.m. EDT on May 5, 2025. Have your proxy and voting instruction card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During the Meeting - www.virtualshareholdermeeting.com/HSY2025
You may attend the meeting via the Internet and vote during the meeting. Have your proxy and voting instruction card in hand when you access the website and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions until 11:59 p.m. EDT on May 5, 2025. Have your proxy and voting instruction card in hand when you call and follow the instructions from the telephone voting site.

VOTE BY MAIL
Mark, sign and date your proxy and voting instruction card and return it in the postage-paid envelope we have provided or return it to The Hershey Company, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V62431-P22577

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY AND VOTING INSTRUCTION CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

THE HERSHEY COMPANY

The Board of Directors recommends you vote FOR each of the following nominees:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Michele G. Buck
02) Timothy W. Curoe
03) Mary Kay Haben
04) Huong Maria T. Kraus
05) Deirdre A. Mahlan
06) Barry J. Nalebuff
07) Kevin M. Ozan
08) Juan R. Perez
09) Marie Quintero-Johnson
10) Cordel Robbin-Coker
11) Harold Singleton III

The Board of Directors recommends you vote FOR Proposals 2, 3 and 4:

	For	Against	Abstain
2. Ratify the appointment of Ernst & Young LLP as independent auditors for 2025.	☐	☐	☐
3. Approve named executive officer compensation on a non-binding advisory basis.	☐	☐	☐
4. Approve the Company's Amended and Restated Certificate of Incorporation.	☐	☐	☐

The proxies are authorized to vote, in their discretion, for a substitute should any nominee become unavailable for election and upon such other business as may properly come before the meeting.

NOTE: Please follow the instructions above to vote by Internet or telephone, or mark, sign (exactly as name(s) appear(s) above) and date this card and mail promptly in the postage-paid, return envelope provided. Executors, administrators, trustees, attorneys, guardians, etc., should so indicate when signing.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

THE HERSHEY COMPANY
2025 Annual Meeting of Stockholders

Tuesday, May 6, 2025
10:00 a.m. EDT

Virtual Meeting Site: *www.virtualshareholdermeeting.com/HSY2025*

Important Notice Regarding the Availability of Proxy Materials for the 2025 Annual Meeting of Stockholders to be held on May 6, 2025: The Notice of 2025 Annual Meeting and Proxy Statement, 2024 Annual Report to Stockholders and Proxy Card are available at *www.proxyvote.com*.

▼ FOLD AND DETACH HERE ▼ ▼ FOLD AND DETACH HERE ▼

V62432-P22577

THE HERSHEY COMPANY

STOCKHOLDER'S PROXY AND VOTING INSTRUCTION CARD

The undersigned hereby appoints Michele G. Buck and James Turoff, and each of them, as proxies, with full power of substitution, to attend The Hershey Company (the "Company") Annual Meeting of Stockholders to be held at 10:00 a.m. EDT, May 6, 2025, or at any adjournment thereof, and to vote all of the undersigned's shares of the Company's Common Stock in the manner directed on the reverse side of this card. The shares represented by this proxy, when executed properly, will be voted in the manner directed. **If direction is not given but the card is signed, this proxy will be voted FOR the election of all nominees under Proposal 1, FOR Proposal 2, FOR Proposal 3 and FOR Proposal 4 as set forth on the reverse side, and in the discretion of the proxies with respect to such other business as may properly come before the meeting.**

This proxy is solicited on behalf of the Board of Directors pursuant to a separate Notice of 2025 Annual Meeting and Proxy Statement dated March 26, 2025, receipt of which is hereby acknowledged. The shares of Common Stock represented by this proxy shall be entitled to one vote for each such share held. Except with regard to voting separately as a class on the election of Deirdre A. Mahlan and Kevin M. Ozan, shares of Common Stock will vote together with shares of Class B Common Stock without regard to class.

THIS PROXY AND VOTING INSTRUCTION CARD IS CONTINUED ON THE REVERSE SIDE.

HERSHEY

THE HERSHEY COMPANY
P.O. BOX 819
HERSHEY, PA 17033-0819

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions until 11:59 p.m. EDT on May 5, 2025. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During the Meeting - www.virtualshareholdermeeting.com/HSY2025
You may attend the meeting via the Internet and vote during the meeting. Have your proxy card in hand when you access the website and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions until 11:59 p.m. EDT on May 5, 2025. Have your proxy card in hand when you call and follow the instructions from the telephone voting site.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to The Hershey Company, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V62433-Z89097 — KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE HERSHEY COMPANY

The Board of Directors recommends you vote FOR each of the following nominees:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Michele G. Buck
02) Timothy W. Curoe
03) Mary Kay Haben
04) Huong Maria T. Kraus
05) Barry J. Nalebuff
06) Juan R. Perez
07) Marie Quintero-Johnson
08) Cordel Robbin-Coker
09) Harold Singleton III

The Board of Directors recommends you vote FOR Proposals 2, 3 and 4:

	For	Against	Abstain
2. Ratify the appointment of Ernst & Young LLP as independent auditors for 2025.	☐	☐	☐
3. Approve named executive officer compensation on a non-binding advisory basis.	☐	☐	☐
4. Approve the Company's Amended and Restated Certificate of Incorporation.	☐	☐	☐

The proxies are authorized to vote, in their discretion, for a substitute should any nominee become unavailable for election and upon such other business as may properly come before the meeting.

NOTE: Please follow the instructions above to vote by Internet or telephone, or mark, sign (exactly as name(s) appear(s) above) and date this card and mail promptly in the postage-paid, return envelope provided. Executors, administrators, trustees, attorneys, guardians, etc., should so indicate when signing.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

THE HERSHEY COMPANY
2025 Annual Meeting of Stockholders

Tuesday, May 6, 2025
10:00 a.m. EDT

Virtual Meeting Site: *www.virtualshareholdermeeting.com/HSY2025*

Important Notice Regarding the Availability of Proxy Materials for the 2025 Annual Meeting of Stockholders to be held on May 6, 2025: The Notice of 2025 Annual Meeting and Proxy Statement, 2024 Annual Report to Stockholders and Proxy Card are available at *www.proxyvote.com*.

▼ FOLD AND DETACH HERE ▼ ▼ FOLD AND DETACH HERE ▼

V62434-Z89097

THE HERSHEY COMPANY

CLASS B COMMON STOCK

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned, having received the Notice of 2025 Annual Meeting and Proxy Statement of The Hershey Company (the "Company") dated March 26, 2025, appoints Michele G. Buck and James Turoff, and each of them, as proxies, with full power of substitution, to represent and vote all of the undersigned's shares of the Company's Class B Common Stock at the Annual Meeting of Stockholders to be held at 10:00 a.m. EDT, May 6, 2025, or at any adjournment thereof.

The shares represented by this proxy will be voted in the manner directed herein by the undersigned stockholder(s), who shall be entitled to cast ten votes for each such share held. If direction is not given but the card is signed, this proxy will be voted FOR the election of all nominees under Proposal 1, FOR Proposal 2, FOR Proposal 3 and FOR Proposal 4 as set forth on the reverse side, and in the discretion of the proxies with respect to such other business as may properly come before the meeting.

This proxy is continued on the reverse side.